   As filed with the Securities and Exchange Commission on _____, 1997
                                            Registration No. 33-___________
----------------------------------------------------------------------------

                  U.S. SECURITIES AND EXCHANGE COMMISSION
                          Washington, D.C.  20549
                          -----------------------
                                  FORM SB-2
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                          -----------------------

                         PHYSICAL SPA & FITNESS INC.
              (Name of small business issuer in its charter)
                          ------------------------

   Delaware                         7997                      13-102699
(State or other        (Primary Standard Industrial       (I.R.S. Employer
jurisdiction of         Classification code Number)      Identification No.)
incorporation or
 organization)
                          ------------------------


12/F-15F Lee Theatre Plaza                    12/F-15F Lee Theatre Plaza
99 Percival St., Causeway Bay                 99 Percival St., Causeway Bay,
Hong Kong                                     Hong Kong
(852) 2572-8888                               (852) 2572-8888
(Address and telephone number of              (Address of principal place
principal executive office)                   of business)


                                 Jill Bodnar
                                  President
                          12/F - 15/F Lee Theatre Plaza
                      99 Percival St., Causeway Bay Hong Kong
                               (852) 2572-8888
        (Name, address and telephone number of agent for service)
                          ------------------------
                                 COPIES TO:


       Iwona J. Alami, Esq.                         Robert P. Abdo, Esq.
   Law Offices of Iwona J. Alami                      Abdo & Abdo P.A.
120 Newport Center Drive, Suite 200          710 N. Star West, 625 Marquette
    Newport Beach, CA 92660                      Minneapolis, MN  55402
                          -------------------------

            Approximate Date of Proposed Sale to the Public.
As soon as practicable after this Registration Statement becomes effective.

   If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act of 1933 (the "Securities Act"), please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering.
   If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.
   If delivery of the Prospectus is expected to be made pursuant to Rule 343, please check the following box.




                                   CALCULATION OF REGISTRATION FEE


Title of Each Class of   Dollar amount         Proposed Maximum   Proposed Maximum     Amount of
Securities to be         to be                 Offering Price     Aggregate Offering   Registration
Registered               Registered(1)(2)(3)   Per Share (1)      Price (1)(2)(3)      Fee
---------------------    -------------------   ----------------   ------------------   ------------
Common Stock, $0.001
 par value                  $1,725,000.00         $4.00               $1,725,000.00      $594.83

Common Stock, $0.001 par
 value offered by selling
 shareholders                 $750,000.00         $4.00                 $750,000.00      $258.62

Common Stock Purchase
 Warrants                     $143,750.00         $0.33                 $143,750.00       $49.57

Common Stock, $0.001 par
 value, underlying Common
 Stock Purchase Warrants,
$6.00 exercise price        $2,587,500.00         $6.00               $2,587,500.00      $892.24

Representative's Common
 Stock Purchase Warrants (4)     $43.125         $0.001                     $43.125        $0.02

Common Stock, $0.001 par
 value, underlying
 Representative's Common
 Stock Purchase Warrants,
 $4.80 exercise price (5)    $207,000.00          $4.80                 $207,000.00       $71.38

Representative's Common
 Stock Purchase Warrants (6)  $17,250.00          $0.40                  $17,250.00        $5.95

Common Stock, $0.001 par
 value, underlying Common
 Stock Purchase Warrants,
 $6.00 exercise price(7)     $258,750.00          $6.00                 $258,750.00       $89.22

Total                                                                 $5,689,293.125    1,961.83







(1) Estimated solely for the purpose of computing the registration fee pursuant to Rule 457.

(2) Includes 56,250 shares of Common Stock that Global Financial Group (the "Selling Agent" or "Representative") has the option to purchase to cover over-allotments, if any.
(3) Includes 56,250 Common Stock Purchase Warrants that the Representative has the option to purchase to cover over-allotments, if any.
(4) Represents Common Stock Purchase Warrants issuable to the Representative ("Representative Warrants (I)") as an additional compensation for the Representative in connection with the sale of 375,000 shares of Common Stock (including over-allotments) in this Offering. See "Plan of Distribution".
(5) Represents Common Stock issuable upon exercise of the Representative Warrants (I). Pursuant to Rule 416 promulgated under the Securities Act of 1933, this Registration Statement also covers any additional shares of Common Stock which may become issuable by reason of the antidilution provisions of the Representative Warrants (I).
(6) Represents Common Stock Purchase Warrants issuable to the Representative ("Representative Warrants (II)") as an additional compensation for the Representative in connection with the sale of 375,000 Common Stock Purchase Warrants (including over-allotments) in this Offering. Such Representative's Warrants (II) shall be issuable to the Representative upon an exercise by the Representative of the warrant to purchase
Representative Warrants (II).   See "Plan of Distribution".
(7) Represents Common Stock issuable upon exercise of the Representative Warrants (II). Pursuant to Rule 416 promulgated under the Securities Act of 1933, this Registration Statement also covers any additional shares of Common Stock which may become issuable by reason of the antidilution provisions of the Representative Warrants (II).

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with
Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.




                                     Physical Spa & Fitness Inc.



                                        CROSS REFERENCE SHEET



                              Pursuant to Item 501(b) of Regulations S-B

                                   Showing Location in the Prospectus
                             of Information Required by Items of Form SB-2

Form SB-2 Item Number and Caption                   Prospectus
1.  Forepart of Registration Statement and          Facing page of Registration Statement:
    Outside Front Cover Page of Prospectus .........Outside Front Cover Page of Prospectus
2.  Inside Front and Outside back Cover             Available Information: Incorporation of
    Pages of Prospectus ............................Certain Documents by Reference: Table of
                                                    Contents
3.  Summary Information; Risk Factors ..............Prospectus Summary; Risk Factors
4.  Use of Proceeds ................................Prospectus Summary; The Company; Use of
                                                    Proceeds
5.  Determination Offering Price ...................Risk Factors; Plan of Distribution
6.  Dilution .......................................Dilution
7.  Selling Security Holders .......................Principal and Selling Shareholders
8.  Plan of Distribution ...........................Plan of Distribution
9.  Legal Proceedings ..............................Not Applicable
10. Directors, Executive Officers, Promoters
    and Control Persons ............................Management and Principal Shareholders
11. Security Ownership of Certain Beneficial
    Owners and Management ..........................Principal and Selling Shareholders
12. Description of Securities to be Registered .....Description of Securities
13. Interests of Named Experts and Counsel .........Not Applicable
14. Disclosure of Commission Position on
    Indemnification for Securities Act
    Liabilities ....................................Indemnification of Directors and Officers
15. Organization Within Last Five Years ............The Company
16. Description of Business ........................The Company
17. Management's Discussion and Analysis of
    Plan of Operation ..............................Management's Discussion and Analysis of
                                                    Financial Condition and Results of Operations
18. Description of Property ........................The Company (Properties)
19. Certain Relationships and Related Transactions .Certain Transactions
20. Market for Common Equity and Related
    Stockholder Matters ............................Risk Factors; Plan of Distribution
21. Executive Compensation .........................Executive Compensation
22. Consolidated Financial Statements ..............Consolidated Financial Statements
23. Changes In and Disagreements With Accountants
    on Accounting and Financial Disclosure .........Not Applicable


PROSPECTUS



                  SUBJECT TO COMPLETION, DATED __________, 1997





                          PHYSICAL SPA & FITNESS INC.



                          562,500 SHARES COMMON STOCK
                    375,000 COMMON STOCK PURCHASE WARRANTS

   Physical Spa & Fitness Inc., a Delaware corporation ("the Company," includes the Company's operating subsidiaries unless otherwise noted) is offering on a "best efforts" and "all or nothing" offering basis, 375,000 shares of its Common Stock (the "Shares"), for $4.00 per share and 375,000 warrants to purchase the Company's Common Stock for $0.33 per warrant (the "Common Stock Purchase Warrants" or "Warrants"); the 187,500 shares of Common Stock of the Company are being offered by certain selling shareholders (the "Selling Shareholders"; see "Principal and Selling Shareholders") for $4.00 per share (collectively, the "Offering"). Each Warrant entitles the holder to purchase one share of Common Stock until ______, 2002 at an exercise price of $6.00 per share, subject to certain adjustments and subject to the Company's right to redeem. Commencing one year after the date hereof, the Warrants will be redeemable, in whole but not in part, for $0.05 per Warrant (the "Redemption Price"), at the option of the Company, upon 30 days' written notice at any time after the closing bid price of the Company's Common Stock is at least $8.00 per share for 30 consecutive business days ending within 15 days of the date of the notice of redemption. If Warrants are not exercised by the holder(s) thereof within such 30-day period, then they may be redeemed by the Company at the Redemption Price. See "Description of Securities-Common Stock." The Company will not receive any of the proceeds from the sale of the shares by Selling Shareholders. Selling Shareholders will be responsible for their own selling expenses. No shares of Common Stock of Selling Shareholders will be sold to the public in this Offering until a maximum of 375,000 shares of Common Stock and a maximum of 375,000 Warrants offered hereby by the Company are first sold.

   Only a limited public securities market with sporadic trading existed for the Company's Common Stock prior to this Offering. Although the Company has applied for listing on The Nasdaq SmallCap Market for its Common Stock and its Common Stock Purchase Warrants under the proposed symbols: "PFIT" (Common Stock) and "PFITW" (Warrants), there can be no assurance that an active public trading market for such securities will be developed or sustained.

INVESTMENT IN THE COMMON STOCK OFFERED HEREBY INVOLVES A HIGH DEGREE OF RISK. POTENTIAL INVESTORS SHOULD NOT INVEST IN THESE SECURITIES UNLESS THEY CAN AFFORD TO LOSE THEIR ENTIRE INVESTMENT. SEE "RISK FACTORS" FOR CERTAIN CONSIDERATIONS RELEVANT TO AN INVESTMENT IN THE COMMON STOCK.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.




            Price to Public  Selling Agent's  Proceeds to Issuer   Proceeds to Selling
                             Discount (1)     (2)(3)               Shareholders (1)(2)(3)
            ---------------  ---------------  ------------------   ------------------------
Per Share        $4.00           $.40           $3.60                $3.60

Per Warrant      $0.33           $.033          $0.300               _____

Total (3)        $2,375,000      $237,500       $1,462,500           $675,000


                                                      (Footnotes continued on the following page)


                            GLOBAL FINANCIAL GROUP

                The Date of this Prospectus is __________, 1997

   (1) Does not include (i) additional compensation to Global Financial Group (the "Selling Agent" or "Representative") in the form of a non-accountable expense allowance equal to 3% of the gross proceeds of the Offering (including proceeds from the sale of the Shares by Selling Shareholders), of which $25,000 has been prepaid; (ii) reimbursement by the Company to the Representative of $20,000 of legal fees and expenses incurred by the Representative; (iii) additional compensation to the Representative through the sale to the Representative, for nominal consideration of $0.001 per warrant, of warrants (the "Representative Warrants I") entitling the holder thereof to purchase certain number of shares of Common Stock equal to 10% of the Common Stock sold by the Representative in this Offering, at a price of $4.80 (120% of the $4.00 per share offering price) for a period of five years commencing one year from the date of this Prospectus; (iv) additional compensation to the Representative through the sale to the Representative, for nominal consideration of $0.001 of a warrant to purchase certain number of warrants equal to 10% of the Warrants sold by the Representative in this Offering, at a price of $0.40 (120% of the $0.33 per warrant offering price) entitling the holder thereof to purchase certain number of shares of Common Stock at an exercise price of $6.00 per share for a period of five years commencing one year from the date of this Prospectus (the "Representative Warrants II") ("Representative Warrants I" and "Representative Warrants II" shall be referred to collectively as "Representative Warrants") . See "Plan of Distribution."

   (2) Before deduction of estimated expenses of $131,672 payable by the Company, not including the 3% non-accountable expense allowance, including among others, registration and filing fees (including blue sky filing fees), professional fees and printing expenses. Total expenses of the Offering by the Company, including Selling Agent's discounts and commissions, should approximate $342,922 ($374,610 if the Representative's over-allotment options for the Shares and the Warrants, respectively, are exercised in full), for estimated net proceeds to the Company of $1,282,078 ($1,494,140 if the Representative's over-allotment options are exercised in full).
Total expenses of the Selling Shareholders in this Offering should approximate $97,500, for the estimated net proceeds to the Selling Shareholders of $652,500.

   (3) Assumes sale of the maximum offering of 375,000 Shares and 375,000 Warrants ("Maximum Offering"). The Company has granted the Representative an option, exercisable within 45 days of the effective date of this registration statement, to purchase up to an additional 56,250 shares of the Common Stock and 56,250 Warrants at the public offering price, less Selling Agent's discounts and commissions, solely for the purpose of covering over-allotments, if any. In the foregoing table, the amounts shown assume the over-allotment options for the shares of Common Stock and Warrants, respectively, will not be exercised. If the over-allotment options are exercised in full, the price of the Common Stock to the public would be $1,868,750; the Selling Agent's discounts to the Company would be $186,875; the Proceeds to the Issuer would be $1,681,875 and the Proceeds to Selling Shareholders would be $675,000. If the over-allotment options for the shares of Common Stock and Warrants, respectively, are exercised, the Representative shall be entitled to additional compensation of Representative Warrants I and Representative Warrants II. See "Plan of Distribution".

   The Shares and Warrants offered hereby, are being offered by the Selling Agent on behalf of the Company, on a "best efforts" and "all or nothing" offering basis. The Offering will be completed only if the maximum of 375,000 shares of Common Stock and 375,000 Warrants ("Maximum Offering") are sold herein by January 15, 1998, which period may be extended for up to an additional 30 days by the Company and the Selling Agent (the "Offering Period"). In the event the Maximum Offering is not achieved prior to the expiration of the Offering Period, this Offering will terminate and all funds will be returned promptly to the subscribers without deduction therefrom or interest thereon. The Selling Shareholders will be responsible for their own selling expenses. The Selling Agent reserves the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. It is expected that the certificates representing the shares of Common Stock will be ready for delivery at the offices of Abdo & Abdo, P.A., Minneapolis, Minnesota, within 10 business days after the date the Registration Statement is declared effective by the Securities and Exchange Commission (the "Commission").

                           AVAILABLE INFORMATION

   The Company is not presently subject to the reporting requirements of the Securities Exchange Act of 1934. The Company has filed with the Securities and Exchange Commission a Registration Statement on Form SB-2 (together with all amendments and exhibits thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act") with respect to the securities offered hereby. This Prospectus, which constitutes a part of the Registration Statement, omits certain information contained in the Registration Statement on file with the Commission pursuant to the Securities Act and the rules and regulations of the Commission thereunder. The Registration Statement, including the exhibits thereto, may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Commission's regional offices located at 7 World Trade Center, 13th Floor, New York, New York 10048 and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60611. Copies of such material may be obtained by mail at prescribed rates from the Public Reference Branch of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates, and via Commission's address on the World Wide Web at http:// www.sec.gov. Statements contained in this Prospectus as to the contents of any contract or other document referred to are not necessarily complete and in each instance reference is made to the copy of such contract or other document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference.

   IN CONNECTION WITH THIS OFFERING, THE UNDERWRITERS MAY OVER-ALLOT OR EFFECT TRANSACTIONS WHICH STABILIZE OR MAINTAIN THE MARKET PRICE OF THE COMMON STOCK AT A LEVEL ABOVE THAT WHICH MIGHT OTHERWISE PREVAIL IN THE OPEN MARKET. SUCH TRANSACTIONS MAY BE EFFECTED ON THE NASDAQ SYSTEM OR OTHERWISE. SUCH STABILIZING, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME.

   IN CONNECTION WITH THIS OFFERING, CERTAIN UNDERWRITERS (AND SELLING GROUP MEMBERS) MAY ENGAGE IN PASSIVE MARKET MAKING TRANSACTIONS IN THE COMMON STOCK ON THE NASDAQ SYSTEM IN ACCORDANCE WITH RULE 10-BA UNDER THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED. SEE "UNDERWRITING."

                               TABLE OF CONTENTS

PROSPECTUS SUMMARY   ......................................................1

RISK FACTORS   ............................................................7

USE OF PROCEEDS   ........................................................16

DILUTION   ...............................................................19

PRICE RANGE OF SECURITIES   ..............................................20

DIVIDEND POLICY   ........................................................20

CAPITALIZATION   .........................................................21

SELECTED FINANCIAL DATA   ................................................22

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
           AND RESULTS OF OPERATIONS   ...................................23

BUSINESS OF THE COMPANY   ................................................30

       GENERAL   .........................................................30

       ORGANIZATION   ....................................................30

       OWNERSHIP STRUCTURES IN CHINA   ...................................33

       OVERVIEW OF THE COMPANY'S MARKETS   ...............................34

       HISTORY   .........................................................36

       BUSINESS STRATEGY   ...............................................38

       COMPETITION   .....................................................42

       TRADEMARKS AND TRADE NAMES   ......................................45

       SEASONALITY   .....................................................45

       INSURANCE   .......................................................45

       RESEARCH AND DEVELOPMENT   ........................................45

       EMPLOYEES   .......................................................45

       PROPERTIES   ......................................................46

       GOVERNMENT REGULATIONS   ..........................................48

MANAGEMENT   .............................................................51

       DIRECTORS AND EXECUTIVE OFFICERS   ................................51

       EXECUTIVE COMPENSATION   ..........................................52

       INDEMNIFICATION OF DIRECTORS AND OFFICERS   .......................53

       EMPLOYMENT AND RELATED AGREEMENTS   ...............................53

       1997 STOCK OPTION PLAN   ..........................................53

       CERTAIN TRANSACTIONS   ............................................54

PRINCIPAL AND SELLING STOCKHOLDERS   .....................................55

DESCRIPTION OF SECURITIES   ..............................................57

SHARES ELIGIBLE FOR FUTURE SALE   ........................................58

TAXATION   ...............................................................59

PLAN OF DISTRIBUTION   ...................................................61

LEGAL MATTERS   ..........................................................63

EXPERTS   ................................................................63

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS   ............................F-1

                            PROSPECTUS SUMMARY

   THIS PROSPECTUS CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE "SAFE HARBOR" PROVISIONS OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995. REFERENCE IS MADE IN PARTICULAR TO THE DESCRIPTION OF THE COMPANY'S PLANS AND OBJECTIVES FOR FUTURE OPERATIONS, ASSUMPTIONS UNDERLYING SUCH PLANS AND OBJECTIVES AND OTHER FORWARD-LOOKING STATEMENTS INCLUDED IN "PROSPECTUS SUMMARY", "USE OF PROCEEDS", MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND "BUSINESS" IN THIS PROSPECTUS. SUCH STATEMENTS ARE BASED ON MANAGEMENT'S CURRENT EXPECTATIONS AND ARE SUBJECT TO A NUMBER OF FACTORS AND UNCERTAINTIES WHICH COULD CAUSE ACTUAL RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS. FACTORS WHICH COULD CAUSE SUCH RESULTS TO DIFFER MATERIALLY FROM THOSE DESCRIBED IN THE FORWARD-LOOKING STATEMENTS INCLUDE THOSE SET FORTH IN THE RISK FACTORS BELOW.

   THE FOLLOWING SUMMARY IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO, AND SHOULD BE READ IN CONJUNCTION WITH, THE MORE DETAILED INFORMATION AND THE CONSOLIDATED FINANCIAL STATEMENTS (INCLUDING THE NOTES THERETO) APPEARING ELSEWHERE IN THIS PROSPECTUS. THE COMPANY PUBLISHES ITS FINANCIAL STATEMENTS IN HONG KONG DOLLARS, THE LAWFUL CURRENCY OF HONG KONG ("HK$"). IN THIS PROSPECTUS, REFERENCES TO "US$" OR "US DOLLARS" ARE TO UNITED STATES DOLLARS. TRANSLATIONS OF AMOUNTS FROM HONG KONG DOLLARS, TO US DOLLARS ARE FOR THE CONVENIENCE OF THE READER AND FOR REFERENCE ONLY. NO REPRESENTATION IS MADE THAT THE HONG KONG DOLLAR AMOUNTS COULD HAVE BEEN, OR COULD BE, CONVERTED INTO U.S. DOLLARS AT ANY CERTAIN RATE. SEE "RISK FACTORS RELATING TO OPERATIONS IN CHINA AND HONG KONG - FOREIGN CURRENCY EXCHANGE".


                                 THE COMPANY

   Physical Spa & Fitness, Inc. (the "Company"), through its subsidiaries, operates fitness and spa centers in Hong Kong and the People's Republic of China ("China" or the "PRC"). The Company currently operates nine facilities: six in Hong Kong and three in China under the name "Physical Ladies' Club", with the exception of two centers (Mei Foo and Renaissance Beauty Centre - see "Company - Organization"). All of the Company's operations, including the operating of the fitness and spa centers, property holding, investment holding and other corporate activities are conducted through the Company's wholly-owned or majority-owned subsidiaries or joint ventures. See "Business of the Company - Organization". The fitness and spa centers in Hong Kong are operated by two of the Company's subsidiaries. Physical Health Centre Hong Kong Limited, a Hong Kong corporation and a majority (91.4%) owned subsidiary of the Company, operates the following centers in Hong Kong: Causeway Bay, Tsimshatsui, Shatin, Mei Foo and Kowloon City. The sixth center, Renaissance Beauty Centre, is operated by the Company's majority (70%) owned subsidiary, Supreme Resources Limited, a Hong Kong corporation.

   The Company's facilities in China are operated by two joint ventures:
Shanghai Physical Ladies' Club Co., Ltd. ("Shanghai Joint Venture"), which operates two centers in the city of Shanghai, and Dalian Physical Ladies' Club Co., Ltd. ("Dalian Joint Venture"), which operates fitness and spa facility in the city of Dalian. The Company, through its subsidiaries, holds a 88.5% interest in the Shanghai Joint Venture and a 90% interest in the Dalian Joint Venture. The minority interest in the respective joint ventures is held by the joint venture's Chinese partner. China regulations of the fitness and spa facilities encourage joint ventures with a foreign company and provide less restrictive regulations of such form of business entities. See "Government Regulation - China".

   The Company provides its customers, at each location, with access to a wide range of U.S.- styled fitness and spa services. The Company offers to its customers a membership for the use of its fitness facilities, which include extensive aerobics programs, personalized training, cardiovascular conditioning and strength training. The facilities are equipped with the latest in Western exercise equipment, including LifeFitness, Cybex, Flex and Reebok Skywalker. Spa and beauty treatment services are provided to both members and visitors, and include skin care and facial treatments, massage, relaxation programs, weight-management programs and personalized make-up consultations. The Company also sells at the facilities a variety of exercise clothing and European beauty products and cosmetics. Management believes that the Company is among the top providers of fitness, exercise, and spa/beauty treatment services in Hong Kong and China, with approximately 55,000 members.

   The Company's strategy is to provide a one-stop fitness and beauty center for women. With the exception of the Mei Foo location in Hong Kong, all other facilities in Hong Kong and China are exclusively for women. Management believes that the Company's market leading position in Hong Kong and its successful entrance into China's market is a result of its strategy of combining fitness and beauty services in a single facility that offers state-of-the art exercise equipment, superior quality beauty treatments and professional staff.

   The Company believes that it is one of the first companies to provide Western fitness and spa services in China. In 1994, the predecessor companies of Physical Beauty & Fitness Holdings Limited, a British Virgin Islands corporation ("Physical Limited"), the holding company of the Company's subsidiaries, began a process of expansion into targeted market
segments in China.   In 1994, the Company through Shanghai Joint Venture
opened the Company's first China operation in Huangpu, Shanghai, with a fitness center comprising of approximately 15,000 square feet to provide fitness and spa treatment facilities. Since then the center has been operating profitably, and another center of similar size was opened in Hongqiao, Shanghai in September 1995, through Shanghai Joint Venture. A third China operation in Dalian commenced in April 1996 and is conducted through Dalian Joint Venture. See "Business of the Company - Organization". The Company's facilities in China are operated under the name 'Physical Ladies' Club", and the Company registered a servicemark under that name in Chinese language, which precludes others from the use of the same name. See "Business of the Company - Trademarks and Trade Names".

   In the opinion of the Company's management, current competition in China is, in general, comprised mainly of government operated facilities that offer either fitness or beauty services, in small facilities that lack modern equipment. The Company is aware of no Western quality facilities of comparable size to that of the Company's facilities currently operating in China. The Company expects that rising consumer incomes, increasing health awareness and growing access to foreign goods and trends, should continue to create increased demand for fitness and spa services in China. In 1996, the Company (through its subsidiaries) entered into two additional joint ventures to open fitness and spa facilities in Zhongshan (Zhongshan Joint Venture) and Shenzhen (Shenzhen Joint Venture), China, however, such joint ventures have not commenced any operations yet. The Company plans to open the centers in Zhongshan and Shenzhen in 1998, however, there can be no assurances given that such joint ventures will start operations or that such centers will be opened as currently planned by the management. See "Business of the Company - Business Strategy".

   The Company's strategy for maintaining its dominant position in Hong Kong is to continue to provide existing and new members with high quality services at an affordable price and by periodically upgrading the facilities as new developments and technology emerge in the industry. The Company's objective is to add new services and treatments to keep the Company current with market trends and to promote and enhance the Company's reputation of providing value-driven services to its customers. The Company places heavy emphasis on staff training which is supported by an in-house training department and on-going classes. The Company also plans to open additional facilities in Hong Kong and Macau in early 1998. The Company signed an offer to lease agreement, pending the execution of a formal lease agreement, with respect to a new center in Tsuen Wan, a major district of the Western Kowloon province of Hong Kong. The proposed new facilities are planned to
be operated in an approximately 50,000 sq. ft. space.   The Company is also
in the process of negotiating the lease for a Macau center.   The proposed
new facilities in Macau are planned to be operated in an approximately 36,000 sq. ft. space. See "Business of the Company - Properties". The Company plans to use a portion of the proceeds from this Offering to provide certain lease improvements to set up the center in Tsuen Wan and to pay the
initial lease deposit for the Macau center.   There can be no assurance that
the two proposed new centers will be opened as currently planned by the Company or if opened, that they will operate profitably.

   The Company was incorporated on September 21, 1988 in the state of Delaware under the name of "Foreclosed Realty Exchange, Inc", a development stage company seeking acquisitions. Prior to acquisition of Physical Limited, the Company had no revenue producing operations, but planned to enter into joint ventures and/or acquisitions originally in the area of real estate to expand its operations. In October, 1996, the Company closed a transaction with Ngai Keung Luk (Serleo), a 100% shareholder of Physical Limited, whereby the Company entered into a Share Exchange Agreement with Ngai Keung Luk (Serleo), pursuant to which the Company issued 8,000,000 pre-split (6,000,000 post-split) shares of its Common Stock to Ngai Keung Luk (Serleo) in exchange for all of the outstanding shares of Physical Limited (the "Closing"). Subsequently, the Company changed its name to "Physical Spa & Fitness Inc." in November, 1996, to reflect the new business
operations of the Company.   As a part of the above transaction, certain
shareholders of the Company also transferred 990,000 pre-split (742,500 post-split) shares of Common Stock to Goodchild Investments Limited, a British Virgin Islands corporation ("Goodchild"). See "Certain
Transactions".   Neither Ngai Keung Luk (Serleo) nor Goodchild were parties affiliated with the Company prior to or at the time of the acquisition of
Physical Limited.   At the Closing the then current management of the
Company resigned and was replaced by the current management of the Company. See "Management." The Company effected a 1.33-for-1 reverse split of its common stock in October, 1997.

   The Company maintains its executive and administrative office Hong Kong at:

Lee Theatre Plaza 12/F - 15/F
99 Percival St., Causeway Bay, HONG KONG
The telephone number of the Company in Hong Kong is (852) 2572-8888.

Unless the context requires otherwise, as used herein, any reference to the Company includes the Company's subsidiaries Physical Beauty & Fitness Holdings Limited, Physical Health Centre Hong Kong, Ltd., Regent Town Holdings Ltd., Mighty System Ltd., Supreme Resources Ltd., Physical Health Centre (Zhong Shan) Ltd., Zhongshan Physical Ladies' Club, Ltd., Ever Growth Ltd., Proline Holdings Ltd., Shanghai Physical Ladies' Club Company Ltd., Shanghai Physical Ladies' Club Co., Ltd., Jade Regal Holdings Ltd., Physical Health Centre( Dalian) Ltd., Dalian Physical Ladies' Club Co. Ltd., Star Perfection Holdings Ltd., Physical Health Centre (Shenzhen) Ltd., and Shenzhen Physical Ladies' Club Company Ltd., Physical Health Centre (Tsuen
Wan) Limited, Physical Health Centre (Macau) Limited. See also "Business of the Company - Organization".

                                THE OFFERING

SECURITIES OFFERED BY THE COMPANY

375,000 shares of Common Stock and 375,000 Common Stock Purchase Warrants. In addition, the Selling Agent has been granted an over-allotment option for an additional 56,250 shares and 56,250 Warrants. See "Description of Securities-Common Stock."


SECURITIES OFFERED BY SELLING SHAREHOLDERS

187,500 shares of Common Stock. The Company will not receive any proceeds from the sale of Common Stock by the Selling Shareholders. See "Principal and Selling Shareholders." Selling Shareholders will be responsible for their own selling expenses. No shares of Common Stock of Selling Shareholders will be sold to the public in this Offering until a maximum of 375,000 shares of Common Stock and a maximum of 375,000 Warrants offered hereby by the Company are first sold.


OFFERING PRICE OF COMMON STOCK

4.00 per share

COMMON STOCK PURCHASE WARRANTS

The Common Stock Purchase Warrants are offered at $0.33 per warrant. The Common Stock Purchase Warrants are exercisable at any time after their issuance until _______, 2002, at an exercise price of $6.00 per share, subject to certain adjustments. Commencing one year after the date hereof, the Warrants will be redeemable, in whole but not in part, for $0.05 per Warrant (the "Redemption Price"), at the option of the Company, upon 30 days' written notice at any time after the closing bid price of the Company's Common Stock is at least $8.00 for 30 consecutive business days ending within 15 days of the date of the notice of redemption. If Warrants are not exercised by the holder(s) thereof within such 30-day period, then they may be redeemed by the Company at the Redemption Price. The Representative is also entitled to an additional compensation in a form of Representative's Warrants. See "Description of Securities-Common Stock" and "Plan of Distribution".


COMMON STOCK OUTSTANDING PRIOR TO OFFERING

7,500,000 shares as of October 23, 1997.  See "Description of Securities."


COMMON STOCK OUTSTANDING AFTER THE OFFERING

7,875,000 shares. Excludes (i) 56,250 shares of Common Stock included in the Representative's over-allotment option for the Shares and 56,250 shares of Common Stock underlying 56,250 Warrants issuable under the Representative's over-allotment option for the Warrants; (ii) the number of shares of Common Stock issuable upon exercise of the Representative's Warrants I and Representative's Warrants II to be issued in connection with this Offering, equal to 10% of the Shares and 10% of the Warrants, respectively, sold by the Representative in this Offering, and (iii) 375,000 shares issuable upon exercise of the Warrants offered in this Offering. See "Description of Securities" and "Plan of Distribution."


WARRANTS TO BE OUTSTANDING AFTER THE OFFERING

375,000 Warrants. Excludes Representative's Warrants. Excludes Warrants issued under the over-allotment option for the Warrants. See "Plan of Distribution".

USE OF PROCEEDS

The estimated net proceeds of $1,282,078, assuming that the maximum of 375,000 Shares and the maximum of 375,000 Warrants are sold in this Offering ("Maximum Offering"), are intended to be used for general corporate purposes, including (i) contribution towards tenant improvement costs for the Tsuen Wan center and initial lease deposit for the Macau center; (ii) corporate public relations, and (iii) purchase of exercise equipment. In the event the Maximum Offering is not achieved, the Offering will be
terminated and the Company will not receive any  proceeds therefrom.   See
"Use of Proceeds"


PROPOSED NASDAQ SYMBOL

Common Stock: PFIT.  Common Stock Purchase Warrants: PFITW.


RISK FACTORS

The securities offered hereby involve a high degree of risk and immediate substantial dilution. See "Risk Factors."

                SUMMARY SELECTED CONSOLIDATED FINANCIAL DATA
                   (IN THOUSANDS, EXCEPT PER SHARE DATA)

The following selected financial data are qualified by reference to, and should be read in conjunction with, the Consolidated Financial Statements, related Notes to Consolidated Financial Statements and Report of Independent Public Accountants, and Management's Discussion and Analysis of Financial Condition and Results of Operations contained elsewhere herein. The following tables summarize certain selected financial data of the Company for the fiscal years/period ended September 30, 1994, December 31, 1995, December 31, 1996 and six month periods ended June 30, 1996 and 1997. The data has been derived from Consolidated Financial Statements included elsewhere in this Prospectus that were audited by Arthur Andersen & Co., independent public accountants, except for the information relating to the six months ended June 30, 1996 and 1997, which is unaudited but in the opinion of the Company's management reflects all adjustments, consisting only of normal recurring adjustments that the Company considers necessary for a fair presentation of the information in accordance with generally accepted accounting principles. Physical Health Center Hong Kong Limited paid dividends in fiscal year 1995.





                                      Year ended               Year ended
                                      September 30,            December 31,
                                    1994        1995        1996          1996
                                    ----        ----        ----          ----
                                    HK$         HK$         HK$           US$
                                   (audited)   (audited)        (audited)

CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Operating Revenues                 $69,651      $85,262     $113,215      $14,608
Operating Expenses                  55,625       60,827       79,553       10,265
Provision for income taxes           1,779        4,434        8,699        1,122
Net income                          10,820       17,533       22,796        2,942
                               -----------  -----------  -----------  -----------
Net income per share (2)(3)         $ 1.08       $ 1.75       $ 2.28       $ 0.29
                               ===========  ===========  ===========  ===========
Weighted average number of
  shares outstanding (3)        10,000,000   10,000,000   10,000,000   10,000,000
                               ===========  ===========  ===========  ===========

                                                As of June 30, 1997
                                                1996         1997           1997
                                                ----         ----           ----
                                                HK$          HK$            US$
                                                 (unaudited)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
                                                                      <c.
Operating Revenues                              $54,176      $65,945        8,509
Operating Expenses                               40,554       49,600        6,400
Provision for income taxes                        4,143        3,346          431
Net income                                        8,726       11,790        1,522
                                            -----------  -----------  ------------
Net income per share (2)(3)                      $ 0.87       $ 1.18       $ 0.15
                                            ===========  ===========  ============
Weighted average number of
  shares outstanding (3)                     10,000,000   10,000,000   10,000,000
                                            ===========  ===========  ===========





   (1)   Translation of amounts from Hong Kong Dollars into United States

Dollars (US$) for the convenience of the reader has been made at the exchange rate quoted by the South China Morning Post on June 30, 1997 of US$1.00 = HK$7.75. No representation is made that the Hong Kong Dollar amounts could have been, or could be, converted into United States Dollars, at that rate on June 30, 1997 or at any other certain rate.

   (2) The earnings per share are calculated using the common stock and common stock equivalents, as if the shares existing as of the date of this Registration Statement had been outstanding throughout periods presented.

   (3) 1994 and 1995 pro-formas. The results were stated as if Physical Limited were a holding company.





                                       Year ended                       As of         As Adjusted

                                       December 31,                  June 30, 1997     (1)(2)(3)
                                    -----------------                 -------------  --------------
                                1995         1996      1996        Actual     Actual
                                ----         ----      ----        ------     ------
                                 HK$          HK$       US$          HK$        US$        US$
                              (audited)    (audited)             (Unaudited)
BALANCE SHEET DATA:
Current assets                 $30,403     $40,336    $ 5,205     $ 40,090   $ 5,173      $6,455
Total assets                    71,534     110,149     14,214      144,585    18,656      19,938
Current liabilities             41,645      54,549      7,039       62,990     8,127       8,127
Long-term obligations           24,817      27,624      3,565       41,799     5,394       5,394
Working capital                (11,242)    (14,213)    (1,834)     (22,900)   (2,954)     (1,672)
Obligations under finance
   leases                          181      3,955         511       15,242     1,966       1,966
Deferred income taxes                -      1,753         226        2,422       313         313
Minority interest                4,540      4,857         627        6,074       784         784
Shareholders' equity             5,072     27,976       3,610       39,796     5,135       6,417

____________________


   (1)  Assumes receipt of net proceeds from the Offering of $1,282,078.

   (2) Excludes (i) 56,250 shares of Common Stock included in the Representative's over-allotment option and 56,250 shares underlying the 56,250 Warrants issuable under the Representative's over-allotment option for the Warrants; (ii) the shares of Common Stock issuable upon exercise of the Representative's Warrants to be issued in conjunction with this Offering; and (iii) 375,000 shares of Common Stock reserved for issuance
under the Company's stock option plans.   See "Description of Securities"
and "Plan of Distribution".

   (3) Excludes 375,000 shares issuable upon exercise of the Warrants offered hereby.

                                 RISK FACTORS

   AN INVESTMENT IN THE SECURITIES OFFERED IN THIS PROSPECTUS INVOLVES A HIGH DEGREE OF RISK AND SHOULD ONLY BE MADE BY PERSONS WHO CAN AFFORD THE
LOSS OF THEIR ENTIRE INVESTMENT.   ACCORDINGLY, PROSPECTIVE INVESTORS SHOULD
CONSIDER CAREFULLY THE FOLLOWING FACTORS, IN ADDITION TO THE OTHER INFORMATION CONCERNING THE COMPANY AND ITS BUSINESS CONTAINED IN THIS PROSPECTUS, BEFORE PURCHASING THE SECURITIES OFFERED HEREBY.


             RISKS RELATING TO OPERATIONS IN CHINA AND HONG KONG
             ---------------------------------------------------

   The Company provides its services exclusively to residents of Hong Kong and China. The Company expects to continue to focus its expansion efforts
in the Chinese markets.   As such, there are risks involved with the conduct
of the Company's business in China and Hong Kong, including the following:

   INTERNAL POLITICAL RISKS.   The Company's interests may be adversely
affected by the political environment in China.   China is a communist
country which since 1949 has been, and is expected to continue to be,
controlled by the Communist Party of China.   Changes in the top political
leadership of the Chinese government may have a significant impact on policy
and the political and economic environment in China.   Moreover, economic
reforms and growth in China have been more successful in certain provinces than in others, and the continuation or increase of such disparities could
affect political or social stability.   China only recently has permitted
greater flexibility in its economic sector, however, the government of China has exercised and continues to exercise substantial control over virtually every section of the Chinese economy through regulation and state ownership. Accordingly, government actions in the future, including any decision not to continue to support the economic reform program that commenced in the late 1970's and possibly to return to the more centrally-planned economy that existed prior thereto, could have a significant effect on economic conditions in China and on the operations of the Company.

   INTERNAL ECONOMIC RISKS.   The Company's interests may be adversely
affected by the economic environment in China. The economy of China differs significantly from the economies of the United States and Western Europe in such respects as structure, level of development, gross national product, growth rate, capital reinvestment, resource allocation, self-sufficiency, rate of inflation (see "Inflation" below), and balance of payments position, among others. Only recently has the Chinese government encouraged substantial private economic activities.

   The Chinese economy has experienced significant growth in the past five years, but such growth has been uneven among various sectors of the economy and geographic regions. Actions by the Chinese central government to control inflation have significantly restrained economic expansion recently. Similar actions by the central government of China in the future could have a significant adverse effect on economic conditions in China and the economic prospects of the Company.

   INFLATION.   Over the last few years, China's economy has registered a
high growth rate and there have been recent indications that rates of
inflation have increased.   In 1996, China's overall inflation rate was
estimated to be 6.3%, compared to 14.8% in 1995 and 21.7% in 1994. In response, the Chinese government recently has taken measures to curb the
excessive expansion of the economy.   These measures have included
devaluations of the Chinese currency, the Renminbi, restrictions on the availability of domestic credit (reducing the discretionary speeding capability of certain of the Company's customers) and limited recentralization of the approval process for purchases of some foreign
products.   There can be no assurance that these austerity measures alone will succeed in slowing down the economy's excessive expansion or control inflation, nor that they will not result in severe dislocations in the
Chinese economy in general.   To further combat inflation, the Chinese
government may adopt additional measures, including the establishment of freezes or restraints on certain projects or markets, which may have an
adverse effect on the Company's operations.   See "Business China."

   LEGAL SYSTEM. China's legal system is a civil law system which is based on written statutes and in which decided legal cases have little precedential value. China does not have a well developed, consolidated
body of laws governing enterprises with foreign investments.   As a result,
the administration of laws and regulations by government agencies may be subject to considerable discretion. As legal systems in China develop, foreign business entities may be adversely affected by new laws, changes to existing laws (or interpretations thereof) and preemption of provincial or local laws by national laws. In circumstances where adequate laws exist, it may not be possible to obtain swift and equitable enforcement thereof. See "Business - China".

   FOREIGN CURRENCY EXCHANGE. Substantially all of the Company's revenues, expenses and liabilities are denominated in Renminbi ("Rmb"), the currency of China, Hong Kong dollars or U.S. dollars. The Company is therefore subject to the effects of exchange rate fluctuations between these currencies. The Company does not expect, however, to be subject to specific fluctuations in the Hong Kong dollar/U.S. dollar exchange rate, as the Hong Kong dollar has been officially linked to the U.S. dollar since October, 1983. However, there can be no assurances this situation will continue. Rmb is not a freely convertible currency. Both conversion of Rmb into foreign currencies and the remittance of Rmb abroad are subject to PRC government approval. The Company earns its revenues, and incurs the majority of its costs, in Rmb, through its operations in China. Prior to January 1, 1994 Rmb that were earned within the PRC were not freely convertible into foreign currencies except with government permission, at rates determined in place at swap centers, where the exchange rates often differed substantially from the official rates quoted by the People's Bank of China. On January 1, 1994, the People's Bank of China introduced a managed floating exchange rate system based on the market supply and demand and proposed to establish a unified foreign exchange, inter-bank market among designated banks. As a result of the unitary exchange rate system introduced on January 1, 1994, the official bank exchange rate for conversion of Rmb to U.S. dollar experienced a devaluation of approximately 50%. In place of the official rate and the swap center rate, the People's Bank of China publishes a daily exchange rate for Rmb based on the previous day's dealings in the inter-bank market ("PBOC Rate"). It is expected that swap centers will be phased out in due course. However, the unification of exchange rates does not imply full convertibility of Rmb into US Dollars or other foreign currencies. While conversion of Rmb into US Dollars or other foreign currencies can generally be effected at the swap center, there is no guarantee that it can be effected at all times.

The Company's operations in China conducted through Shanghai Joint Venture and Dalian Joint Venture, and their financial performance and condition are measured in terms of Rmb. The revenues and profits of Shanghai and Dalian Joint Ventures are predominantly denominated in Rmb, and require conversion into US Dollars or HK Dollars. Should the Rmb devalue against these currencies, such devaluation would have a material adverse effect on the Company's profits and the foreign currency equivalent of such profits contributed by the Shanghai and Dalian Joint Ventures to the Company. The Company currently is not able to hedge its exchange rate exposure in China, because neither the banks in China nor any other financial institution authorized to engage in foreign exchange transactions offer forward exchange contracts.

The following table sets forth certain information concerning exchange rates between Renminbi ("Rmb") and U.S. dollars for the periods indicated:

                               Noon Buying Rate (1)
                               --------------------
Period          Period End (2)    Average (2)(3)     High (2)        Low (2)
------          --------------    --------------     --------        -------
1991               5.4478              5.3343          5.4478         5.2352
1992               5.7662              5.5214          5.9007         5.4124
1993               5.8145              5.7769          5.8245         5.7076
1994               8.4662              8.6303          8.7409         8.4662
1995               8.3374              8.3685          8.4584         8.3203
1996               8.2982              8.3139          8.3338         8.2970
1997 through 8/29  8.3184              8.3225          8.3290         8.2911

Source: Federal Reserve Bank of New York

   (1) Prior to the adoption of the PBOC Rate in 1994, there was significant variation between the Official Rate and the rates obtainable at Swap Centers, such as the Shanghai Swap Center. After January 1, 1994, there have not been significant differences between the Noon Buying Rate, the PBOC Rate and the Shanghai Swap Center Rate.

   (2)   Rmb per US dollar

   (3) Determined by averaging the rates on the last business day of each month.

   The Hong Kong dollar is freely exchangeable into other currencies (including the U.S. dollar). Since October 17, 1983, the Hong Kong dollar has been officially linked to the U.S. dollar at the rate of US$1.00=HK$7.80. However, the market exchange rate of the Hong Kong dollar against the U.S. dollar continues to be determined by the forces of supply and demand in the foreign exchange rates market. Exchange rates between the Hong Kong dollar and other currencies are influenced by the rate between the U.S. dollar and the Hong Kong dollar.

   Pursuant to the Sino-British Joint Declaration, with effect from July 1, 1997, Hong Kong became a Special Administrative Region of China ("SAR"). The Basic Law of the Hong Kong SAR provides that the Hong Kong dollar will remain the legal tender in the Hong Kong SAR after June 30, 1997. The Basic Law also provides that no exchange control policies shall be applied in the Hong Kong SAR and that the Hong Kong dollar shall be freely exchangeable.

   The following table sets forth certain information concerning exchange rates between the Hong Kong dollar ("HK$") and U.S. dollars for the periods indicated:

                               Noon Buying Rate
                               ----------------
Period         Period End (1)     Average (1)(2)      High (1)      Low (1)
------         --------------     --------------      --------      -------
1991               7.7800             7.7712          7.8025          7.7155
1992               7.7430             7.7402          7.7767          7.7237
1993               7.7280             7.7357          7.7650          7.7230
1994               7.7375             7.7290          7.7530          7.7225
1995               7.7345             7.7357          7.7665          7.7268
1996               7.7345             7.7342          7.7444          7.7160
1997 through 7/31  7.7430             7.7449          7.7550          7.7340

Source: Federal Reserve Bank of New York

   (1)   HK$ per US$
   (2) Determined by averaging the rates on the last business day of each month.

   HONG KONG. The Company is headquartered in Hong Kong and currently operates six fitness and spa facilities there. Accordingly, the Company may be materially adversely affected by factors affecting Hong Kong's political situation and its economy or in its international political and economic relations. Hong Kong was a British Crown Colony, but sovereignty over Hong Kong was transferred to China on July 1, 1997 and Hong Kong became a Special Administrative Region ("SAR") of the PRC. As provided in the Sino-British Joint Declaration on the Question of Hong Kong and the Basic Law of the Hong Kong SAR of the PRC (the "Basic Law"), the Hong Kong SAR shall have a high degree of autonomy except in foreign affairs and defense. Under the Basic Law, the Hong Kong SAR is to have its own legislature, legal and judicial system and economic autonomy for 50 years. Although, based on the current political conditions and the Company's understanding of the Basic Law, the Company does not believe that the transfer of sovereignty over Hong Kong will have a material adverse effect on the Company's business, financial condition or results of operations of the Company in the future, there can be no assurance as to the continued stability of political, economic or commercial conditions in Hong Kong.

   ENFORCEABILITY OF CERTAIN CIVIL LIABILITIES. The directors and officers of the Company reside outside of the United States and all of the assets of such persons are located outside the United States. As a result, it may not be possible for investors to effect service of process within the United States upon such persons, or to enforce against the Company's assets or such persons judgments obtained in United States courts predicated upon the liability provisions of the United States securities laws. There is substantial doubt as to the enforceability against a substantial portion of the Company's assets or any of its directors and officers located outside the United States in original actions or in actions for enforcement of judgments of United States courts of liabilities predicated solely on the civil liability provisions of the Federal securities laws.

   The Company has been advised that no treaty exists between Hong Kong and the United States providing for the reciprocal enforcement of foreign judgments. However, the courts of Hong Kong are generally prepared to accept a foreign judgment as evidence of a debt due. An action may then be commenced in Hong Kong for recovery of this debt. A Hong Kong court will only accept a foreign judgment as evidence of a debt due if: (i) the judgment is for a liquidated amount in a civil matter; (ii) the judgment is final and conclusive and has not been stayed or satisfied in full; (iii) the judgment is not directly or indirectly for the payment of foreign taxes, penalties, fines or charges of a like nature (in this regard, a Hong Kong court is unlikely to accept a judgment for an amount obtained by doubling, trebling or otherwise multiplying a sum assessed as compensation for the loss or damage sustained by the person in whose favor the judgment was given); (iv) the judgment was not obtained by actual or constructive fraud or duress; (v) the foreign court has taken jurisdiction on grounds that are recognized by the common lay/ rules as to conflict of laws in Hong Kong (vi) the proceedings in which the judgment was obtained were not contrary to natural justice (i.e., the concept of fair adjudication); (vii) the proceedings in which the judgment was obtained, the judgment itself and the enforcement of the judgment are not contrary to the public policy of Hong Kong; (viii) the person against whom the judgment is given is subject to the jurisdiction of the Hong Kong court; and (ix) the judgment is not on a claim for contribution in respect of damages awarded by a judgment which does not satisfy the foregoing. Enforcement of a foreign judgment in Hong Kong may also be limited or affected by applicable bankruptcy, insolvency, liquidation, arrangement, moratorium or similar laws relating to or affecting creditors' rights generally and will be subject to a statutory limitation of time within which proceedings may be brought..

   COMPLIANCE WITH GOVERNMENT REGULATIONS.   The Company is required to
comply with strict government regulations in operation of its fitness and spa facilities in Hong Kong and China (see "Company - Government
Regulation"). The non-compliance with such regulations may have an adverse negative effect on the Company's operations.

RISKS RELATING TO THE COMPANY
-----------------------------

   DEPENDENCE ON KEY PERSONNEL.   The Company's success depends, to a
significant extent, upon a number of key employees. The loss of services of one or more of these employees could have a material adverse effect on the business of the Company. The Company believes that its future success will also depend in part upon its ability to attract, retain and motivate qualified personnel, and the maintenance of employment agreements with certain key officers. Competition for such personnel is intense. There can be no assurance that the Company will be successful in attracting and retaining such personnel. The Company does not have "key person" life insurance on any of its key employees. The Company's success, to a large extent, depends upon the continued services of certain executive officers, particularly Mr. Luk, Chairman of the Board of Directors and Chief Executive Officer and Ms. Jill Bodnar, President. See "Management"

   The Company intends to continue to hire additional personnel as necessary to meet its management, marketing, operating and administrative service needs from time to time. Although the Company believes that, as of this date, it has been successful in attracting and retaining highly qualified professionals and other personnel as required by its business, there can be no assurance that the Company will continue to be successful in this regard. The Company believes that the future success and development of its business is dependent to a significant degree on its ability to continue to attract such individuals. See "Business - - Employees"

   DEPENDENCE ON QUALIFIED FITNESS AND SPA PROFESSIONALS. The success of the Company is dependent upon its continuing ability to recruit, train and retain qualified fitness and spa professionals in Hong Kong and China. The Company faces competition for these personnel from other fitness and spa service providers, and other organizations throughout the world. The availability of such personnel is limited, and the inability to recruit and maintain relationships with these individuals in China could have a material adverse effect on the Company's future growth and operations. This fact is particularly significant for the Company, since qualified Western or similar fitness and spa professionals may have to be recruited from outside China and replacing any such professionals may require significant recruiting efforts and lead time. In addition, the costs of housing and otherwise compensating such professionals may be relatively high in light of the housing costs in certain cities in China. There can be no assurance that the Company will be successful in attracting, hiring and retaining these qualified fitness and spa professionals. The unavailability of sufficient numbers of qualified personnel could have a material adverse effect on the Company's operations. In addition, a shortage of skilled personnel or the delay resulting from a need to train personnel could have a material adverse effect on the Company's results of operations.

   COMPETITION. The Company is among the largest commercial operators of fitness/spa centers in Hong Kong in terms of revenues, number of members and number and square footage of facilities. The Company is also among the largest operators of fitness centers in China. The Company believes its fitness centers generally offer a high level of amenities to its primary target market, the 18 to 34-year old women, middle income segment of the population in Hong Kong and China. Within each market, the Company competes with other fitness centers, physical fitness and recreational facilities established by local governments and similar organizations, and, to a certain extent, with athletic clubs, weight reducing salons and the home-use fitness equipment industry and beauty salons. However, the Company believes that its operating experience and expertise, its ability to recover advertising and administration costs over all its fitness centers, the scope of its operations and its account processing infrastructure provide an advantage over its competitors.

   The Company believes that competition has increased in certain areas of Hong Kong. The Company believes that this increase reflects the public's enthusiasm for fitness and the decrease in the cost of entering the market due to financing available from leasing arrangements for the premises and equipment. The Company believes that its membership plans are affordable and have the flexibility to be responsive to economic conditions. However, the Company also competes with other entertainment and retail business for the discretionary income of its target market. In the Company's opinion, fitness and spa facilities in China do not currently provide specialized Western standard fitness and spa services of the standard the Company provides. There can be no assurance that existing or new facilities will not commence such operations and compete with the Company. Further, there can be no assurance that a qualified Western, or other fitness and spa organizations, with greater resources or more experience than the Company in the provision of these services, will not decide to engage in operations similar to those offered by the Company. See "Business - Competition".

   RELATED PARTY TRANSACTIONS. In the past, the Company has entered into business transactions with certain affiliates and may continue to enter into such transactions in the future, however, the policy of the Company is that such transactions with related persons shall have the terms thereof are at least as favorable to the Company as those that could be obtained from unaffiliated third parties. Ngai Keung Luk (Serleo), the Company's Chairman and Chief Executive Officer, received certain loans from the Company which have been extended to Mr. Luk over a period of time prior to December 31, 1996 in the original principal amount of HK$16.5 million (US$2.1 million) (the "Loan"). Mr. Luk agreed to repay the Loan in eight installments by March 31, 1999, at a prime interest rate, together with the accrued interest thereon. Mr. Luk has already repaid HK$2.3 million (US$297,000) of the outstanding amount of the Loan. The current outstanding principal amount of the Loan and accrued interest, as of September 30, 1997, is HK$14.9 million (US$1,900,000). The remaining outstanding principal amount of the Loan is secured by a pledge of 1,500,000 pre-split shares of common stock of the Company by Mr. Luk, as collateral for the Loan. Mr. Luk does not have any other outstanding loans from the Company. Although there can be no assurance given that the Loan will be repaid in full by Mr. Luk, the Company does not expect that Mr. Luk would default on the Loan (based on his past performance) or that such potential default on the Loan would have a material negative effect on the Company. See "Certain Transactions."

   CERTAIN TAX CONSEQUENCES. The Company is predominantly invested in foreign subsidiaries. Those subsidiaries are subject to taxes imposed on them in the foreign jurisdictions in which they operate and in which they are organized. Further, their income is subject to US federal and state income taxes when distributed, deemed distributed or otherwise attributed to, the Company, which is a US corporation. Complex US tax rules apply for purposes of determining the calculation of those US taxes, the availability of a credit for any foreign taxes imposed on the foreign subsidiaries or the Company and the timing of the imposition of US tax. Normally, all foreign income earned by a US multinational eventually will be subject to US tax. Income earned by a foreign branch of a US company is taxable currently in the United States, and income earned by a foreign subsidiary will be subject to US tax either in the year distributed to the US as a dividend or in the year earned by means of Subpart F, foreign personal holding company or other federal tax rules requiring current recognition of certain income earned by foreign subsidiaries. All of the Company's direct and indirect foreign subsidiaries constitute "controlled foreign corporations" ("CFCs") for purposes of the Subpart F rules of the federal Internal Revenue Code. Among other consequences of CFC states, "Subpart F income", as defined, of the profitable foreign subsidiaries will be directly taxable to the Company, whether or not distributed to the Company. In general, Subpart F income is defined as the income and gains of the foreign subsidiary from its more passive investment-type activities. Subpart F income extends, in general, however, to include intercompany payments (e.g., payments of dividends, interest, royalties, etc.) between related foreign group members. Thus, for example, dividend distributions from the Company's indirect PRC and Hong Kong subsidiaries to the Company's British Virgin Island subsidiary, Regent Town Holdings Limited, would cause the subsidiary to be directly taxable to the Company, notwithstanding that the British Virgin Islands does not tax such dividend income, and the British Virgin Island subsidiary does not distribute that dividend income to the Company, but retains it. Income earned in foreign countries often is subject to Foreign income taxes. In order to relieve double taxation, the US federal tax law generally allows US corporations a credit against their US tax liability in the year the foreign earnings become subject to US tax in the amount of the foreign taxes paid on those earnings. The credit is limited, however, under complex limitation rules, to, in general, the US (pre-credit) tax imposed on the US corporation's foreign source income. Further, complex rules exist for allocating and apportioning interest, research and development expenses and certain other expense deductions between US and foreign sources. Limiting provisions of the source rules decrease the amount of foreign source income many US multinationals can generate. Reduced foreign source income results in a smaller foreign tax credit limitation, as the limitation is based on the ratio of foreign source net income to total net income. Further, separate income baskets exist for purposes of the foreign tax credit limitation, which makes it nearly impossible to reduce the effective foreign tax rate on higher-taxed foreign operating income by diluting income in the overall basket with relatively low-taxed foreign investment income. These rules can prevent US multinationals from crediting all of the foreign taxes they pay. To the extent that foreign taxes are not creditable, foreign source income bears a tax burden higher than the US tax rate. See "Taxation".

   LACK OF DIVIDENDS. The Company has never paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the future. Physical Health Centre Hong Kong Limited, the subsidiary of the company acquired by the Company in October, 1996, paid dividends of HK$32,800,000 (US$4,200,000) in 1995. The Company currently intends to retain future earnings, if any, to fund the development and growth of its business. See "Price Range of Securities and Dividend Policy."

   LACK OF PRODUCT LIABILITY INSURANCE. The Company does not maintain product liability insurance with respect to the cosmetics/spa products used in its centers. Users of the products used in the Company's centers could suffer, or could claim to suffer, adverse effects from the products used in the Company's centers. There can be no assurances given that the Company
(i) will not be named as a defendant in products liability litigation, (ii) will be able to obtain product liability insurance for such products when it seeks to do so or (iii) will be able to pay the premiums required to maintain coverage on any such policies obtained. A recovery by a potential claimant in excess of the liability coverage could have a material adverse effect on the Company.

   LIMITATIONS OF SINO-FOREIGN JOINT VENTURES. The Company operates three fitness and spa centers in China through joint ventures with the Chinese partners, as such form of business entity is preferred by the Chinese authorities. The term of Shanghai Joint Venture expires in 2003, and the term of Dalian Joint Venture expires in 2007 (see "Company-Organization" ). There can be no assurances given that the joint ventures will be extended to continue their operations. The Company also entered into joint venture contracts with two additional joint venture partners, however, those joint ventures have not commenced operations yet, and have not received necessary business permits. According to the laws in the PRC and the terms of the joint venture contracts, both joint venture partners are obliged to fulfill their capital contribution requirements into the joint venture within a specified period of time after the issue of the business license. As of the date of this Prospectus, however, both joint venture partners have not contributed the required capital according to the requirements of the contract. Such default in the funding obligations will require renegotiations between the two partners and may also trigger default remedies as specified in the joint venture contract. Further, a failure to meet regulatory time limits set by the State Administration of Industry and Commerce for capital contributions could result in the cancellation of the approval of the joint venture's business license. Both joint venture partners are in the process of applying to the relevant authorities for an extension of such time limits. There can be no assurances given that the new joint ventures partners will satisfy the above obligations or that the joint ventures will commence operations as planned. See "Company-Organization".

   INSUFFICIENT SERVICEMARK PROTECTION. The Company registered a servicemark under its trade name "Physical Ladies' Club" in Hong Kong and its Chinese equivalent name in China. In the opinion of the Company's trademark counsel in Hong Kong, the registration enables the mark to distinguish the Company's services from similar services of others, although it gives Company no right to the exclusive use of the words. The servicemark gives the Company a priority over the use of the servicemark by
others and the right to reject others from the use of the same name.   In
China, the Company was only able to register the name in Chinese language pursuant to the Chinese Trademark Law. Although the registration of the Company's business name offers some proprietary protection to the Company, there can be no assurances given that the Company's name will not be infringed upon by another company or that the registration offers sufficient protection for the Company's name, which may have an adverse effect on the Company's operations. Furthermore, in case of such infringement, enforcement of existing laws may be uncertain and sporadic and implementation and interpretation thereof inconsistent. The Chinese judiciary is relatively inexperienced in enforcing the laws that exist, leading to a higher than usual degree of uncertainty as to the outcome of any litigation.

   NO ASSURANCE OF SUCCESS OF PLANNED BUSINESS EXPANSION. The Company is engaged in an effort to effectuate an opening of additional fitness and spa centers to expand its operations. There is, and can be, no assurance that this business expansion will be realized. A considerable part of the capital expenditures required for this business expansion have been obtained or made available by the Company's cash flow, lines of credit and partially will be provided through the proceeds of this Offering. There can be no assurances given that these additional funds will be obtained. Further, the success of this planned business expansion may be affected by many other factors which are not in the Company's control, such as political and economic decisions made by the Chinese government and economic developments affecting the Company's business. The Company needs to obtain new leases or extend the existing ones to secure new or existing centers, and there can be no assurances given that such leases will be obtained or that the Company can secure suitable locations for the new centers. Furthermore, no assurances can be given that the new fitness and spa centers, if opened, will operate profitably. See "Company - Properties".

RISKS PERTAINING TO THIS OFFERING
---------------------------------

   CONTROL BY EXISTING SHAREHOLDER, OFFICER AND DIRECTOR. Upon completion of this Offering, the Company's existing shareholder, Mr. Luk Ngai Keung, will beneficially own approximately 76.19% of the outstanding Common Stock (approximately 75.65% if the Underwriters' overallotment options are exercised in full). Mr. Luk is also the Company's Chairman of the Board of Directors and Chief Executive Officer. See "Principal Shareholders." Investors purchasing shares pursuant to this Offering (including the shares offered by the Selling Shareholders and based on 7,875,000 shares outstanding after the Offering) will beneficially own approximately 7.14% of the outstanding Common Stock (approximately 7.80% if the Underwriters' overallotment options are exercised in full). As a result, Mr. Luk will have the ability to control the Board of Directors and policies of the Company. The Company has appointed two independent directors to its Board of Directors who will be heading its proposed audit committee. See "Management" and "Certain Transactions."

   NO ASSURANCE OF PUBLIC MARKET FOR SECURITIES; POSSIBLE VOLATILITY OF SHARE PRICE. Limited public securities market existed prior to this Offering for the Company's Common Stock. The Company's Common Stock trades sporadically on the National Association of Securities Dealers' ("NASD") over-the-counter market, however, the trading volume was negligible for the past three months. Although the Company intends to apply to have the Common Stock included on the Nasdaq System, there can be no assurance that an active public trading market for such securities will be developed or sustained. Accordingly, purchasers of the Securities may experience substantial difficulty selling such securities. The offering price of the shares of Common Stock has been determined by negotiations between the Company and the Representative and are not necessarily related to the Company's existing market price, asset value, net worth, or other established criteria of value. See "Price Range of Common Stock" and "Underwriting."

   IMMEDIATE SUBSTANTIAL DILUTION. The shares of Common Stock held by the Company's current shareholders were acquired at a cost per share substantially less than that at which the Company intends to sell the Common Stock to investors in this Offering. As of June 30, 1997, the Company's net tangible book value per share of Common Stock was $0.68 (based on 7,500,000 post-reverse split outstanding shares). Based on certain assumptions, purchasers of shares of the Company's Common Stock in the Offering will experience immediate dilution of $3.18 per share. See "Dilution."

   LACK OF FIRM UNDERWRITING. The Shares and the Warrants are offered hereby on a "best efforts" and "all or nothing" basis. Since no person has undertaken to purchase all or any part of this Offering, this Offering is not a firm underwriting, and there can be no assurance that any Shares or Warrants will be sold. If the Maximum Offering is not achieved, this Offering will be terminated and the Company will not receive any proceeds from the Offering, and the funds will be returned to the subscribers. See "Plan of Distribution".

   USE OF PROCEEDS. The proceeds of this Offering have been allocated only generally and the Board of Directors has the discretion to vary the actual application of the funds. Accordingly, investors will entrust their funds with Company's management on whose judgment the investors must depend, with only limited information about management's specific intention.

   DETERMINATION OF OFFERING PRICE. The offering price of the Common Stock has been arbitrarily determined through negotiation between the Company and the Representative. The offering price of the Common Stock does not necessarily bear any relationship to the assets, operating results, book value, shareholders' equity of the Company, limited public trading market of the Company's Common Stock or any other statistical criterion of value. There can be no assurance that the Common Stock will trade in the future at market prices in excess of, or equal to, the offering price herein.

   SELLING AGENT'S INFLUENCE ON THE MARKET. It is anticipated that all of the securities offered hereby will be sold to customers of the Selling Agent. Such customers subsequently may engage in transactions for the sale or purchase of such securities through or with the Selling Agent. Although they have no legal obligation to do so, the Selling Agent, from time to time, may become market makers and may otherwise effect transactions in such securities. To the extent the Selling Agent do so, they may be influential in any market that might develop and the degree of participation by the Selling Agent may significantly affect the price and liquidity of the Company's securities. Such market making activities, if commenced, may be discontinued at any time or from time to time by the Selling Agent without obligation or prior notice. Depending on the nature and extent of the Selling Agent's market making activities and retail support of the Company's securities at such time, the Selling Agent's discontinuance could adversely affect the price and liquidity of the securities.

   SHARES ELIGIBLE FOR FUTURE SALE. Immediately following the successful completion of this Offering but without giving effect to the exercise of the over-allotment options, exercise of the Representative's Warrants or the issuance of any shares of Common Stock reserved for issuance under the Company's Stock Option Plans, there will be an aggregate of 7,875,000 post-split (10,500,000 pre-split) shares of Common Stock issued and outstanding. 1,875,000 post-split (2,500,000 pre-split) of such shares will be freely tradeable in the public market (except by affiliates of the Company) and 6,000,000 post-split (8,000,000 pre-split) shares will be "restricted" as that term is defined under the Securities Act, and in the future may be sold in compliance with Rule 144 under the Securities Act or pursuant to a Registration Statement filed under the Securities Act. Of the 1,875,000 post-split (2,500,000 pre-split) freely tradable shares, 375,000 are being issued pursuant to this Offering and 187,500 are being offered hereby by the Selling Shareholders. The remaining 1,312,500 post-split (1,750,000 pre-split) shares were issued previously by the Company and are held by approximately 624 beneficial owners. Representative has obtained lock-up agreements from certain principal shareholders restricting the sale of their respective free trading shares. Pursuant to terms of the lock-up agreements, certain principal shareholders agreed not to sell or transfer any securities of the Company held by them for a period of 365 days after the effective date of this Registration Statement. See "Plan of Distribution".

   Rule 144 generally provides that a person holding restricted securities for a period of one year may sell every three months in brokerage transactions and/or market-maker transactions an amount equal to the greater of one percent (l %) of (a) the Company's issued and outstanding Common Stock or (b) the average weekly trading volume of the Common Stock during the four calendar weeks prior to such sale. Rule 144 also permits, under certain circumstances, the sale of shares without any quantity limitation by a person who is not an affiliate of the Company and who has satisfied a two-year holding period. However, all of the current shareholders of the Company owning 1% or more of the issued and outstanding Common Stock are subject to Rule 144 limitations on selling.

   REQUIREMENTS FOR LISTING SECURITIES ON THE NASDAQ SYSTEM; POSSIBLE DELISTING OF COMMON STOCK FROM NASDAQ SYSTEM; RISKS RELATING TO LOW-PRICE STOCKS. The Securities and Exchange Commission has approved rules imposing stringent criteria for listing securities on the National Association of Securities Dealers Automated Quotation System ("Nasdaq System"), as well as standards for maintenance of such listing. The Company has applied for inclusion of the Common Stock on the Nasdaq System upon the completion of this Offering. If the Company is unable to meet these criteria for initial listing, this Offering may be terminated. In addition, if the Company is unable to satisfy Nasdaq's maintenance criteria in the future, its securities will be subject to being delisted, and trading, if any, in the Company's securities would thereafter be conducted in the non-Nasdaq over-the-counter market. Currently, the Company's Common Stock trades on NASD's over-the-counter market on Bulletin Board. As a consequence of such delisting, an investor could find it more difficult to dispose of, or to obtain accurate quotations as to the market value of, the Company's securities. In addition, in the absence of the securities being quoted on Nasdaq, the Company having $2,000,000 in net tangible assets, or the Common Stock having a market price of at least $5.00 per share, trading in the Common Stock would be covered by Rule 15c2-6 promulgated under the Securities Exchange Act of 1934 for non-Nasdaq and non-exchange listed securities. Under this rule, broker-dealers who recommend such securities must satisfy burdensome sales practice requirements. The Securities Enforcement and Penny Stock Reform Act of 1990 (the "Reform Act") also requires additional disclosure in connection with any trades involving a stock defined as a "penny stock" (generally, according to recent regulations adopted by the Commission, any equity security that has a market price of less than $5.00 per share, subject to certain exceptions), including the delivery, prior to any penny stock transaction, of a disclosure schedule explaining the penny stock market and the risks associated therewith. In the event that the Common Stock were delisted subsequently to becoming characterized as either a low-priced or penny stock, the market liquidity for the Company's securities would be severely affected. The regulations governing low-priced or penny stocks could limit the ability of broker-dealers to sell the Company's securities and thus the ability of the purchasers of this Offering to sell their securities in the secondary market.

   MAINTENANCE CRITERIA FOR NASDAQ SMALL CAP MARKET.   The Company has
applied for inclusion of the Common Stock on The Nasdaq SmallCap Market ("NASDAQ"). In order to continue to be included on NASDAQ, a company must maintain a minimum $2 million in net tangible assets or $35,000,000 market capitalization or net income of $500,000 for the last two years of operations, $4,000,000 market value of public float, 300 shareholders and a minimum bid price of $1.00 per share. The failure to meet these maintenance criteria in the future would result in the discontinuance of the inclusion of the Company's securities on NASDAQ, which could adversely affect the market price of the Company's securities and the ability of shareholders of the Company to dispose of their securities.

   RISK OF REDEMPTION OF WARRANTS.   Commencing one year from the date of
this Prospectus, the Company may redeem the Warrants for $0.05 per Warrant at any time on thirty (30) days prior written notice, provided the closing bid price of the Company's Common Stock is at least $8.00 per share for thirty (30) consecutive business days ending within 15 days of the notice of redemption. Notice of redemption could force the holders to exercise the warrants and pay the exercise price at a time when it might be disadvantageous or difficult for the holder to do so, sell the Warrants at current market price when they might have otherwise wish to hold the Warrants, or accept the redemption price, which is likely to be less than the market price of the Warrants at the time of redemption.

   REPRESENTATIVE'S WARRANTS; RISK OF FURTHER DILUTION. The Company has agreed to sell to the Representative, for nominal consideration, warrants to purchase up to 10% of the Shares and Warrants, respectively, offered hereby, at an exercise price equal to 120% of the price at which the Shares and the Warrants, respectively, are initially offered to the public. The Company has agreed to register under the Securities Act, and applicable state securities laws, the Securities issuable upon exercise of the Representative's Warrants at the expense of the Company. The Representative's Warrants and any profits realized by the Representative on the sale of the Securities underlying the Warrants could be considered additional selling agent's compensation. For the term of the Representative's Warrants, the holders are given, at nominal cost, the opportunity to profit from the difference, if any, between the exercise price of the Representative's Warrants and the value of or market price (if any) for the Securities, with a resulting dilution in the interest of existing shareholders. The Representative's Warrants may be exercised at a time when in all likelihood, the Company would be able to obtain any needed capital by a new placement of securities on terms more favorable than those provided for by the Representative's Warrants. See "Plan of Distribution".


                                USE OF PROCEEDS

   The gross proceeds from the sale of the Shares and Warrants described herein will be $1,625,000 ($1,868,750, if the over-allotment options for the Shares and the Warrants, respectively, are exercised) if the Maximum Offering amount is obtained. The net proceeds to the Company (at an initial public offering price of $4.00 per share and $0.33 per warrant) from the sale of the Common Stock and Warrants offered hereby, less the underwriting discount of 10% ($162,500; $186,875 if the over-allotment options are exercised), the Representative's non-accountable expense allowance of 3% ($48,750; $56,063, if the over-allotment options are exercised) and expenses of this Offering (estimated at $131,672) for the total estimated Offering expenses at $342,922, are estimated to be approximately $1,282,078 ($1,494,140 if the over-allotment Options for the Shares and the Warrants, respectively, exercised in full). Based on the Company's present plans which represent the existing and anticipated business conditions, the Company intends to apply the estimated net proceeds as follows:

USE OF PROCEEDS

                                  Amount if               Amount if
                                    over-                   over-
                                  allotment               allotment
                                option is not             option is
                                  exercised               exercised
                                                  %                     %
----------------------------------------------------------------------------

Exercise equipment                $100,000       7.80%     $100,000    6.69%
Marketing and investor relations  $500,000      39.00%     $500,000   33.46%
Lease deposit                     $125,000       9.75%     $125,000    8.37%
Hardware and related software     $ 50,000       3.90%     $ 50,000    3.34%
Contribution toward tenant
improvement costs for
 Tsuen Wan center                 $507,078      39.55%     $719,140   48.14%
                                  --------      ------     --------   ------

TOTAL USE OF NET PROCEEDS       $1,282,078        100%   $1,494,140     100%

   The Company plans to open new facilities in Tsuen Wan, Hong Kong and Macau at the beginning of fiscal year 1998. The Company signed an offer to lease agreement (subject to the formal lease agreement to be signed later on this year) with respect to Tsuen Wan center. The lease terms for Macau center are currently being reviewed by the Company and the lease agreement is expected to be signed after final terms are negotiated. The Company plans to apply the portion of the proceeds received under this Offering towards the purchase of exercise equipment for these two proposed centers and for the payment of the lease deposit for the Macau center. The Company expects that the tenant improvement costs for each new center will be approximately HK$19,375,000 (US$2,500,000) each, and the Company intends to finance them primarily by the internally generated cashflow of the Company, with the exception of the contribution from the use of proceeds towards the improvement of the Tsuen Wan center, as set forth above. There can be no assurances given that the lease agreements for the two proposed centers will be signed, nor that the Company will open the two proposed centers as currently planned. In the event the Maximum Offering is not obtained, the Company may have to use its alternative sources of financing (see "Management Discussion and Analysis of Financial Condition and Results of Operations - Liquidity and Capital Resources") or seek an additional financing, and consequently there is a possibility that the opening of the new centers may be delayed or postponed by the Company, if such financing sources are not readily available.

   The Company believes that the net proceeds of this Offering, available sources (such as the existing cash balance) and cash flow from operations, bank lines of credit and other external sources of debt and equity financing, are adequate to finance the Company's operating and debt service requirements for the next twelve months. The amounts actually expended for the proposed purposes described above could vary significantly depending on the Company's assessment of the various proposed financing initiatives and expansion of facilities. Pending such uses, the Company intends to invest the net proceeds from this Offering in short-term interest-bearing securities.

   The allocation of net proceeds set forth above represents the Company's current estimates based upon its current plans and upon certain assumptions regarding its existing facilities and changing competitive conditions, the ongoing evaluation and determination of the commercial potential of the Company's services and the Company's ability to establish additional facilities. If any of these factors change, the Company may reallocate some of the net proceeds within or between the above-described categories. The Company believes that the funds generated by this Offering, together with current resources, will be sufficient to fund working capital and capital requirements for at least 12 months from the date of this Prospectus.

   The foregoing represents the Company's best estimate as to how the proceeds of the Offering will be expended. The Company reserves the right to redirect any portion of the funds either amongst the items referred to above, or such other projects of the Company as management considers to be in the best interest of the Company.

                                   DILUTION

   As of June 30, 1997, the Company had the historical net tangible book value of $5,135,000 or $0.68 per share of issued and outstanding Common
Stock (based on 7,500,000 post-split shares of Common Stock outstanding). After giving effect to the sale of the Securities offered hereby at an offering price of $4.00 per share and $0.33 per warrant (less underwriting discounts and estimated expenses of this Offering) and the application of the net proceeds therefrom, the pro forma net tangible book value at that date would have been $6,417,000 or $0.82 per share (based on 7,875,000 post-split shares of Common Stock outstanding). This represents an immediate increase in net tangible book value of $0.14 per share to existing stockholders and an immediate dilution of $3.18 per share or 79.50% to new investors in this Offering. If the public offering price is higher or lower, the dilution of the investors in this Offering will be, respectively, greater or lower.

   The difference between the public offering price per share of Common Stock in this Offering and the net tangible book value per share of Common Stock after this Offering constitutes the dilution to investors in this Offering. Net tangible book value per share is determined by dividing the net tangible book value (total assets less intangible assets and total liabilities) by the number of outstanding shares of Common Stock.

The following table illustrates such per share dilution:

Assumed initial public offering price (per share)         $4.00
Net tangible book value per share at
June 30, 1997                                             $0.68
Increase in net tangible book value per share
after the Offering, attributable to the proceeds
of the Offering(1)                                        $0.14
                                                          ------
Pro forma net tangible book value per share after
the Offering (1)                                          $0.82
                                                          -------
Dilution per share to new investors                       $3.18
                                                          =======

   Sales by Selling Stockholders in this Offering will reduce the number of shares held by the existing stockholders to 7,312,500 or 93% of the total shares of Common Stock to be outstanding after the Offering (based on the total of 7,875,000 shares of Common Stock to be outstanding after the Offering). Sales by Selling Stockholders in this offering will also increase the number of shares held by new investors to 562,500 or 7.14% of the total shares of Common Stock to be outstanding after the offering (excluding the shares of Common Stock issuable upon the exercise of 375,00 Warrants offered hereby or the shares of Common Stock issuable upon exercise of the Representative's Warrants) (7.8% if the Underwriters' over-allotment options are exercised in full). See "Principal and Selling Shareholders."

                          PRICE RANGE OF SECURITIES

   The Company's Common Stock has been listed on the Bulletin Board of the NASD's over-the-counter market under the symbol PFIT, since December 1996, but has been traded only sporadically, so there are no historical quotes available. The Company has applied for inclusion of the Common Stock on the NASDAQ Small Cap Market ("NASDAQ").

   The last reported closing bid price of Common Stock reported by NASD was on August 26, 1997 at $3.25 per share of Common Stock. There has been no trading activity since that time. As of October 1, 1997, there were approximately 624 record holders of the Company's Common Stock. The Company effected a 1.33-for-1 reverse split of its Common Stock in October, 1997.

                               DIVIDEND POLICY

   The Company has never paid any cash dividends on its Common Stock and does not anticipate paying any cash dividends in the future. Physical Health Centre Hong Kong Limited, the subsidiary of the company acquired by the Company in October, 1996, paid dividends out in 1995. The Company currently intends to retain future earnings, if any, to fund the development and growth of its business.

                                CAPITALIZATION

   The following table sets forth the capitalization of the Company as of June 30, 1997 and as adjusted to give effect to the sale by the Company of 375,000 shares at an offering price of $4.00 per share and 375,000 Warrants at an offering price of $0.33 per Warrant, and the application of the net proceeds of $1,282,078 therefrom.

                               (In thousands)

                                    At June 30, 1997
                                    ----------------
                                   Actual      Actual    As Adjusted (1) (2)
                                   ------      ------    -------------------
                                     HK$         US$              US$
                                       (unaudited)

SHORT-TERM DEBT:
  Short-term bank borrowings       $6,968         $899             $899
  Current portion of long-term
    bank loan                       7,468          964              964
  Current portion of capital
   lease obligations                4,909          633              633
                                   ------       ------           ------
     Total short-term debt         19,345        2,496            2,496
                                   ------       ------           ------

LONG-TERM DEBT:
  Long-term bank loans              3,894          502              502
  Long-term loans from
    third parties                  13,916        1,796            1,796
  Loans from minority shareholders
    of subsidiaries                 5,160          666              666
  Capital lease obligations -
    non current portion            10,333        1,333            1,333
                                  -------       ------           ------
     Total long-term debt          33,303        4,297            4,297

MINORITY INTEREST:                  6,074          784              784


SHAREHOLDERS' EQUITY:
  Common stock, $0.001 par value
   100,000,000 shares authorized
   Issued and outstanding:
   10,000,000 shares outstanding,
   and 10,375,000 shares as
   adjusted for the Offering           78           10               10
  Additional paid-in capital            0            0            1,282
  Cumulative currency translation
    adjustments                       101           13               13
  Retained earnings                39,617        5,112            5,112
                                  -------      -------          -------
  Total shareholders' equity       39,796        5,135            6,417
                                  -------      -------         --------
  Total capitalization            $79,173      $10,216          $11,499
                                  =======      =======          =======

(1) Adjusted to give effect to the sale of 375,000 shares in this Offering (not including the 56,250 shares underlying the Representative's over-allotment option and 56,250 shares issuable upon the exercise of the Representative's over-allotment option to purchase additional 56,250 Warrants; also excludes any shares of Common stock issuable upon exercise of the Representative's Warrants. See "Plan of Distribution").

(2) Excludes 375,000 shares issuable upon the exercise of the Warrants offered in this Offering.

                           SELECTED FINANCIAL DATA
                    (In thousands, except per share data)

   The following selected financial data are qualified by reference to, and should be read in conjunction with, the Consolidated Financial Statements, related Notes to Consolidated Financial Statements and Report of Independent Public Accountants, and Management's Discussion and Analysis of Financial Condition and Results of Operations contained elsewhere herein. The following tables summarize certain selected financial data of the Company for the fiscal years/period ended September 30, 1994, December 31, 1995, December 31, 1996 and six months periods ended June 30, 1996 and 1997. The data has been derived from Consolidated Financial Statements included elsewhere in this Prospectus that were audited by Arthur Andersen & Co., independent public accountants, except for the information relating to the six months ended June 30, 1996 and 1997, which is unaudited but in the opinion of the Company's management reflects all adjustments, consisting only of normal recurring adjustments that the Company considers necessary for a fair presentation of the information in accordance with generally accepted accounting principles.



                        Year ended             Year ended        Six months         Six months
                                              December 31,     ended June 30,     ended June 30,
                       ----------             -------------     -------------   -------------------
                  9/30/1994  12/31/1995     1996        1996       1996         1997      1997
                     HK$         HK$         HK$         US$        HK$          HK$       US$
                  (audited)               (audited)             (unaudited)  (unaudited)
CONSOLIDATED STATEMENTS
  OF OPERATIONS DATA:
Operating Revenues:
  Fitness services  $24,229     $28,075     $39,054      $5,039     $16,817     $30,849     $3,981
  Beauty treatments  42,463      53,059      72,260       9,324      35,551      35,033      4,520
  Others              2,959       4,128       1,901         245       1,808          63          8
                 ----------  ----------  ----------  ----------  ----------  ----------  ----------
Total operating
    revenues         69,651      85,262     113,215      14,608      54,176      65,945      8,509
                 ----------  ----------  ----------  ----------  ----------  ----------  ----------

Operating Expenses:
  Salaries &
    commissions      17,787      18,609      23,797       3,071      10,914      16,083      2,075
  Rent & related
    expenses         16,947      18,250      21,185       2,734      10,313      13,108      1,691
  Depreciation        6,877       8,885      11,393       1,470       5,499       6,091        786
  Other selling &
   administrative
   expenses          14,014      15,083      23,178       2,990      13,828      14,318      1,847
                 ----------  ----------  ----------  ----------  ----------  ----------  ----------
Total Operating
   Expenses          55,625      60,827      79,553      10,265      40,554      49,600      6,400
                 ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Income (Loss)
   from operations   14,026      24,435      33,662       4,343      13,622      16,345      2,109
                 ----------  ----------  ----------  ----------  ----------  ----------  ----------
Other expenses
  (income), net        (879)       (790)       (885)       (114)       (389)     (1,254)      (162)
Interest expenses     1,157       1,158         841         108         377       1,249        161
                 ----------  ----------  ----------  ----------  ----------  ----------  ----------
Total non-operating
   (income)
   expenses             278         368         (44)         (6)        (12)         (5)        (1)
                 ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Income before
   income taxes
   and minority
   interests         13,748      24,067      33,706       4,349      13,634      16,350      2,110
  Provision for
   income taxes       1,779       4,434       6,946         896       3,266       2,677        345
  Provisions for
   deferred taxes         -           -       1,753         226         877         669         86
                 ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Income (loss)
   before  minority
   interests         11,969      19,633      25,007       3,227       9,491      13,004      1,679
  Minority interests  1,149       2,100       2,211         285         765       1,214        157
  Net Income         10,820      17,533      22,796       2,942       8,726      11,790      1,522
                 ----------  ----------  ----------  ----------  ----------  ----------  ----------
  Net income
   per share (2)(3)   $1.08       $1.75       $2.28       $0.29       $0.87       $1.18      $0.15
                 ==========  ==========  ==========  ==========  ==========  ==========  ==========
  Weighted average
   number of shares
   outstanding   10,000,000  10,000,000  10,000,000  10,000,000  10,000,000  10,000,000  10,000,000
                 ==========  ==========  ==========  ==========  ==========  ==========  ==========


(1) Translation of amounts from Hong Kong Dollars into United States Dollars (US$) for the convenience of the reader has been made at the exchange rate quoted by the South China Morning Post on June 30, 1997 of US$1.00 = HK$7.75. No representation is made that the Hong Kong Dollar amounts could have been, or could be, converted into United States Dollar, at that rate on June 30, 1997 or at any other certain rate.

(2) The earnings per share is calculated using the common stock and common stock equivalents, as if the shares existing as of this Registration Statement had been outstanding throughout periods presented.

(3) 1994 and 1995 pro-formas. The results were stated as if Physical Limited were a holding company.


                                Year ended                 Six months              As Adjusted
                                December 31,              ended June 30,          (1) (2) (3)
                                ------------              --------------           -----------
                         1995      1995      1996        1996     1997     1997
                         ----      ----      ----        ----     ----     ----
                          HK$       US$       HK$         US$      HK$      US$          US$
                           (audited)            (audited)         (unaudited)
CONSOLIDATED BALANCE SHEET DATA:

Current assets           $30,403     $3,923     $40,336     $5,205    $40,090     $5,173    $6,455
Total assets              71,534      9,230     110,149     14,214    144,585     18,656    19,938
Current liabilities       41,645      5,374      54,549      7,039     62,990      8,127     8,127
Long-term
  obligations             24,817      3,202      27,624      3,565     41,799      5,394     5,394
Working capital          (11,242)    (1,451)    (14,213)    (1,834)   (22,900)    (2,954)   (1,672)
Obligations under
  finance leases             181         23       3,955        511     15,242      1,966     1,966
Deferred income taxes          -          -       1,753        226      2,422        313       313
Minority interest          4,540        586       4,857        627      6,074        784       784
Shareholders' equity       5,072        654      27,976      3,610     39,796      5,135     6,417
_____________________



(1)  Assumes receipt of net proceeds from the offering of $1,282,078
(2) Excludes (i) 56,250 shares of Common Stock included in the Representative's over-allotment option for the Shares and the 56,250 shares of Common Stock issuable upon the exercise of the Representative's over-allotment option with respect to the Warrants; (ii) the shares of Common Stock issuable upon exercise of the Representative's Warrants to be issued in conjunction with this Offering; and (iii) 375,000 shares of Common Stock
reserved for issuance under the Company's stock option plans.   See
"Description of Securities" and "Plan of Distribution".
(3) Excludes 375,000 shares issuable upon exercise of the Warrants offered hereby.


          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                          AND RESULTS OF OPERATIONS

GENERAL

   The following discussion should be read in conjunction with "Selected Consolidated Financial Data" and the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

OVERVIEW
--------

   The Company, through its predecessor companies and its subsidiaries, has been an established commercial operator of fitness and spa centers in Hong Kong and China since 1986 (see "Company - History"). The Company currently operates nine facilities: six in Hong Kong and three in China. Management believes that the Company is one of the top providers of fitness facilities and spa and beauty treatment services in Hong Kong and China, with approximately 55,000 members. The Company offers to its customers, at each location, access to a wide range of U.S.- styled fitness and spa services.

   The Company was incorporated on September 21, 1988 in the state of Delaware under the name of "Foreclosed Realty Exchange, Inc", a development stage company seeking acquisitions with no material assets or liabilities. Prior to acquisition of Physical Beauty & Fitness Holdings Limited, a British Virgin Islands corporation ("Physical Limited"), the Company had no revenue producing operations, but planned to enter into joint ventures and/or acquisitions originally in the area of real estate, to expand its operations. In October, 1996, the Company closed a transaction with Ngai Keung Luk (Serleo), a 100% shareholder of Physical Limited, whereby the Company entered into a Share Exchange Agreement with Ngai Keung Luk (Serleo), pursuant to which the Company issued 8,000,000 pre-split (6,000,000 post-split) shares of its Common Stock to Ngai Keung Luk (Serleo) in exchange for all of the outstanding shares of Physical Limited (the "Closing"). At the Closing, the then current management of the Company resigned and was replaced by the current management of the Company. See "Management."

   The Company derives its revenues from two main lines of business: fitness and spa services. The revenues derived from fitness services steadily increased from HK$28,075,000 (US$3,623,000) in the fiscal year ended December 31, 1995 to HK$39,054,000 (US$5,039,000) in the fiscal year ended December 31, 1996. The revenue from beauty treatment also increased steadily from HK$53,059,000 (US$6,846,000) in the year ended December 31, 1995 to HK$72,260,000 (US$9,324,000) in the fiscal year ended December 31,
1996.   The increase in total operating revenues in fiscal 1996 amounted to
33%.

RESULTS OF OPERATIONS

   The Company's revenues are derived from its two main lines of business of fitness and spa services in three principal ways: sale of memberships to fitness facilities, monthly membership fees and the sale of beauty treatments . The sale of beauty products and exercise clothing also contributes an insignificant amount to the total revenues. In respect to fitness services, customers are invited to join as a member at a fee currently set at HK$2,000(US$258) for one person. (A current promotion allows two people for one joining fee.) A monthly subscription fee of HK$280(US$36) is charged to each customer for the usage of the fitness center and spa area.

   In respect to beauty treatments, the customers may purchase single treatments, or in packages of ten or more treatments, with quantity discounts available. There is a wide range of beauty treatments available at prices ranging from HK$200 (US$26) to HK$3,000 (US$388).

   The following table sets forth selected income data as a percentage of total operating revenue for the periods indicated.



RESULTS OF OPERATIONS
                                                   Years Ended                 Six Months Ended
                                                   -----------                 ----------------
                                  September 30,            December 31,             June 30,
                                  -------------            ------------             --------
                                     1994                1995       1996        1996       1997
                                     ----                ----       ----        ----       ----
Operating Revenues                  100.00%             100.00%    100.00%     100.00%    100.00%
Total operating expenses             79.86%              71.34%     70.27%      74.86%     75.21%
Operating income                     20.13%              28.66%     29.73%      25.14%     24.79%
Income before income taxes
  and minority interests             19.73%              28.23%     29.77%      25.17%     24.79%
Provision for income and
  deferred taxes                      2.55%               5.20%      7.68%       7.65%      5.07%
Minority interests                    1.65%               2.46%      1.95%       1.41%      1.84%
Net income                           15.53%              20.56%     20.14%      16.11%     17.88%
                                     ======              ======     ======      ======     ======



              SIX MONTHS ENDED JUNE 30, 1997 (UNAUDITED) COMPARED
              ---------------------------------------------------
                 TO SIX MONTHS ENDED JUNE 30, 1996 (UNAUDITED).
                 ---------------------------------------------

   OPERATING REVENUES. The Company's operating revenues enjoyed strong growth in the first six months of 1997 as compared to the first six months of 1996. Operating revenues for the first six months of 1997 totaled HK$65,945,000 (US$8,509,000) compared to HK$54,176,000 (US$6,990,000) in the first six months of 1996, representing an increase of 22%. Operating revenues derived by the Company's fitness services increased 83% to HK$30,849,000 (US$3,981,000) compared to HK$16,817,000 (US$2,170,000) in the first six months of 1996. Fitness revenues as a percentage of total revenues were 47% in the first six months of 1997 as compared to 31% in the first six months of 1996.

   Operating revenues from the Company's beauty treatment business totaled HK$35,033,000 (US$4,520,000) compared to HK$35,551,000 (US$4,587,000) in the first six months of 1996, representing a decrease of 1%. This was mainly due to the Company's focus on the fitness business during that period of time, which resulted from the relocation of the Company's two largest centers in Hong Kong to larger locations and Company's advertising of such relocation and new premises. The Company also advertised the change in its membership system, which drew more attention to the fitness business.
Beauty treatment revenues as a percentage of total revenues were 53% in the first six months of 1997 as compared to 66% in the first six months of 1996.

   Operating revenues derived from the Company's Hong Kong locations remain an important contributor to the Company's business, generating HK$53,495,000 (US$6,903,000), or 81% of total operating revenues in the first six months of 1997 as compared to HK$40,836,000 (US$5,269,000) or 75% of total operating revenues in the first six months of 1996.

   Operating revenues derived from the Company's China locations generated HK$12,450,000 (US$1,606,000) or 19% of total operating revenues in the first six months of 1997 as compared to HK$13,340,000 (US$1,721,000) or 25% of total operating revenues in the first six months of 1996.

   OPERATING EXPENSES. The Company's operating expenses for the first six months of 1997 totaled HK$49,600,000 (US$6,400,000) compared to HK$40,554,000 (US$5,233,000) in the first six months of 1996, representing an increase of 22%. Total operating expenses, after taking into account all corporate expenses, were effectively controlled at 75% of total operating revenue, the same level as last year. This reflects the Company benefiting from the economies of scale in connection with the expansion of its business in China.

   Operating expenses associated with the Company's Hong Kong locations were HK$40,734,000 (US$5,256,000), representing an increase of 33% as compared to HK$30,596,000 (US$3,948,000) in the first six months of 1996. Hong Kong operating expenses represented 82% of total operating expenses in the first six months of 1997 as compared to 75% of total operating expenses in the first six months of 1996. The increase in operating expenses was primarily due to inflation and additional marketing, administrative and salary costs as a result of increased revenues.

   Operating expenses associated with the Company's China locations were HK$8,866,000 (US$1,144,000), representing a decrease of 11% as compared to HK$9,958,000 (US$1,285,000) in the first six months of 1996. Operating expenses in China represented 18% of total operating expenses in the first six months of 1997 as compared to 25% of total operating expenses in the first six months of 1996.

   TOTAL NON-OPERATING EXPENSES (INCOME). Total non-operating expenses (income) for the first six months of 1997 totaled net income of HK$5,000 (US$600) compared to HK$12,000 (US$1,500) in the first six months of 1996, representing a decrease of HK$7,000 (US$900) or 58%.

   PROVISION FOR INCOME TAXES. Provision for income taxes for the first six months of 1997 totaled HK$3,346,000 (US$431,000) compared to HK$4,143,000
(US$534,000) in the first six months of 1996, representing a decrease of 19%. The effective tax rate of operating income was 20% and 30% respectively. The decrease in the effective tax rate of operating income was due to the increasing contribution from Hong Kong operations at the income tax rate of 16.5% compared with the tax rate of 33% for China operations.

   NET INCOME. The Company's net income for the first six months of 1997 totaled HK$11,790,000 (US$1,522,000) compared to HK$8,726,000
(US$1,125,000) for the first six months of 1996, representing an increase of 35%. The net income margin in the first six months of 1997 was 18% compared to 16% in the first six months of 1996, representing an increase of 13%.
The increased net income reflects intensified marketing efforts that resulted in an additional contribution from existing centers in Hong Kong and China.

                FISCAL YEAR ENDED DECEMBER 31, 1996 COMPARED
                --------------------------------------------
                  TO FISCAL YEAR ENDED DECEMBER 31, 1995
                  --------------------------------------

   OPERATING REVENUES. The Company's operating revenues increased significantly in the fiscal year ended December 31, 1996 as compared to the fiscal year ended December 31, 1995. Operating revenues for the fiscal year ended December 31, 1996 totaled HK$113,215,000 (US$14,608,000) compared to HK$85,262,000 (US$11,002,000) in the fiscal year ended December 31, 1995, representing an increase of 33%. Operating revenues derived by the Company's fitness services increased 39% to HK$39,054,000 (US$5,039,000) compared to HK$28,075,000 (US$3,623,000) in the fiscal year ended December 31, 1995. Fitness revenues as a percentage of total revenues were 34% in the fiscal year ended December 31, 1996 as compared to 33% in the fiscal year ended December 31, 1995. The increased revenue reflects increased marketing efforts for the Hong Kong locations and the opening of the Dalian, China center.

   Operating revenues from the Company's beauty treatment business totaled HK$72,260,000 (US$9,324,000) compared to HK$53,059,000 (US$6,846,000) in the fiscal year ended December 31, 1995, representing an increase of 36%.
Beauty treatment revenues as a percentage of total revenues were 64% in the fiscal year ended December 31, 1996 as compared to 62% in the fiscal year ended December 31, 1995.

   Operating revenues derived from the Company's Hong Kong locations remain an important contributor to the Company's business, generating HK$83,822,000 (US$10,816,000), or 74% of total operating revenues in the fiscal year ended December 31, 1996 as compared to HK$69,243,000 (US$8,935,000) or 81% of total operating revenues in the fiscal year ended December 31, 1995.

   Operating revenues derived from the Company's China locations generated HK$29,393,000 (US$3,792,000) or 26% of total operating revenues in the fiscal year ended December 31, 1996 as compared to HK$16,019,000
(US$2,067,000) or 19% of total operating revenues in the fiscal year ended December 31, 1995.

   The number of centers increased to nine at the fiscal year ended December 31, 1996 compared to eight centers at the fiscal year ended December 31, 1995, reflecting the opening of the Dalian, China center in April, 1996.

   OPERATING EXPENSES. The Company's operating expenses for the fiscal year ended December 31, 1996 totaled HK$79,553,000 (US$10,265,000) compared to HK$60,827,000 (US$7,849,000) in the fiscal year ended December 31, 1995, representing an increase of 31%. Operating expenses as a percentage of total revenues were 70% in the fiscal year ended December 31, 1996 as compared to 71% in the fiscal year ended December 31, 1995.

   Operating expenses associated with the Company's Hong Kong locations were HK$60,929,000 (US$7,862,000), representing an increase of 18% as compared to HK$51,598,000 (US$6,658,000) in the fiscal year ended December 31, 1995. Hong Kong operating expenses represented 77% of total operating expenses in the fiscal year ended December 31, 1996 as compared to 85% of total operating expenses in the fiscal year ended December 31, 1995.

   Operating expenses associated with the Company's China locations were HK$18,624,000 (US$2,403,000), representing an increase of 102% as compared to HK$9,229,000 (US$1,191,000) in the fiscal year ended December 31, 1995. Operating expenses in China represented 23% of total operating expenses in the fiscal year ended December 31, 1996 as compared to 15% of total operating expenses in the fiscal year ended December 31, 1995. The increase in operating expenses was primarily due to inflation and additional marketing, administrative, salary and rental costs incurred by the new center in Dalian, China.

   TOTAL NON-OPERATING EXPENSES (INCOME). Total non-operating expenses (income) for the fiscal year ended December 31, 1996 totaled net income of HK$44,000 (US$6,000) compared to a net expense of HK$368,000 (US$47,000) in the fiscal year ended December 31, 1995, representing an increase of HK$412,000 (US$53,000) or 112%.

   PROVISION FOR INCOME TAXES. Provision for income taxes for the fiscal year ended December 31, 1996 totaled HK$8,699,000 (US$1,122,000) compared to HK$4,434,000 (US$572,000) in the fiscal year ended December 31, 1995, representing an increase of 96%. The effective tax rate of operating income was 26% and 18% respectively. The increase in the effective tax rate of operating income was due to the 33% income tax rate in China and a provision of deferred taxation of HK$1,753,000 (US$226,000) in Hong Kong. As the contribution from China operations increased, the higher income tax rate applicable in China therefore made up a larger portion of the tax provision.

   NET INCOME. The Company's net income for the fiscal year ended December 31, 1996 totaled HK$22,796,000 (US$2,942,000) compared to HK$17,533,000
(US$2,262,000) in the fiscal year ended December 31, 1995, representing an increase of 30%. The net income margin for the fiscal year ended December 31, 1996 was 20% and was 21% for the fiscal year ended December 31, 1995. The increased net income reflects intensified marketing efforts that resulted in an additional contribution from existing centers in Hong Kong and China and a contribution from the new center in Dalian, China that opened in April, 1996.

FISCAL YEAR ENDED DECEMBER 31, 1995 COMPARED TO FISCAL YEAR ENDED SEPTEMBER 30, 1994
----------------------------------------------------------------------------

   OPERATING REVENUES. The Company's operating revenues increased significantly in the fiscal year ended December 31, 1995 as compared to the fiscal year ended September 30, 1994. Operating revenues for the fiscal year ended December 31, 1995 totaled HK$85,262,000 (US$11,002,000) compared to HK$69,651,000 (US$8,987,000) in the fiscal year ended September 30, 1994, representing an increase of 22%. Operating revenues derived by the Company's fitness services increased 16% to HK$28,075,000 (US$3,623,000) compared to HK$24,229,000 (US$3,127,000) in the fiscal year ended September 30, 1994. Fitness revenues as a percentage of total revenues were 33% in the fiscal year ended December 31, 1995 as compared to 35% in the fiscal year ended September 30, 1994.

   Operating revenues for the Company's beauty treatment business totaled HK$53,059,000 (US$6,846,000) compared to HK$42,463,000 (US$5,478,000) in the fiscal year ended September 30, 1994, representing an increase of 25%. Beauty treatment revenues as a percentage of total revenues were 62% in the fiscal year ended December 31, 1995 as compared to 61% in the fiscal year ended September 30, 1994.

   Operating revenues derived from the Company's Hong Kong locations remain an important contributor to the Company's business, generating HK$69,243,000 (US$8,935,000), or 81% of total operating revenues in the fiscal year ended December 31, 1995 as compared to HK$61,316,000 (US$7,912,000) or 88% of total operating revenues in the fiscal year ended September 30, 1994.

   Operating revenues derived from the Company's China locations generated HK$16,019,000 (US$2,067,000) or 19% of total operating revenues in the fiscal year ended December 31, 1995 as compared to HK$8,335,000
(US$1,076,000) or 12% of total operating revenues in the fiscal year ended September 30, 1994.

   The number of centers increased to eight at the fiscal year ended December 31, 1995 compared to seven centers at the fiscal year ended September 30, 1994, reflecting the opening of the Hongqiao, Shanghai center in September, 1995.

   OPERATING EXPENSES. The Company's operating expenses for the fiscal year ended December 31, 1995 totaled HK$60,827,000 (US$7,849,000) compared to HK$55,625,000 (US$7,177,000) in the fiscal year ended September 30, 1994, representing an increase of 9%.

   Operating expenses as a percentage of total revenues were 71% in the fiscal year ended December 31, 1995 as compared to 80% in the fiscal year ended September 30, 1994.

   Operating expenses associated with the Company's Hong Kong locations were HK$51,598,000 (US$6,658,000), representing an increase of 3% as compared to HK$50,232,000 (US$6,481,000) in the fiscal year ended September 30, 1994. Hong Kong operating expenses represented 85% of total operating expenses in the fiscal year ended December 31, 1995 as compared to 90% of total operating expenses in the fiscal year ended September 30, 1994.

   Operating expenses associated with the Company's China locations were HK$9,229,000 (US$1,191,000), representing an increase of 71% as compared to HK$5,393,000 (US$696,000) in the fiscal year ended September 30, 1994. Operating expenses in China represented 15% of total operating expenses in the fiscal year ended December 31, 1995 as compared to 10% of total operating expenses in the fiscal year ended September 30, 1994. The increase in operating expenses was primarily due to inflation and additional marketing, administrative, salary and rental costs incurred by the new center in Hongqiao, Shanghai center that opened in September, 1995.

   TOTAL NON-OPERATING EXPENSES (INCOME). Total non-operating expenses for the fiscal year ended December 31, 1995 totaled a net expense of HK$368,000 (US$47,000) compared to a net expense of HK$278,000 (US$36,000) in the fiscal year ended September 30, 1994, representing an increase of HK$90,000 (US$12,000) or 32%.

   PROVISION FOR INCOME TAXES. Provision for income taxes for the fiscal year ended December 31, 1995 totaled HK$4,434,000 (US$572,000) compared to HK$1,779,000 (US$230,000) in the fiscal year ended September 30, 1994, representing an increase of 149%. The effective tax rate of operating income was 18% and 13% respectively. The increase in the effective tax rate of operating income was due to the 33% income tax rate in China. As the contribution from China operations increased, the higher income tax rate applicable in China therefore made up a larger portion of the tax provision.

   NET INCOME. The Company's net income for the fiscal year ended December 31, 1995 totaled HK$17,533,000 (US$2,262,000) compared to HK$10,820,000
(US$1,396,000) in the fiscal year ended September 30, 1994, representing an increase of 62%. The net income margin for the fiscal year ended December 31, 1995 was 21% compared to 16% for the fiscal year ended September 30, 1994. The increased net income reflects ongoing marketing efforts that resulted in an additional contribution from existing centers in Hong Kong and China and a contribution from the new Hongqiao, Shanghai center that opened in September, 1995.


LIQUIDITY AND CAPITAL RESOURCES

   The Company has financed its operations primarily through cash generated from operations, short-term bank credit, long-term bank loans, long term loans from third parties (outside investors - see Notes to Financial Statements) and minority shareholders of subsidiaries, advances from customers relating to prepaid fitness and spa income, and leasing arrangements with financial institutions.

   Short-term bank loans exceeded the cash and bank balances by HK$4,794,000 (US$618,000) and HK$3,118,000 (US$400,000), which gave rise to the negative cash and cash equivalent balances for the respective periods ended June 30, 1997 and December 31, 1996, while total indebtedness at June 30, 1997 was HK$52,648,000 (US$6,793,000) and HK$30,725,000 (US$3,966,000) at December
31, 1996.

   Net cash provided by operating activities were HK$32,234,000 (US$4,159,000), HK$31,651,000 (US$4,084,000), HK$32,345,000 (US$4,172,000)
and 22,833,000 (US$2,946,000) for Fiscal Year 1994, Fiscal Year 1995, Fiscal Year 1996, and the six-month period ended June 30, 1997, respectively. The Company's operating activities are historically financed by cash flows from operations. Net cash used in investing activities were HK$23,427,000 (US$3,023,000), HK$14,274,000 (US$1,842,000), HK$24,266,000 (US$3,132,000)
and HK$28,765,000 (US$3,711,000) for Fiscal Year 1994, Fiscal Year 1995,
Fiscal Year 1996 and the six-month period ended June 30, 1997, primarily as a result of expenditures for property, plant and equipment. Net cash used in financing activities, which mainly include proceeds from bank loans, net interest and repayment, were HK$2,816,000 (US$363,000), HK$14,952,000
(US$1,929,000),  HK$10,156,000 (US$1,308,000) and HK$4,225,000 (US$545,000)
in Fiscal Year 1994, Fiscal Year 1995 and Fiscal Year 1996. Net cash provided by financing activities was HK$4,225,000 (US$545,000) in the six-month period ended June 30.1997.

   The Company obtained a term loan in the amount of HK$1,000,000 (US$129,000) from Shanghai Commercial Bank Limited in Fiscal Year 1996 in connection with payment of rental deposits for the new Causeway Bay center (relocation of an existing center). This loan is secured by leasehold property in Hong Kong owned by relatives of Mr. Luk and is repayable in one lump sum on November 6, 1997. No consideration has been paid by the Company for such security. As of June 30, 1997, the outstanding principal amount of this loan was HK$1,000,000 (US$129,000). The Company does not anticipate any difficulty in repaying the loan on a timely basis, regardless of the success of the Offering.

   The Company entered into a capital lease agreement with East Asia Finance Company Limited in April, 1996 for the purchase of exercise equipment in the amount of HK$1,759,200 (US$227,000) for the Dalian, China, center. The lease is repayable in thirty six (36) monthly installments, commencing April, 1996. In addition, the Company secured a loan of HK$3,168,000 (US$409,000) from Dao Heng Finance in August 1996 for the equipment for a proposed new center in Zhongshan, China, however, the loan was fully repaid in February 1997.

   The Company has revolving lines of credit with three banks - The Kwangtung Provincial Bank, Dao Heng Bank, and Shanghai Commercial Bank
Limited.   As of June 30, 1997, these lines of credit allow for aggregate borrowings of up to HK$4,700,000 (US$606,000). As of June 30, 1997, the Company had HK$4,000,000 (US$520,000) of loans outstanding under these revolving lines of credit. The Company draws down from the lines of credit primarily for general working capital purposes. The lines of credit contain covenants requiring the maintenance of minimum net worth.

   Consistent with the general practice of the fitness and spa industry, the Company receives prepaid memberships to fitness facilities, which are non-refundable, and spa treatment dues from its customers. This practice creates working capital that the Company generally utilizes for working capital purposes. However, the unused portion of the pre-paid membership and spa treatment dues is characterized as deferred income, a current liability, for accounting purposes.

   The Company's trade receivable balance at June 30, 1997, was HK$6,542,000 (US$844,000). The Company has never experienced any significant problems with collection of accounts receivable from its customers.

   Capital expenditure for Fiscal Years 1994, 1995 and 1996, and the six-month period ended June 30, 1997, were HK$23,435,000 (US$3,024,000),
HK$20,427,000 (US$2,636,000), HK$25,375,000 (US$3,274,000) and HK$28,768,000
(US$3,712,000) respectively. The Company believes that cash flow generated from its operations, the proceeds form this Offering and its existing credit facilities should be sufficient to satisfy its working capital and capital expenditure requirements for at least the next 12 months.

                           BUSINESS OF THE COMPANY

GENERAL

   The Company's fitness and spa centers are located in or near urban areas in highly populated areas of Hong Kong and major metropolitan cities in China and most of them are operated under long-term leases. With the exception of Mei Foo center, a portion of which is owned by the Company (see "Business - Properties"), the Company does not own the real property on which the centers are located, but owns the leasehold improvements and equipment with respect to each center. Generally, the Company's centers average 20,000 square feet and include a workout area including a broad range of fitness equipment, changing room, sauna and steam facilities and a separate area devoted exclusively to professional spa and beauty treatment programs. Each center typically includes a laser TV room with lounge, health drink bar and sells a range of exercise clothing, European beauty products and cosmetics.

   The Company's strategy is to grow through expansion of its fitness and spa facilities in Hong Kong and China, as well as to explore the opportunities for its fitness and spa services in other countries of Far East. The Company intends to build on its 11-year continuous operating presence in Hong Kong, the relationships in China established by the Company's executives and senior staff and the Company's policy of offering what it believes are the state-of-the-art exercise and spa facilities and beauty treatments at affordable prices in their respective markets. In order to implement its strategic plan and marketing strategy, the Company intends to increase its expansion capability in China, Hong Kong and Macau through the establishment of new fitness and spa locations (see also "Use of Proceeds"). In addition, the Company is closely monitoring potential opportunities in the Philippines, Taiwan, Malaysia and Indonesia.

   During 1996, the Company and its subsidiaries recognized HK$113.2 million (US$14.6 million) in revenue as a result of the additional contributions of its two Shanghai centers and its center in Dalian, China. The Company's results of operations for the twelve months ended December 31, 1996 were positively impacted by the opening of the Dalian, China branch.


ORGANIZATION

   The Company's operations are conducted through its subsidiaries in Hong Kong and Sino-foreign joint ventures in China. A number of the Company's subsidiaries have been incorporated in the British Virgin Islands, primarily for tax reasons. Such structure provides greater flexibility for the Company in obtaining tax benefits, especially in case of corporate accounts. See "Taxation". Set forth below is the description of the Company's subsidiaries and their respective roles in the organizational structure of the Company.






                                Date of                    Equity Interest
                              acquisition/     Place of     owned by the     Principal activities
Name of Company                formation    incorporation      Company       ---------------------
---------------               ----------   --------------  ---------------
                                                           Direct   Indirect
                                                           ------   --------
Physical Beauty & Fitness     March 8, 1996    BVI         100%      -       Investment holding
  Holdings Limited ("Physical
  Limited")

Physical Health Centre        March 2, 1990    Hong Kong   91.4%     -       Operating 5 Fitness
  Hong Kong Limited ("Physical                                               Centres in Hong Kong
  Hong Kong Limited")

Regent Town Holdings Limited  September 20,    BVI         88.5%     -       Investment holding
  ("Regent")                  1993

Supreme Resources Limited     September 29,    Hong Kong   70%       -       Operating a beauty
  ("Supreme")                 1994                                           treatment center in
                                                                             Hong Kong

Physical Health Centre        September 29,    Hong Kong   100%      -       Investment holding
  (Zhong Shan) Limited        1994                                           (formerly operating a
  ("Zhongshan Physical")                                                     beauty treatment
  formally known as Famerich                                                 center in Hong Kong
  Development Limited)

Zhongshan Physical Ladies'    October 29,      The PRC     -         95%     Operating a Fitness
  Club Ltd. (owned by         1996                                           Centre in Zhongshan,
  Zhongshan Physical)                                                        the PRC

Ever Growth Limited ("Ever    September 29,    Hong Kong   100%      -       Property holding
  Growth")                    1994

Proline Holdings Limited      September 28,    BVI         -         88.5%   Investment holding
  ("Proline") (wholly         1994
  owned by Regent)

Shanghai Physical Ladies'     September 28,    Hong Kong   -         88.5%   Investment holding
  Club Company ("Shanghai     1994
  Physical")(wholly owned
  by Proline)

Shanghai Physical Ladies'     September 28,    The PRC      -        88.5%   Operating two Fitness
  Club Co., Ltd. (owned by                                                   Centres in Shanghai,
  Shanghai Physical)                                                         the PRC

Mighty System Limited         December 15,     BVI          100%     -       Provision of marketing
 ("Mighty")                   1994                                           services for cosmetic
                                                                             sales

Jade Regal Holdings           March 15, 1994   BVI          100%     -       Investment holding
   Limited ("Jade Regal")

Physical Health Centre        March 15, 1996   Hong Kong    -        100%    Investment holding
  (Dalian Physical") (wholly
  owned by "Jade Regal")

Dalian Physical Ladies'       March 15, 1996   The PRC      -        90%     Operating a Fitness
   Club Co., Ltd. (90%                                                       Centre in Dalian,
    owned by Dalian Physical)                                                the PRC

Star Perfection Holdings      April 15, 1996   BVI          100%     -       Investment holding
  Limited ("Star Perfection")

Physical Health Centre        April 15. 1996   Hong Kong    -        100%    Investment holding
  ("Shenzhen  Physical")
  (wholly owned by Star
  Perfection)

Shenzhen Physical Ladies'     August 16, 1996  PRC          -        90%     Operating a Fitness
   Club Co. Ltd. (owned by                                                   Centre  in Shenzhen,
   "Shenzhen Physical")                                                      PRC

Physical Health Centre        March 21, 1997   Hong Kong    100%     -       Investment holding,
  (Macau) Limited*                                                           Operating a Macau
                                                                             Centre


Physical Health  Centre       September 8,     Hong Kong    100%     -       Operating a Fitness
  (Tsuen Wan) Limited*        1997                                           Centre in Hong Kong

___________________






* Proposed new centers; not shown on the organizational chart.

   The Company plans to open  new centers in Tsuen Wan, Hong Kong and Macau
in early 1998.   See also "Use of Proceeds" and "Company - Properties". The
Company's organizational chart is set forth below on the next page.


                          ORGANIZATION CHART OF PHYSICAL SPA & FITNESS, INC.

                          --------------------------------------------------

                              Physical Spa & Fitness, Inc.
                                            US
                                             |
                                             | 100%
                                             |
                                Physical Beauty & Fitness
                                    Holdings Limited
                                           BVI
                                             |
                                             |
_____________________________________________|____________________________________________________
    |88.5%      |100%       |100%         |91.4%         |70%      |100%*     |100%*         |100%
-----------  ---------  ----------  --------------  ---------- ---------- ------------  -----------
Regent Town    Mighty   Jade Regal  Physical Health   Supreme     Star     Physical     Ever Growth
  Holdings     System    Holdings       Centre       Resources Perfection   Health        Limited
  Limited     Limited    Limited      Hong Kong       Limited    Holdings    Centre
                                       Limited                   Limited  (Zhong Shan)
                                                                             Limited
   BVI          BVI        BVI            HK             HK       BVI          HK            HK
-----------  ---------  ----------  --------------  ---------- ---------- ------------  -----------
    |                       |             |              |         |          |              |
    |100%                   |100%*        |100%          |100%     |100%*     |95%           |100%
Proline Holdings       Physical Health    |              |   Physical Health  |              |
 Limited               Centre (Dalian)    |              |  Centre (Shenzhen) |              |
                         Limited          |              |       Limited      |              |
   BVI                      HK            |              |         HK         |              |
-----------             ----------        |              |     -----------    |              |
    |                       |             |              |         |          |              |
    |100%*                  |90%          |              |         |90%       |              |
Shanghai                    |             |              |         |          |              |
Physical                    |             |              |         |          |              |
Ladies' Club                |             |              |         |          |              |
Company                     |             |              |         |          |              |
Limited                     |             |              |         |          |              |
  HK                        |             |              |         |          |              |
   |100%                    |        Causeway Bay        |         |          |              |
   |                        |         Tsimshatsui        |         |          |              |
Shanghai                 Dalian        Shatin      Renaissance  Shenzhen  Zhongshan    Property in
 Joint                   Joint         Mei Foo        Beauty     Joint      Joint        Mei Foo
Venture                 Venture      Kowloon City     Centre    Venture    Venture
                                                 (Central Branch)
                                                    Operation

* 50% held by one nominee shareholder.  Since the Companies Ordinance of Hong Kong requires a minimum of 2 shareholders for each limited company, Mr. Luk holds the remaining shares on behalf of
Physical Beauty & Fitness Holdings Ltd.


                                                  31


OWNERSHIP STRUCTURES IN CHINA

      The organizational structure of the Company's operations in China is set forth below.

                              TYPE OF     INTERESTS                                      PROFIT
NAME OF THE                    JOINT     OWNED BY THE    TERM OF THE    REGISTERED       SHARING
JOINT VENTURE   LOCATION      VENTURE      COMPANY      JOINT VENTURE     CAPITAL*      ARRANGEMENT
                                                                                  Foreign   Chinese
                                                                                  partner   partner
                                                                                  -------   -------
Shanghai     Huangpu and    Co-operative      88.5%        10 years     Originally    See Shanghai
Physical       Hongqiao,                                  (exp. 2003)   US$1000 in    Joint Venture
 Ladies'       Shanghai                                                 cash and          below
 Club Co., Ltd.                                                         Increased to
("Shanghai Joint                                                        US$2000 in
Venture")                                                               cash in 1995

Dalian         Dalian         Equity        Originally     12 years     Originally    Pro-rata to
Physical Ladies'                             55% and      (exp. 2007)   Rmb10,000 in     equity
 Club Co., Ltd.                             Changed to                  cash  and       interests
 ("Dalian Joint Venture")                   90% in 1996                 changed to
                                                                        Rmb1,000 cash
                                                                        and Rmb9,000 in
                                                                        form of fixed
                                                                        assets and
                                                                        renovation
                                                                        materials in 1996.

Shenzhen       Shenzhen       Co-Operative     90%          10 years    HK$4,600 in   Pro-rata to
 Physical Ladies'                                          (exp. 2006)  form of cash    equity
 Club Co., Ltd.                                                         and fixed       interests
 ("Shenzhen Joint Venture")**                                           assets

Zhongshan      Zhongsan       Equity           95%          10 years    US$500 in     Pro-rata to
 Physical                                                  (exp. 2006)  in form of      equity
 Ladies Club Co.,                                                       cash and       interests
 Ltd. ("Zhongshan                                                       fixed assets
 Joint Venture")**


_______________________________________________________

*  In thousands
** Those joint ventures have not commenced operations yet.  See below.


   SHANGHAI JOINT VENTURE. The Shanghai Joint Venture is a Sino-foreign cooperative joint venture established on September 7, 1993 in Shanghai, China. The Chinese joint venture partner is a state-owned enterprise in the PRC, Shanghai Ti Yu Guan (SHTYG). Shanghai Physical Ladies' Club Company Limited, a Hong Kong corporation ("Shanghai Physical") authorized Physical Health Centre Hong Kong Limited, a Hong Kong corporation, to enter into a joint venture contract with SHTYG. The joint venture period is 10 years from the date of issue of the business license on September 7, 1993. SHTYG is paid rent of RMB950,000 for the first 3 years of the joint venture. Rent for the fourth to tenth years will be 110% of the preceding year, except where the inflation rate in the PRC exceeds 16% in which case, the rental increase would be indexed to the inflation rate.

   DALIAN JOINT VENTURE. On April 11, 1995, Physical Health Centre (Dalian) Limited, a Hong Kong corporation ("Dalian Physical") formed a Sino-foreign equity joint venture with a Chinese enterprise to operate a fitness/ spa center in Dalian, China. The joint venture period is 12 years from the issue of the business license on April 11, 1995. The equity interest of Dalian Physical is 90% and the Chinese joint venture partner's equity interest is 10%. The joint venture commenced effective operations in April 1996.

   ZHONGSHAN JOINT VENTURE.  In June 1996, Physical Health Center (Zhong
Shan) Ltd. ("Zhongshan Physical"), entered into a joint venture contract, as supplemented in August, 1996, with a Chinese enterprise in Zhongshan, China to establish a Sino-foreign cooperative joint venture for the provision of fitness and spa services. The joint venture period is 10 years from issue date of the business license on October 29, 1996. The Chinese joint venture partner will be entitled to HK$30,000 per annum in the form of a technology introduction fee. The Chinese joint venture partner will not be entitled to
share in profits after receipt of the technology introduction fee.   All the
benefits and liabilities of the joint venture will be assumed by Zhongshan Physical. The agreement is subject to approval by relevant PRC authorities in Zhongshan. The Company anticipates opening of the Zhongshan center in 1998. As of the date of this Prospectus, however, both joint venture partners have not contributed the required capital according to the requirements of the contract. Such default in the funding obligations will require renegotiations between the two partners and may also trigger default remedies as specified in the joint venture contract. Further, a failure to meet regulatory time limits set by the State Administration of Industry and Commerce for capital contributions could result in the cancellation of the approval of the joint venture's business license. Both joint venture partners are in the process of applying to the relevant authorities for an extension of such time limits. The joint venture has not yet commenced operations as of this date.

   SHENZHEN JOINT VENTURE. In 1996, Shenzhen Physical Ladies' Club Co., Ltd., entered into a joint venture contract with a Chinese enterprise in Shenzhen, China to establish a Sino-foreign cooperative joint venture for the provision of fitness and spa services. According to the laws in the PRC and the terms of the joint venture contract, both joint venture partners are obliged to fulfill their capital contribution requirements into the joint venture within a specified period of time after the issue of the business license. As of the date of this Prospectus, however, both joint venture partners have not contributed the required capital according to the requirements of the contract. Such default in the funding obligations will require renegotiations between the two partners and may also trigger default remedies as specified in the joint venture contract. Further, a failure to meet regulatory time limits set by the State Administration of Industry and Commerce for capital contributions could result in the cancellation of the approval of the joint venture's business license. Both joint venture partners are in the process of applying to the relevant authorities for an extension of such time limits.

   Since Shanghai Joint Venture and Dalian Joint Venture operate in China, they are subject to special considerations and significant risks not typically associated with investments in equity securities of the United States or Western European countries. See "Risks Relating to Operations in Hong Kong and China".


OVERVIEW OF THE COMPANY'S MARKETS

HONG KONG
---------

FITNESS
-------

   The concept of preventive health care and physical fitness, which became popular in Hong Kong in the early 1980's, was introduced from the United States and Europe. With the growing affluence of the local population and improvement in their standard of living, people began to immerse in physical exercise to maintain a fit and healthy body. The fitness trend grew in Hong Kong and gained popularity within the high income group initially.

   To cater to this new industry, a number of fitness centers were established in Hong Kong which provided a variety of exercise equipment as well as aerobic dance classes. Private clubs (dining clubs, marina clubs, entertainment clubs) targeted towards the upper income group also began to provide similar services to their members or expanded their existing facilities.

   The majority of these fitness centers targeted the high income group, were very exclusive, and entrance fees or membership fees were generally high. Under this marketing strategy, these fitness centers were restricted to a comparatively small number of potential customers. Additionally, some of these fitness centers were affected by the migration boom of Hong Kong in the mid 1980's. At that time, a large number of professionals migrated from Hong Kong to other countries to pursue educational and economic opportunities. This migration boom affected the customer base of these fitness centers and thus decreased the viability of their business. As a result, fitness centers targeting the high income group in Hong Kong were vulnerable and underwent a period of consolidation. Later on, as the market developed, a market niche emerged for fitness centers catering to the middle income group.

SPA
---

   The spa industry in Hong Kong, which includes the skin care or beauty industry, is rather fragmented with a large number of small operations. It is common that certain spa and beauty treatments are provided by a wide range of establishments including beauty salons, hair salons, and even cosmetic counters situated in department stores. The standard of services for beauty treatments varies widely. Normally, the customer base of these operations is confined to a relatively limited number of frequent customers. Exclusive private clubs that cater to a small percentage of wealthy Hong Kong women and the inconsistent quality and skill level of small operations have increased the demand for middle market skin care treatments in the recent years.


CHINA
-----

FITNESS
-------

   In China, the concept of physical fitness has a long history, but it was not widely practiced, except by the 50+ generation. Even China's famous Tai' Chi is seldom practiced by young people. Organized sports for recreation are more popular, though sports centers are in the Management's opinion generally ill equipped and out of date. It appears that intensive training in a particular sport is only available to a minority of people. Physical fitness centers are usually in the form of gymnasiums run by state-owned sports authorities.

   A handful of small clubs with standard facilities have opened in recent years, but offer, in the Management's opinion, a limited selection of locally made, out- of-date equipment (as compared to the equipment used in the Company's centers). Such facilities are frequented by more men than women, as they tend to be equipped with barbells and weights.

   The Company believes that aerobics is gaining popularity with the recent influx of follow-along television programs. The Management observed that the overall improved lifestyle; availability of fast food and convenience foods, increased spending power, and increasingly sedentary lifestyles of Chinese people, has led to a widespread concern for weight control. The Management believes that aerobics especially appeals to women in China, as large percentages of women seem to be concerned with losing weight.

   A number of five-star hotels in China have luxury spas and fitness centers, well-equipped with the latest brands of Western-styled exercise
machines (as compared to the Company's facilities).   However, the
Management believes that the exorbitant fees (in the Company's opinion) prevent any significant competitive impact on the industry. Private dining clubs have become increasingly popular throughout China in the recent years, and usually include small fitness and beauty centers. However, the Company believes that as the focus of these clubs is usually dining, drinking, karaoke and entertainment, they have contributed insignificantly to the industry. (See "Competition")

SPA
---

   The Company noted that Western-styled spa and beauty treatments has become increasingly common and popular in China. Home-treatments, using cosmetics purchased in department stores, have also become very common. However, in the Management's opinion standards of skill and hygiene tend to be poor, as is the quality of products used, as compared to those provided by the Company's centers.

   In recent years, several Hong Kong and Japanese companies have entered the market with small, limited service salons. Several internationally recognized skin care lines, such as Dior, Channel and Elizabeth Arden have recently become available in department stores. Those department stores often hold in-house promotions to demonstrate their products and educate potential customers. It appears that the desire to own anything imported, including cosmetics, is considered prestigious and is therefore highly desired by Chinese women. The Management noticed that the demand for "foreign" spa treatments and beauty salons, and imported products is high. The local and international media is introducing fitness and skin care news to a growing receptive audience. The Company believes that the demand for affordable, value-driven beauty and skin care has increased.

HISTORY

   The Company was incorporated on September 21, 1988 in the state of Delaware under the name of "Foreclosed Realty Exchange, Inc", a development stage company seeking acquisitions. Prior to acquisition of Physical Beauty & Fitness Holdings Limited, a British Virgin Islands corporation ("Physical Limited"), the Company had no revenue producing operations, but planned to enter into joint ventures and/or acquisitions originally in the area of real estate, to expand its operations. In early 1991, the Company was planning to become a public company and issued 750,000 (pre-reverse split) shares of common stock with certain registration rights to an unrelated corporation for services in connection with the Company's efforts to become a public company. That corporation, in turn distributed the 750,000 shares as dividends to its shareholders. The Company has not filed a registration statement as originally planned and the shares became free trading pursuant to Rule 144, after the expiration of the applicable restrictive period. In October, 1996, the Company closed a transaction with Ngai Keung Luk (Serleo), a 100% shareholder of Physical Limited, whereby the Company entered into a Share Exchange Agreement with Ngai Keung Luk (Serleo). Physical Limited was incorporated on March 8, 1996 under the laws of British Virgin Islands and has interests in various companies operating fitness and beauty centers and other related businesses in Hong Kong and China (see "Company- Organization"). Pursuant to the Share Exchange Agreement, the Company issued 8,000,000 pre-split shares of its Common Stock to Ngai Keung Luk (Serleo) in exchange for all of the outstanding shares of Physical Limited (the "Closing"). Subsequently, the Company changed its name to "Physical Spa & Fitness Inc." in November, 1996, to reflect the new business operations of the Company. As a part of the above transaction, certain shareholders of the Company also transferred 990,000 pre-split shares of Common Stock to Goodchild Investments Limited, a British Virgin Islands Corporation ("Goodchild") See "Certain transactions". Neither Ngai Keung Luk (Serleo) nor Goodchild were parties affiliated with the Company prior to or at the time of the acquisition of Physical Limited. At the Closing the then current management of the Company resigned and was replaced by the current management of the Company. See "Management.".

   In 1986, the founder and principal shareholder of the Company, Ngai Keung Luk (Serleo), set up the first fitness center under the name of "Physical Health Club" with the objective of providing physical fitness and spa treatment services at prices which could be afforded by a rapidly growing middle class population in Hong Kong. Two years later in 1988, another center was founded under the name of "Physical Ladies' Club" in Hong Kong. The businesses of these centers were operated in a form of a sole proprietorship and were subsequently transferred to Physical Health Centre Hong Kong Limited, a Hong Kong corporation established on March 2, 1990 ("Hong Kong Limited"). During the period from 1990 to 1996, Hong Kong Limited and Physical Limited expanded their scope of operations by acquiring and establishing several subsidiaries and by forming Sino-foreign joint ventures in China to operate six additional fitness/spa centers in Hong Kong, three in China and other related businesses (see "Company - Organization"). The subsidiary companies were all formerly owned by Mr. Luk and other principal shareholders, or solely by Mr. Luk. The respective equity interests were transferred by Mr. Luk and other principal shareholders to Hong Kong Physical or Physical Limited throughout 1993 to 1996 at the original cost of the respective investments. In October, 1996, 91.4% of the equity interests of Hong Kong Limited was transferred by the principal and other shareholders (including Mr. Luk) to Physical Limited at the par value of the shares transferred. In addition, all the equity interests of Hong Kong Limited in various subsidiaries and Sino-foreign joint-ventures were also transferred to Physical Limited at the recorded cost of these investments.


HONG KONG

   The first facility was opened in the Mei Foo Sun Chuen area of Hong Kong, which has a population of approximately 680,000. The Company's first center offered fitness training and spa treatment facilities at a price thought to be affordable by its target middle-class customers. The Mei Foo Center operates under a membership basis and is open to both male and female customers and is the Company's only center that has male members. The Mei Foo Center proved profitable and within a year, it had enrolled more than 700 members and 1,000 clients for spa treatments. In 1990 the Mei Foo Center was expanded by acquiring by the Company's subsidiary an additional 700 square feet, immediately above the existing facility, resulting in a total of 8,000 square feet. The Mei Foo center operates under the name "Physical Health Club".

   The second fitness and spa center under the name "Physical Ladies' Club" was opened in July 1988 on Nathan Road, Tsimshatsui, Kowloon, which is one of the busiest commercial and entertainment areas in the Kowloon area of Hong Kong. The Tsimshatsui Center, consisting at that time of 12,000 sq. ft. (currently expanded to 25,000 sq. ft) is, to the best of the Management's knowledge, to be the first fitness and spa center to provide high quality, Western-styled professional services for fitness training and spa treatment for middle income women customers in Hong Kong. Tsimshatsui Center within a year of its opening, it had approximately 2,000 fitness members and 2,000 patrons for spa treatments.

   In March 1990, the business of Physical Health Club and Physical Ladies' Club was transferred to, and consolidated under, Hong Kong Limited (see above).

   To broaden its geographical diversification, Hong Kong Limited opened its third fitness and spa center in Causeway Bay Plaza, Causeway Bay in August, 1990. Located in one of the most popular entertainment areas on Hong Kong Island, the Causeway Bay Center initially occupied a floor space of approximately 18,000 square feet. In the first year of operation, the Causeway Bay Center had approximately 5,000 members and 2,000 patrons for spa services. The Causeway Bay Center experienced an ongoing strong demand for its fitness and spa services, and the Company relocated the Causeway Bay Center to a new 30,000 sq. ft center in June, 1997.

   In order to cater to the market demand in the New Territories area of Hong Kong, Hong Kong Limited opened its fourth fitness and spa center in New Town Tower, Shatin, in September 1992. The Shatin Center is located in a commercial complex in the heart of the densely populated residential and popular entertainment areas in the New Territories. It occupies a floor space of approximately 15,000 square feet. In March 1993, Hong Kong Limited opened another fitness and spa center of approximately 3,000 square feet in Kowloon City to provide facilities to members residing in the south-eastern area of Kowloon.

   As a result of a growing demand for upscale facilities and amenities for spa services in the upper middle market, the Company opened through a newly formed subsidiary, Supreme Resources Limited (see "Company - Organization"), its first upscale market spa treatment center; "Renaissance Beauty Centre". The Renaissance center is situated in an upper income residential area in Central, Hong Kong and provides spa treatment services.

CHINA

   Commencing in the mid-1980's, China commenced market-oriented reforms that were designed to open up and improve the economy and the Chinese standard of living. As economic reforms became successful in China and a large, middle-class market developed, China was targeted as an expansion market where the success in Hong Kong could be duplicated.

   Shanghai, with a booming economy, an influx of foreign investment, and a population of 14 million, was the logical choice for the Company to start its first China location. In January of 1994, the Huang Pu branch was opened in one of Shanghai's busiest shopping districts, through a joint venture company formed between a Chinese enterprise and a newly formed subsidiary of the Company. The center has an area of 15,000 sq. ft. , and within the first year there were over 2,000 fitness members and spa clients. Based upon the positive response to the first facility in Shanghai, the decision was made to open a second Shanghai branch.

   September, 1995 marked the opening of the second center in Shanghai - Hong Qiao branch in Shanghai, situated in the fashionable Hong Qiao Special Economic Development Zone. This center contains approximately 12,000 sq. ft. and is easily accessible to a large residential area and busy commercial district.

   In April, 1996, the Company opened its third fitness/spa center in China in the city of Dalian. Dalian, China, located on the northern peninsula near Korea, is the third largest seaport in China and has a population of approximately 5,600,000. Dalian is the fashion capital of China, hosting the world renowned International Fashion Festival annually, and is also a major tourist destination. Dalian has seen an influx of foreign investment in the past several years, and the purchasing power of these citizens ranks high in the nation. The Company's market research showed a strong existing interest in fitness and spa services, with few choices available to potential customers. Within the first six months of opening, Dalian center had over one thousand fitness members and nearly one thousand spa clients.

BUSINESS STRATEGY

   The Company believes that it has a strong reputation in the Hong Kong and China markets in which it presently operates. This belief is based on several factors, including continuous operating presence of the Company in Hong Kong for the past 11 years, and the relationships in China established by the Company's executives, management and staff over the last several years. The Company intends to continue its policy of providing what it believes are first-quality, comprehensive fitness and spa services in their respective markets at affordable prices.

   The Company seeks to expand its fitness and spa business from the ground up as opposed to acquiring health and fitness clubs that are poorly managed and/or financially distressed. The Company believes that the end result of repositioning an existing center, which typically includes rebuilding a membership base, renovations, additional equipment leasing, and re-training existing staff, is less desirable than developing a new center.

   The Company intends to build on its momentum, relationships and standard of quality in several ways. First, the Company intends to expand its presence in Hong Kong and China through the establishment of new fitness and spa centers in Hong Kong (see "Business-Organization-Hong Kong" and "Use of Proceeds") and China (See "Business - Organization - Shenzhen Joint Venture and Zhongshan Joint Venture"), and through the addition of qualified personnel, including fitness instructors and spa personnel in the existing facilities. Second, in conjunction with its expansion, the Company intends to increase the variety of fitness and spa services provided and products sold on a retail basis at each location. For example, the Company currently is developing plans to develop corporate and personal fitness training services in China.

   The Company believes that its experience in and knowledge of the fitness and spa industry in Hong Kong and China, as well as management's continuous presence in Hong Kong (11 years ) and China (over the past 3 years), positions the Company to take advantage of perceived opportunities in this market. Further, demographic developments in Hong Kong and China, continue to create increasing demand for certain fitness and spa services. In this regard, the Company expects to open its seventh center in Tsuen Wan, Hong Kong and a new center in Macau in early 1998, and new centers in Shenzhen and Zhongshan, China in 1998, and to establish additional fitness and spa centers in other major metropolitan centers in China over the next several years. There is no assurance that such centers will be opened as currently planned, since they are subject to changing political and economic conditions, as well as the Company's evaluation of the applicable market conditions. See "Risk Factors".

- BECOMING THE MARKET LEADER IN CHINA

   In China, the fitness and spa industry is in its formative stage. In addition there is an image associated with Western luxury consumer goods. The Company is not aware of any Western-style facilities of comparable size or competitors in the fitness and spa industry whose market position is more established than the Company's. Management plans to take advantage of those circumstances and in doing so, become the first entrant into China market.

   The planned expansion into China includes opening facilities in most major cities and economically developing urban areas throughout the country, subject to then current market and other conditions (see "Risk Factors"). According to the State Statistic Bureau of China, the population of China is
1.2 billion and there are currently thirty cities with populations in excess of 1 million. The population of China is becoming increasingly urbanized, and the tastes of the urban population is becoming increasingly sophisticated. (Source: Hong Kong Trade Development Council).

   Forty percent of the population of China lives in coastal areas, where retail sales account for 60% of the country's total retail sales.
Population factors and strong spending power have led the Company to target coastal areas for the spas to be developed (i.e. Dalian). Facilities can be linked by a reciprocal membership system, allowing members to use another facility when traveling to other parts of the country. Marketing programs carried out nationwide, in the management's opinion, will enable the Company to benefit from economies of scale, similar to what the Company experiences in Hong Kong.

- MAINTAINING DOMINANT POSITION IN HONG KONG

   The Company has well-established customer base and pre-dominant market share in Hong Kong and is planning to open its seventh location in Tsuen Wan, Hong Kong in early 1998. There can be no assurance given that Tsuen Wan center will be opened as currently planned by the Company. The Company plans to use a portion of the proceeds from this Offering to set up the Tsuen Wan center. See "Use of Proceeds". The Board of Directors estimates that over 80 percent of the Company's patrons are between the age of 20 to
40. Based on the reports of the Hong Kong Census and Statistics Department, the number of women within the age group of 25 to 45 rose from 850,000 to 1,200,000 between 1986 and mid-1996, representing an increase of 41%. Management believes that the strong position held in the Hong Kong market can be maintained by continuously upgrading facilities and services. The Company monitors this situation continuously, and upgrades the fitness and spa areas on a regular basis. The number of members in each location is also carefully monitored in order to ensure adequate levels of service to individual customers, particularly during peak work-out periods. Branch Managers monitor the situation through direct observation, customer feedback and surveys.

   For spa personnel, intensive training is conducted in the in-house training center and thorough on-the-job instruction. Selected employees are sent to France and Italy to study the latest techniques and to learn about new products on the market. The Company seeks to satisfy its spa clients' needs with the latest technology, expertise and a high level of service.

- EXPLORING POTENTIAL MARKET

   The Company considers its market to be the greater Asia region.   The
Company plans to open a new fitness/spa center in Macau in early 1998.
Macau is a Portuguese colony strategically located at the mouth of the Pearl River on the border of China. Macau is easily accessible by Hong Kong residents via a 45 minute jetfoil ride and is a popular vacation destination for both Hong Kong and Chinese residents. Macau has a population of approximately 500,000 of which 50% is female (Hong Kong Trade Development Council). The Company plans to target primarily Macau's local residents. See "Company - Properties" and "Use of Proceeds".

   The Company is also closely monitoring the market opportunities in other South East Asian countries such as the Philippines, Thailand, Malaysia and Indonesia.

FITNESS

   The Centers emphasize the benefits of health, physical fitness and exercise by providing a wide range of exercise equipment from the United States and Europe including free-weights, strength systems and cardiovascular machines from manufacturers such as Life Fitness, Cybex , Flex, and Reebok Skywalker. The Company places a particular emphasis on the quality of its fitness managers and instructors by providing continuous training both in Hong Kong and overseas.

   The centers also conduct daily dance classes which run for approximately 45 minutes and are on a first-come, first-served basis. The Company believes that the number of dance classes conducted by the Centers per day is among the highest in Hong Kong. The variety of dance classes include aerobic dance, step, arms and thighs workout, funk and jazz and are taught by experience instructors. The dance classes are reviewed on a monthly basis and new dance classes are introduced approximately every three months in order to appeal to the interests of members. Since 1995, the Company has recruited fully qualified and experienced aerobic instructors from Australia.

   The Company believes, based on member survey responses, utilization rates and the existence of underutilized space in its centers, that it has sufficient excess capacity at its existing fitness centers to accommodate new membership growth as well as comfortable usage by present members.

SPA SERVICES

   Spa services are open to both members and non-members. However, members of the centers have priority for such service facilities. Over 80 types of spa treatments are offered including facial treatments, various skin care treatments, relaxation programs, personalized make-up application and instruction, and weight-management and massage.

   All of the centers have designated rooms for spa treatments in order to ensure privacy. In view of the popularity of the spa treatments, the centers have a booking system whereby sessions for such treatment are reserved in advance. The centers offer special discounts to patrons for beauty treatments during off-peak hours in order to maintain an even level of customers during the day. In promoting the fitness training services provided by the centers, patrons for spa treatments, who are not members of the centers, are eligible to use all facilities of the centers including fitness training, on the day of their visits for a spa treatment. The Company believes that this additional service offers an advantage over its competitors who engage only in beauty treatments.

   The Company has a broad scale of fees for its spa services and believes that these fees are both affordable and competitive in terms of the quality and variety of services provided at the centers. The centers typically charge the normal fee on spa treatment per session. However, discounts are given to those patrons who purchase prepaid coupons. These coupons are valid without time limit but are usually used within a short time period.

   The Company employs professional spa personnel who hold recognized qualifications and adequate experience. Each center retains a specific manager for spa treatments that supervises the spa personnel and other staff members of the center. Each spa employee serves only one patron during the entire session of spa treatment. The Company places great emphasis on providing continuous training programs for its spa personnel. In order to remain informed of the latest international developments in spa treatments, applications, technology and equipment, the Company arranges both local and overseas training.


RETAIL

   The Company sells a range of products at each center such as leotards, shorts, T-shirts, training shoes, socks and training suits, including Nike and several U.S. and Australian brand products. The Company also sells European skin care products manufactured in Italy and Spain by Frais Monde and Anibus, respectively. In addition, cosmetics from Frais Monde are offered. The fitness and beauty related products are available in the centers to facilitate the needs of their members.

CAPITAL EXPENDITURES

   The Company made capital expenditures (including equipment costs) of HK$25.375 million (US$3.274 million) in 1996, approximately HK$13.95 million (US$1.8 million) of which related to new centers. In addition to almost HK$2.2 million (US$0.3 million) expensed annually on repairs and maintenance for existing facilities and equipment, the Company believes HK$2.5 to 3 million (US$0.3 to $0.4 million) annually, as funds are available, is necessary to maintain, and in many cases upgrade, its existing facilities. In 1997, the Company plans to invest approximately HK$55 million (US$7 million) for 2-3 new spas, however, there can be no assurances given that such plans will not change subject to the decision of the Board of Directors and their consideration of the market conditions. In 1998, the Company plans to invest HK$125 million (US$16 million) for five new spas, subject to the Company's review of the then current market conditions and the Company's financial position. Although the Company intends to finance its expansion plans through infusion of cash flow generated by the Company's existing operations, there can be no assurances given, that there will be funds available for such planned expenditures or that the Company will be able to successfully locate and secure new fitness/spa centers, or that the expenditures will take place as currently planned. See also "Risk Factors".

MEMBERSHIP

   The Company currently offers prospective members a membership plan. Fees for services at each facility depend on the location and demand for such services at that facility. Marketing of the Company's services is targeted towards the middle income female population in the 18 to 34 years old range.

   Under the plans, new members are charged a membership fee upon admission and a monthly fee each month to maintain their membership privileges. The initial membership fees are non-refundable and range from approximately HK$1,400 (US$180) to HK$2,000 (US$258), depending on the diversity of facilities and services available at the club of enrollment, the local competitive environment, as well as the effects of seasonal price strategies. Monthly dues for memberships generally range from HK$168 (US$22) to HK$280 (US$36) during the typical membership period. Prepayment of the monthly fee is encouraged by offering a discount for members who prepay for six or twelve months. Members are also provided on a monthly basis 10 aerobic coupons on free-of-charge basis at Hong Kong locations. Any member who attends additional classes has to purchase coupons at HK$15 (US$2) each. China locations include aerobics classes with monthly dues.

   In order to allow greater flexibility to its members, the Company operates a network system where members may use the facilities provided at the largest centers of the Company at no extra cost. The Centers have long opening hours and are open all year round (except for Chinese New Year), in order to provide continuous service to its members and customers.
Generally, they are open from 7:00 a.m. to 10:30 p.m. As with any consumer driven market, it is essential that the services provided by the Company are constantly reviewed, updated and improved. To achieve this, managers from each of the Centers regularly invite comments from members in relation to the services provided. Additionally, the Company constantly seeks to introduce new products and techniques on fitness training and spa treatments in order to improve its services and thus enhance its competitive position.

SALES AND MARKETING

   The Company devotes substantial resources to the marketing and promotion of its fitness and spa centers and their services because the Company believes strong marketing support is critical to attracting new members both at existing and new fitness centers. Since July, 1988, the Company and its predecessor began to market substantially all of its fitness centers under the service name "Physical Ladies' Club", thereby eliminating the prior practice of using different names for individual locations. See "Business - Trademarks and Trade Names".

   A key component of the Company's marketing strategy is to cluster numerous fitness centers in major media markets in order to increase the efficiency and cost effectiveness of its marketing and advertising programs. The Company expects to spend approximately HK$8 million (US$1 million) for advertising and promotion during 1997 compared to approximately HK$3.7 million (US$480,000) in 1996, HK$2.7 million (US$350,000) in 1995 and HK$2.4 million (US$300,000) in 1994. Advertising consists of (i) television, (ii) newspapers, telephone directories and other promotional activities and (iii) radio, which are expected to account for approximately 10%, 80%, and 10%, respectively, of the Company's total advertising expenses in 1997. The final decision will be subject to the Board of Directors review of the appropriate market and financial situation of the Company. See also "Use of Proceeds".

   The Company's sales and marketing programs emphasize the benefits of health, physical fitness and exercise by appealing to the public's desire to look and feel better. The success of the Company's marketing efforts are dependent upon the ability of its sales personnel to make effective personal presentations of the benefits of membership to prospective members. The Company believes that these presentations are enhanced by its well-equipped, attractive centers and its "value pricing" membership programs. The Company conducts a variety of marketing efforts. The Company's executives and sales personnel attend trade shows and exhibitions throughout Hong Kong and China. At these trade shows, the Company usually operates a separate promotional exhibit. The Company's executives and marketing personnel also attend and sponsor seminars given to individual end-user organizations or industry groups.

RETAIL

CORPORATE SPONSORSHIP

   Since 1993, Nike has sponsored the Company's fitness instructors in China under an annual contract that is renewable each year. Nike supplies each fitness instructor with several different shoes, track suits, T-shirts and caps four times a year. In return, the Company sells only Nike footwear in its China locations. Commencing in 1993, the Company has participated with Evian Water of France in a variety of promotional activities, both China and Hong Kong. Typically, Evian will invite the Company to participate in a variety of promotional events held at trade shows, shopping centers and entertainment venues. In return, the Company sells only Evian bottled water in its China locations.

   The Company has begun marketing, on a retail basis products to its members including apparel manufactured by Nike and leading U.S. and Australian fitness apparel brands. These products are intended to add value to the memberships and increase the Company's revenues. The Company's marketing focus also includes corporate membership sales which are designed to improve productivity. The Company has introduced programs such as corporate on-site aerobics classes to expand the market for its services.
In addition to its advertising, personal sales presentations and targeted marketing efforts, the Company is increasingly utilizing in-club marketing programs, open houses and contests for members and their guests foster member loyalty and introduce fitness centers to prospective members and referral incentive programs involve current members in the process of new member enrollments.

ACCOUNT COLLECTION

   All collections of past-due accounts are handled internally by the Company. Customers who have outstanding unpaid balances are not provided further services until such balances are paid in full. Corporate accounts are handled pursuant to the applicable terms of credit agreements. Local corporate accounts are normally not allowed any special credit. International corporate accounts, which are much larger than the local accounts, can be allowed three to six months credit, with a possibility of extending such period, depending on the account's size and record.

   On September 30, 1996, Mighty System Limited ("MSL"), a subsidiary of the Company engaged in providing marketing services for cosmetics sales (see "Business - Organization") entered into an agreement with a beauty product vendor for the payment of the outstanding marketing fees of HK$4.965 million (US$640,000) by three installments from December 31, 1996 to June 30, 1997. The outstanding marketing fees were owed to MSL pursuant to a marketing agreement with a beauty product vendor under which agreement MSL was to provide certain marketing and promotional services in China for the vendor's product in return for the marketing fee. The whole amount was satisfied by offsetting the cost of beauty products purchased.

   On September 30, 1996, Regent Town Holdings Limited and Jade Regal Holdings Limited, subsidiaries of the Company (see "Business - Organization"), entered into an agreement with a corporate beauty package subscriber (corporate member) for the payment of the outstanding separate beauty service fees of HK$6.2 million (US$800,000) by three installments from December 31, 1996 to June 30, 1997. The first installment of HK$2 million (US$258,000) due on December 31, 1996 was satisfied by the deposit paid on behalf of the Company for the lease improvement fee of the new premises in Hong Kong. The second installment of HK$2 million (US$258,000) due on March 31, 1997 was repaid in cash. According to the original agreement, the outstanding balance should have been repaid by June 30, 1997, however, to date HK$2.2 million (US$290,000) is still outstanding and the management is renegotiating the repayment terms with the corporate beauty subscriber.

COMPETITION

HONG KONG

   The competition of the Company consists of the following.

UPSCALE MARKET
--------------

   The Hong Kong upscale market consists of exclusive private clubs which usually provide both fitness services and spa treatments at very high prices. These private clubs are typically oriented towards women and offer a great deal of variety to their customers. Annual membership fees average approximately HK$19,000 (US$2,500) and beauty treatments are charged separately upon usage. These facilities use expensive, name-brand equipment, luxurious decoration, large areas of space up to 30,000 sq ft, and offer a wide range of services to attract customers. The two primary clubs in this category are Philip-Wain and Body by Deborah International Health Spa. There are certain upscale market establishments which provide fitness services only, most are for both male and female, and are concentrated in one area of Hong Kong. The joining fees range from HK$2,000 (US$258) to HK$7,000 (US$903) with monthly membership fees ranging from HK$350 (US$45) to HK$800 (US$103). These establishments range in size from 10,000 sq ft to 30,000 sq ft. Examples are Ray Wilson s California Gym, New York Fitness, and The Gym. Another fitness only company, Tom Turk, was the earliest entrant into the Hong Kong Market, with the first outlet opening in the early 1980's. The Tom Turk facilities have fees that target between the upper and middle market customer, and their two locations are each approximately 30,000 sq. ft. Tom Turk attracts primarily a male clientele and emphasizes their extensive line of free weights, workout equipment and swimming pools. The Company's fitness/spa facilities compete directly primarily with the middle markets (see below), with the exception of Renaissance Beauty Center, which targets upscale market.

MIDDLE MARKET
-------------

   There are very few establishments in this class which provide both fitness services and spa/ beauty treatments in a single facility. The closest competitor would be a facility called Mid-City, which provides both services for men and women. This facility has only one location with an area of approximately 15,000 sq ft. Another competitor of the Company in the same category is Modern Beauty Salon with six locations of various sizes up to approximately 15,000 sq. ft. An average down payment joining fee of HK$2,000 (US$258) is required to become a member of the above centers. Another establishment which provides only fitness services is The Lift Club. The Lift Club has three outlets in prime locations, with approximately 10,000 sq ft each. The joining fee is HK$1,600 (US$206) and the monthly fee is HK$550 (US$71). The operators of spa/beauty services only which are in direct competition with the Company include Expression, with one location, and Angel Face Beauty Creations (International) Ltd., with nine locations. The management believes that, these facilities do not offer as high a level of fitness equipment and instruction as the Company does and that the Company offers a more comprehensive level of spa treatments than these facilities. The Company targets primarily the middle market.

LOW-END MARKET
--------------

   In this category, most establishments only provide either fitness services or simple beauty treatments. These establishments are usually much smaller in size and have a limited range of services. Representatives of the low-end market include Frank & Wit, The Fitness Gym, Paradise Health Club, Tess Beauty, and Health City. Joining fee to these facilities vary from HK$600 (US$77) to HK$2,000 (US$258), and monthly fees average approximately HK$430 (US$55). In addition, there are numerous smaller facilities operating inside the shopping arcades, and/or associated with hair salons and department stores. Management believes that the Company does not directly compete with this market.

   In the low-end fitness market, the government operates a small number of gymnasium facilities. These are public facilities, open to both men and women for nominal fees.

CHINA
-----

SPA SERVICES
------------

   Certain spa services are provided by beauty salons, which are very popular in China and have been in existence for several years. However, most are small scale and offer only basic services in the Company's opinion and as compared to the Company's facilities. Most salons are not modern and do not possess certain international standards of skill and hygiene as most facilities in Hong Kong. In the Management's view, these salons only have access to locally manufactured skin care products, which tend to be low-tech and chemically- based, since it is too costly for a small salon to use imported products. The Company, as an exclusive agent for several professional European skin care lines, maintains the leading edge in skin care. The closest competitors in the spa industry would be several beauty salons with Hong Kong and Japanese investors, including Carita in Shanghai, and Marco, in Dalian. Services in these facilities are somewhat more up to date, though most do not exceed the Company's facilities in size, nor in number of services available, in management's opinion. Most of these salons use common department store skin care products, which prevents them from differentiating themselves in the market. The Company believes that no other salons offer a professional line of skin care products for purchase, except for common, famous-name brands which are also available in department stores.

FITNESS CENTERS
---------------

     There are several fitness centers in China, especially following the opening of the Company's China facilities in Shanghai and Dalian. The Company believes that its early entry into the market has helped it to achieve the leading name in fitness. The Company believes that it was the first to offer professional, up to date fitness services, up to date group exercise (aerobics) classes, and a full range of modern exercise equipment. Though the Company currently has only three facilities operating in China, the management believes that its name has become already known as the Company has set the standards for the fitness and spa industry for China. The closest competitors are as follows:

UPSCALE MARKET
--------------

   There are many upscale recreation clubs in the major cities of China, including Hong Kong City, Shanghai, and the Friendship Club in Dalian. These facilities usually offer dining, bars, karaoke, massage, sauna, exercise, beauty treatments, and occasionally bowling, tennis or golf. However, the trend for such clubs has proven to be most successful when utilized as men's clubs. These clubs are used primarily for entertaining business clients or for high-income business men. Therefore, very little emphasis is placed on the level of service and amenities within the fitness areas. Typically, most are staffed only with receptionists as there is no demand for fitness professionals. Very few women use such facilities. These clubs charge very high joining fees, usually upwards of several thousand US dollars.

   The majority of four and five star hotels have health clubs for outside membership as well as for hotel guests. Usually these clubs have expensive, brand name equipment, and often offer aerobics classes. Most also have luxury shower and spa facilities. However, the price structure is usually comparable to an upscale U.S. health club, and therefore is not affordable to the vast majority of Chinese people. Such clubs cater to the ex-patriate business community, and some are exclusive to such community. Their location, being situated on the hotel premises, often limits size, and they tend to reach full capacity with a low number of members. Since most hotels do not depend on the health club as a major source of revenue, typically very little marketing or membership incentives are used.

MIDDLE MARKET
-------------

   There are several middle market fitness centers in some of the larger cities in China. Many newly built housing complexes (upscale apartment buildings and "western" style housing villages) have recreation centers. They typically include swimming pools, tennis courts and gyms. In the management's opinion, such facilities are luxurious by Chinese standards, but gyms are commonly unstaffed or only have a receptionist. More and more such centers are providing exercise classes as well, but lack of qualified instructors, in the management's opinion, inhibits growth in this area.
Such clubs have recently been opened in Dalian, however, in the management's opinion, none of them matches the Company in size, nor in the range of exercise equipment available, and classes offered and the Company does not see them as the same level competitors. Shanghai has several recently opened middle market clubs, such as DD's Personal Club and YMCA. DD's Personal Club caters primarily to the expatriate market and is therefore limited in growth. YMCA is not situated in a prime location and has not used, in the management's opinion aggressive marketing, and in the management's view to date has not made significant impact on the fitness industry in Shanghai.

LOW-END MARKET
--------------

   Group exercise is an extremely popular activity in China, but mainly done by elderly people. As more interest is created in the younger market, a wider variety of classes are now being offered in government facilities such as gymnasiums, parks and town squares. Such facilities usually are held on a basketball court in a gym, or a recreation hall with large open space. Typically there are no shower, locker, or spa facilities available. The management believes that the popularity of these facilities is due to the nominal fees charged.

TRADEMARKS AND TRADE NAMES

   In July 1988, the Company and its predecessor began to market substantially all its fitness centers under the servicemark "Physical Ladies' Club" thereby eliminating the prior practice of using a different trade names for each Center. The Company registered a servicemark under its trade name "Physical Ladies' Club" in Hong Kong and its Chinese equivalent name in China. In the opinion of the Company's trademark counsel in Hong Kong, in Hong Kong, the registration enables the mark to distinguish the Company's services from similar services of others, although it gives Company no right to the exclusive use of the words. The servicemark gives the Company a priority over the use of the servicemark by others and the right to reject others from the use of the same name. In China, the Company was only able to register the name in Chinese language pursuant to the Chinese Trademark Law. In the opinion of the Company's trademark counsel, the name "Physical Ladies' Club" is considered a direct reference to the contents and features of the services in the servicemark and as such it cannot be registered as a trademark under the Chinese Trademark Law. The registration of the Chinese name, however, provides the Company with protection of its name on a nation-wide basis and precludes others in China from using the same name as the Company's. See also "Risk Factors".

SEASONALITY

   Historically, the Company has experienced greater sales in the third quarter of each year. In recent years, the Company has lessened this seasonal effect by the use of sales incentives and awards for its sales personnel and members, as well as other marketing initiatives.

INSURANCE

   The Company maintains liability insurance providing coverage to the Company with respect to accidental bodily injury and accidental loss of or damage to property of any customer or employee of the Company, which would occur in connection with the business of the Company and on the premises of the Company. The Company does not maintain product liability insurance with respect to the beauty products used in its spa treatments. See 'Risk Factors - Lack of Product Liability Insurance".

RESEARCH AND DEVELOPMENT

The Company's business is service-oriented, therefore it does not have a formal Research & Development department, however, its marketing and training departments are closely following the evolution of international fitness and beauty trends.

EMPLOYEES

   The Company has approximately 400 employees, including approximately 100 part-time employees. Approximately 350 employees are involved in fitness and spa operations, including sales personnel, instructors, spa and supervisory personnel. Approximately 50 are administrative support personnel, including accounting, marketing, training and other services.

   The Company is not a party to any collective bargaining agreement with its employees. The Company has not experienced a high turnover of non-management personnel and also has not had difficulty in obtaining adequate replacement personnel, except with respect to sales personnel, which the Company believes have become somewhat more difficult to replace due, in part, to increased competition for skilled retail sales personnel.

PROPERTIES

   The Company's headquarters which include the Company's executive and administrative offices are located at a 30,000 square feet facility in Hong Kong pursuant to a lease expiring February 28, 2003. The Company recently relocated its headquarters and its Causeway Bay location to this location in order to accommodate additional customers, and more extensive lines of fitness and spa treatment equipment.

   On November 27, 1996, the Company entered into a three year lease of approximately 25,000 square feet, to accommodate the relocation of the Tsimshatsui Center, in order to upgrade and accommodate a larger numbers of customers.

   Aggregate rental expense was approximately HK$17.5 million (US$2.3 million) and HK$21.2 million (US$2.7 million) for the year ended December 31, 1995 and 1996, respectively. The Company's current aggregate annual rent is HK$29.1 million (US$3.8 million).

   Mei Foo is the only location indirectly partially owned by the Company. The Company ( through its subsidiary, Ever Growth Limited), directly owns 700 sq. ft. of the property where the Mei Foo center is located, which space is used for spa facility. The remaining 7,300 sq. ft., also located in the same building where the spa is, is leased and is used for fitness facilities.

   Set forth below is the information regarding the Company's centers in Hong Kong and China.




                               FITNESS/SPA CENTERS - HONG KONG AND CHINA
                               -----------------------------------------
                                                                                       Current
                                                            Term                       Monthly
HONG KONG                       Size        Own/Lease    Expiration   Renewal Option  Rent (1)(2)
                                ----       ----------    ----------   --------------  -----------
Shop A on 11-F, 12/F-15/F.,   30,000 sq. ft   Lease       2/28/2003       None      HK$1,208,442
Lee Theatre Plaza
99 Percival Street
Causeway Bay, Hong Kong

10/F-12/F., Storeroom on      25,000 sq. ft   Lease       1/31/2000(3)    3 years    HK$658,094
5/F, Room 701A, Prestige
Tower
23-25 Nathan Road
Tsimshatsui, Hong Kong

Room 901A, 9F, Unit 605-      15,000 sq. ft   Lease       4/30/1998(5)     None      HK$392,949(4)
609, Level 6
12/F., New Town Tower
10-18 Pak Hok Ting Street
Shatin, Hong Kong

P/F., Stage 8                  8,000 sq. ft   Own/Lease   4/30/1998        None      HK$111,461
122B Broadway Street
Mei Foo Sun Chuen, Hong Kong

14/F., Coda Plaza              5,000 sq. ft   Lease       6/30/2000        None      HK$143,562
51 Garden Road
Central, Hong Kong


G/F.,                          3,000 sq. ft   Lease       6/30/2000        None      HK$61,075
5 Junction Road
Kowloon City, Hong Kong


_____________________

(1)   Monthly rent is paid in HK Dollars

(2) Monthly rent also includes the management fee for property management and air-conditioning. Excludes utilities.

(3)   Lease for Room 701A expires on July 31, 1999.

(4) Monthly rent, including management fee, for Room 901A, 9/F and 12/F is HK$277,627 (from January 1, 1997); monthly rent, also including the management fee, for Unit 605-609 is HK$115,312.

(5)   Lease for Unit 605-609 expires on July 4, 1999.

                                                                                         Current
                                                            Term                         Monthly
CHINA                           Size        Own/Lease    Expiration     Renewal Option  Rent (1)
                                ----        ---------    ----------     --------------  --------
6/F., Huangpu Gymnasium      15,000 sq. ft    Lease       9/6/2003          None      HK$89,525(2)
No. 311 Shandong Road
(Mid)
Shanghai

4/F., China Wanda Bldg       15,000 sq. ft    Lease       2/28/2008         None      HK$143,333(3)
No. 18 Hongda Road
Zhongshan District, Dalian

2/F, 3/F, 4/F, Block B No.   12,000 sq. ft    Lease       12/14/2004        None      HK$176,009(4)
808 Hong Qiao Road
Shanghai
__________________________



(1) Monthly rent is paid in Rmb, with the exception of Dalian property, for which the rent is paid in HK Dollars. Includes the management fee for the property and air-conditioning.


(2)   The monthly rent will increase 10% per year after January 2, 1998.

(3)   The monthly rent increases 5% per year after March 1, 1999.

(4) Combined monthly rent includes management fee. The monthly rent will increase 6% per year beginning May 1, 2001 for 2/F space and commencing December 15, 1997 for 3/F and 4/F space.


PROPOSED NEW FACILITIES

   The Company is currently negotiating lease agreements for the space to be used for fitness and spa services in Tsuen Wan and Macau. Tsuen Wan is a major district of the Western Kowloon province of Hong Kong, which is densely populated and conveniently accessible. Based upon the Company's research, no well-known health clubs have ever been set up in that area.
The proposed terms of the Tsuen Wan lease include 50,000 sq. ft., a term of 8 years, and a lease payment of HK$722,000 (US$93,000) for the one month's rent for the first three years. For the fourth to sixth year, the rent will be the then prevailing market rent, not lower than the rent for the first three years, but not exceeding 125% of the rent for the first three years. For the seventh and eight years, the rent will be the then prevailing market rate, not lower than the rent for the fourth to sixth year. The lease also includes a management fee of HK$309,000 (US$40,000) per month.

   Macau is strategically located at the mouth of Pearl River on the border of China. Macau has a population of approximately 500,000 of which 50% is female and over 98% of residents are Chinese (source: Hong Kong Trade Development Council). The premises which the Company selected for the new center are located in a high class commercial building. Based upon the Company's research, there are no centers in Macau of similar standard as the Company's existing centers in Hong Kong and China. The proposed terms of the Macau lease include 36,000 sq. ft., a term of 6 years, and a lease payment of HK$535,000 (US$69,000) for the one month's rent (which includes property management fee and air-conditioning) for the first two years, and increased for the third year to HK 588,500 (US$76,000) per month, and increased to HK$735,625 (US$95,000) per month, for the last two years.

   The Company plans to use a portion of the proceeds of this Offering for the initial one month lease deposit for the Macau center and for equipment purchase for the Tsuen Wan and Macau proposed new centers. The Company also plans to use a portion of the proceeds of this Offering for certain lease improvements needed to set up a center in Tsuen Wan. Based on its internal research, the Company expects that Tsuen Wan center should be able to generate a monthly revenue of HK$2.5 million (US$323,000) and Macau center is expected to achieve a monthly revenue of HK$3 million (US$387,000), however, due to various economic, political and other considerations, no assurances can be given that such revenues will be generated by the proposed new centers. See "Risk Factors". If the Maximum Offering is not obtained, the Company may need to seek its alternative sources of financing to provide such expenditures with respect to the Tsuen Wan and Macau centers, in which event the Company's plans may be changed or delayed. There is no assurance that the Tsuen Wan center or Macau center will be opened as currently planned by the Company. See "Use of Proceeds".

   The Company believes that current facilities will be sufficient to satisfy the Company's existing requirements. In its strategy to expand operations, however, the Company will open new locations in China. Although the Company believes that such locations will be available at affordable prices, no assurance can be given. The Company believes that, in the event any of the existing leases that expire within five years are not renewed, adequate alternative space is available in the same areas at comparable rates. In the Company's experience, most premises used for fitness/spa services have an optimum life span of about five years, after which time they need to be improved and/or renovated. The Management believes that the costs of such renovation are not lesser than the cost of acquiring new premises, and therefore the Company is not concerned with the fact that most of its leases do not have renewal options.


GOVERNMENT REGULATION

HONG KONG

   The Hong Kong operations and business practices of the Company are subject to regulation at the local level. General rules and regulations, including those of the local consumer protection agencies, apply to the Company's advertising, sales and other trade practices.

   Statutes and regulations affecting the fitness, spa and beauty industries have been enacted or proposed in all of the areas in which the Company conducts business. Typically, these statutes and regulations prescribe certain forms and regulate the terms and provisions of membership contracts, allowing the member the right to cancel the contract within, in most cases, 14 business days after signing, requiring an escrow for funds received from pre-opening sales or the posting of a bond or proof of financial responsibility, and, in some cases, establishing maximum prices and terms for membership contracts and limitations on the term of contracts. In addition, the Company is subject to several other types of regulations governing the sale and collection of memberships, as well as laws governing the collection of debts. These laws and regulations are subject to varying interpretations by local consumer protection agencies and the courts. The Company maintains internal review procedures in order to comply with these requirements and it believes that its activities are in substantial compliance with all applicable statutes, rules and decisions.

   Under typical regulations, members of fitness centers have the right to cancel their un-used memberships for a period of 30 to 60 days after the date the contract was entered into (depending on the applicable law) and are entitled to refunds of any payment made. The specific procedures for cancellation in these circumstances vary according to differing local laws. In each instance, the canceling member is entitled to a refund of prepaid amounts only. Furthermore, where permitted by law, a cancellation fee is due to the Company upon cancellation and the Company may offset such amount against any refund owed. The Company's membership contracts provide that a member's one-time membership fee is non-refundable in case of cancellation.

   The Consumer Council of Hong Kong protects the rights of consumers, including memberships, such as those offered by the Company. The members have a right to dispute the price or quality of the service, if they find it unsatisfactory. The Council also assists consumers in cases of false claims made by the companies with respect to a specific service offered by them. The Company is cautious in advertising its services, and it never promotes or guarantees unrealistic results concerning skin care or fitness services, therefore the Company rarely faces complaints in this respect from its consumers.

   The Company facilities are also subject to building, health and safety laws. The laws require a normal building inspection at the time of renovation of the club facilities and/or fire safety inspection. Since the Company's facilities typically are a part of a large office building for which a license is granted, if the Company does not comply with all the regulations, the landlord would not be granted a license. The Board of Health carries out an inspection of shower and restroom facilities to make sure that they comply with the standards imposed by the Board. In order to have massage services, the law requires a special massage license. The Board of Health and Police Department also hold random inspections of the facilities providing massage services, since there are strict laws requiring that massage therapists be of the same sex as the customers. As the Company is exclusively open to women in all centers, but one, there have been no concerns with this regulation.

CHINA

   In China, the Company's operations and business practices are subject to regulation from the central government, which is often carried out at local levels. There is a Consumer Council in China which is now expanded to most urban areas and whose role is to protect consumers and enforce consumer rights in cases of dispute regarding quality of the product or service or misleading claims. The Consumer Council holds considerable power in China and can impose large fines upon a company it finds in violation of consumer laws. The Council would often publish a statement against a fined company in a local newspaper.

   China requires a fire safety inspection and license before completion of renovation of the facility. The safety department performs unannounced inspections every year to ensure proper compliance with the regulations, such as maintenance of clear fire exits, extinguishers, smoke detectors and other safety equipment.

   The Board of Health has strict regulations regarding spa facilities and fitness/beauty equipment that is used by many people per day. The Board requires an initial license before opening of the facilities and requires installation of certain anti-bacterial and hygiene equipment. For example, the beauty treatment area is required to have ultra-violet ("UV") disinfection lamps installed within every 5 feet of public space. The law also requires UV disinfection every night for the air, beds and chairs in the area. The Board also requires "hot cabinet" disinfection units for small beauty tools and equipment. In the Company's experience, random inspections of those areas of the spa are often done by the Board of Health.

   The Board of Health also requires an inspection and license for each imported cosmetic or skin care product. The license must be obtained from the Central Government in Beijing and a substantial fee is charged for the testing of each imported product.

   In China, the Board of Health is responsible for monitoring the operation of the Company's spas, however, their strict regulations fall in line with the standards of the Company and therefore, to date, there has been no fine or restriction of the operation of any fitness or spa facility.

   There is a Council for Fair Pricing in China, and every business that sells products or provides services must register their fees with this department. The Council has a right to dispute fees if it deems them unreasonable, however to date, the Council's directives are just a formality which is limited to collecting a registration fee from each business and rarely questions the pricing.

   The Police Department has strict regulations in China regarding massage services and requires, although in the management's experience, seldom checks to ensure that the massage therapist is of the same sex as the customer. A special license is required for massage services, which is in the management's opinion, difficult to obtain. The massage therapist must be certified and licensed by a government affiliation, and must have an annual health examination. Since all the Company's centers in China are exclusively for women and include only female staff, the Company has not been impacted by those regulations.

   China has also regulations which are so restricting, that, in fact, amount to not allowing independently owned fitness and beauty spas by foreign companies. Instead, the regulations encourage joint ventures with a foreign company. Fitness and beauty spas fall under the category of "Entertainment and Recreation", which to date have always been business entities in a form of joint ventures.


LEGAL PROCEEDINGS

   There are no pending material legal proceedings to which the Company or any of its properties is subject, nor to the knowledge of the Company, are any such legal proceedings threatened.

                                    MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The officers and directors of the Company, their ages and present positions held with the Company are as follows:

NAME                AGE   POSITIONS WITH THE COMPANY

Ngai Keung
 Luk (Serleo)       41    Chairman of the Board of Directors, Chief
                          Executive Officer

Jill Bodnar         32    President and Director

Robert Chui         40    Chief Financial Officer and Director

Darrie Lam          34    Executive Vice President, Secretary and Director

Yuk Wah Ho          41    Executive Vice President  and Director

Franco Ho           45    Director

Yat Ming Lam        40    Director


     The following is a brief summary of the background of each director, executive officer and key employees of the Company:

   NGAI KEUNG LUK (SERLEO), CHIEF EXECUTIVE OFFICER, CHAIRMAN. Mr. Luk has been the Chairman of the Board of Directors and Chief Executive Officer of the Company since October, 1996. He is the founder of Physical Spa & Fitness and has over twelve years' experience in the physical health service business. Mr. Luk was previously employed as a trader on the floor of the Hong Kong gold exchange. Mr. Luk is a controlling shareholder of the Company and owns beneficially approximately 80% of the Company's Common Stock (see "Principal Shareholders").

   JILL BODNAR, PRESIDENT, DIRECTOR. Ms. Bodnar has been the Company's President since October, 1996. She received a Bachelor Degree in Exercise Physiology from the University of Massachusetts, USA in 1987. Prior to joining the Company in 1993, Ms. Bodnar worked as a fitness professional in Boston facilities, and was recruited to Asia to open a Hong Kong sports complex in 1990. On completion of the project, Ms. Bodnar joined the Company to develop the chain in China in 1993. Ms. Bodnar was honored by IDEA Association for Fitness Professionals in 1995 for her achievements in the industry. Ms. Bodnar is fluent in Mandarin.

   ROBERT CHUI CHI YUN, CHIEF FINANCIAL OFFICER, DIRECTOR. Mr. Chui has been Chief Financial Officer of the Company since October, 1996. Mr. Chui graduated from Concordia University, Canada. He is a practicing Certified Public Accountant in Hong Kong and a fellow member of the Chartered Association of Certified Accountants (UK). Mr. Chui has twelve years of experience with the international accounting firm, Ernst and Young. Mr. Chui is responsible for corporate planning and financial control.

   DARRIE LAM HAU YIN, EXECUTIVE VICE PRESIDENT, SECRETARY, DIRECTOR. Ms. Lam has been a Vice-President and Secretary of the Company since October, 1996. Ms. Lam is a member of the Hong Kong Society of Accountants and the Chartered Association of Certified Accountants (UK). She joined the Company in 1994 and before that she worked with a major Hong Kong listed company, Wharf Group, as a Financial Analyst. Ms. Lam is responsible for the Company secretarial affairs, finance and administration functions.

   YUK WAH HO, EXECUTIVE VICE PRESIDENT, DIRECTOR. Ms. Ho has over eighteen years' experience in beauty and skin care and has attended various international beauty workshops held in Europe. Ms. Ho holds many certificates in beauty therapy, skin care, and cosmetic applications from France, England, Taiwan and Hong Kong, including Rene Guinot, Germain de Cappucini, and Sothy's. Ms. Ho is responsible for the business development and staff training of the Company's beauty treatment business. Ms. Ho is the wife of Mr. Luk.

   FRANCO HO, DIRECTOR. Mr. Ho has been a Director of the Company since August, 1997. In the past 20 years, Mr. Ho has been associated as the senior executive with the following companies: Trenomics Securities Limited, Shum Loong-Bear Stearns Asia Ltd. and The Best Securities Company. Mr. Ho is a registered Dealing Director with the Stock Exchange of Hong Kong, Ltd. He received a MBA degree from Newport University, United States of America, and is a member of the Canadian Chartered Institute of Business Administration.

   YAT MING LAM, DIRECTOR. Mr. Lam has been a Director of the Company since August, 1997. In the past four years, Mr. Lam has been employed as a Sales Manager with Fitness Concept Leisure Supplies Ltd., one of the leading fitness equipment and product suppliers. Previously, Mr. Lam was employed as a trader with the Hong Kong gold exchange.

   SIU LING CHENG, MARKETING MANAGER. Ms. Cheng holds a Bachelor Degree in Marketing at the University of Southern Queens land, Australia. Ms. Cheng joined the Company since 1992 as a marketing executive, and was promoted to marketing manager the following year. Ms. Cheng is responsible for the Company's promotional and marketing activities and public relations. Ms. Cheng also coordinates and assists the marketing teams in China branches.

   GILLIAN LOUISE HOLLOWAY, FITNESS MANAGER. Ms. Holloway is a member of the Association for Fitness Professionals. Ms. Holloway obtained the qualifications of Certified Aerobics Instructor and Certified Personal Trainer issued by the American Council on Exercise. Ms. Holloway joined the Company in 1991 and is responsible for the Company's fitness training services and membership. Ms. Holloway received a Graduate Certificate in Recreation and Sports Management issued by the Victoria University, Australia.

EXECUTIVE COMPENSATION

The following table sets forth information concerning the compensation paid by the Company to Ngai Keung Luk, Chairman and Chief Executive Officer of the Company and Jill Bodnar, President of the Company for the periods presented below.




                                    SUMMARY COMPENSATION TABLE (US$)
                                                                    Awards(2)
                                                Annual
Name and Principal Position        Year        Salary(1)        Bonus(3)    Other Compensation(4)
---------------------------------------------------------------------------------------------------
Ngai Keung Luk, CEO, Chairman      1994         16,000            -----             70,000
                                   1995         17,000            -----             70,000
                                   1996         15,500            -----             82,000

Jill Bodnar, President, COO        1994         47,000            3,900
                                   1995         47,000            3,900
                                   1996         54,000            4,500

____________________________________

(1) No officers received or will receive any bonus or other annual compensation other than salaries during fiscal 1996, other than stated above. The table does not include any amounts for personal benefits extended to officers of the Company, such as the cost of automobiles, life insurance and supplemental medical insurance, because the specific dollar amounts of such personal benefits cannot be ascertained. Management believes that the value of non-cash benefits and compensation distributed to executive officers of the Company individually or as a group during fiscal year 1995 did not exceed the lesser of US$50,000 or ten percent of such officers' individual cash compensation or, with respect to the group, US$50,000 times the number of persons in the group or ten percent of the group's aggregate cash compensation.

(2)   No officers received or will receive any long term incentive plan
(LTIP) payouts or other payouts during fiscal year 1996.

(3)   Bonus awarded based on performance.

(4) Other compensation for Mr. Luk included an allowance for Mr. Luk's living accommodations. The current yearly allowance of US$82,000 for the fiscal year 1996, represents 50% of the fair market rent of the property owned by a related company, Silver Policy Development Limited. The remaining portion is shared by another related company. Physical Health Centre Hong Kong Limited is using the property as security to obtain a full line of credit from the Kwangtung Provincial Bank.

INDEMNIFICATION OF DIRECTORS AND OFFICERS

   The laws of the State of Delaware and the Company's By-laws provide for indemnification of the Company's directors for liabilities and expenses that they may incur in such capacities. In general, directors and officers are indemnified with respect to actions taken in good faith in a manner reasonably believed to be in, or not opposed to, the best interests of the Company, and with respect to any criminal action or proceeding, actions that the indemnitee had no reasonable cause to believe were unlawful.

   The Company has been advised that in the opinion of the Securities and Exchange Commission, indemnification for liabilities arising under the Securities Act is against public policy as expressed in the Securities Act and is, therefore, unenforceable.

COMPENSATION OF DIRECTORS

   The Company reimburses each Director for reasonable expenses (such as travel and out-of -pocket expenses) in attending meetings of the Board of Directors. Directors are not separately compensated for their services as Directors.

EMPLOYMENT AND RELATED AGREEMENTS

   There are no employment agreements with the Company's key employees at this time. The Company anticipates that such agreements will be entered into after the Offering.

1997 STOCK OPTION PLAN

   The Company has a Stock Option Plan which was adopted by the Company's stockholders and its Board of Directors on April 23, 1997 as "1997 Stock Option Plan" (the "Plan"). Under the Plan, the Company may issue incentive stock options, non-qualified options, restricted stock grants, and stock appreciation rights to selected directors, officers, advisors and employees of the Company. Under the Plan, a total of 500,000 pre-split (375,000 post-split) shares of Common Stock are reserved for issuance. The Plan provides for appropriate adjustments in the number and kind of shares subject to the Plan and to outstanding options in the event of a stock split, stock dividend, or certain other types of recapitalization. Stock options may be granted as non-qualified stock options or incentive stock options, but incentive stock options may not be granted at a price less than 100% of the fair market value of the stock as of the date of grant (110% as to any 10% shareholder at the time of grant); non-qualified stock options may not be granted at a price less than 85% of the fair market value of the stock as of the date of grant. The Plan shall be administered by an Option Committee which is to be composed of two or more members of the Board of Directors who are disinterested directors. No persons have been named to the Option Committee as of the date of this Prospectus. Stock options may be exercised during a period of time fixed by the Option Committee except that no stock option may be exercised more than ten years after the date of grant or three years after death or disability, whichever is later. As of the date hereof, no options have been granted by the Company.

CERTAIN TRANSACTIONS

   The Company ratified and approved on November 27, 1996, certain loans to Mr. Luk, the Company's Chief Executive Officer and the Chairman of its Board of Directors, in the amount of HK$ 16.5 million (US$2.1 million) (the
"Loan").   Mr. Luk agreed to repay the Loan in eight installments by March
31, 1999, at a prime interest rate, together with the accrued interest thereon. Mr. Luk has already repaid HK$2.3 million (US$297,000) of the outstanding amount of the Loan. The current outstanding principal amount of the Loan and accrued interest, as of September 30, 1997, is HK$14.9 million (US$1,900,000). The remaining outstanding principal amount of the Loan is secured by a pledge of 1,500,000 pre-split shares of common stock of the Company by Mr. Luk, as collateral for the Loan. Mr. Luk does not have any other outstanding loans from the Company. See also "Risk Factors".

   In January 1997, the Company approved an advance to Mr. Luk in the amount of HK$ 6.0 million (US$780,000), which loan was repaid in full by Mr. Luk on April 22, 1997.

   In October, 1996, the Company closed a transaction with Mr. Luk, a 100% shareholder of Physical Beauty & Fitness Holdings Limited, a British Virgin Islands corporation ("Physical Limited"), whereby the Company entered into a Share Exchange Agreement with Mr. Luk, pursuant to which the Company issued 8,000,000 pre-split shares of its Common Stock to Mr. Luk in exchange for all of the outstanding shares of Physical Limited (the "Closing"). As a part of the above transaction certain shareholders of the Company transferred 990,000 pre-split shares of Common Stock of the Company to Goodchild Investments Limited, a British Virgin Islands corporation ("Goodchild"), as consideration for Goodchild's beneficial owners' prior interest in Physical Health Centre Hong Kong Limited, pursuant to an arrangement between Goodchild and Mr. Luk. Neither Mr. Luk nor Goodchild were parties affiliated with the Company prior to or at the time of the acquisition of Physical Limited. At the Closing the then current management of the Company resigned and was replaced by the current management of the Company.

   Mr. Luk receives a monthly allowance of HK$53,000 (US$82,000 for the fiscal year 1996) for his living accommodations. Such allowance represents 50% of the fair market rent of the property owned by a related company, Silver Policy Development Limited ("Silver"). Pursuant to the lease agreement between Sliver and Physical Health Centre Hong Kong Limited ("Hong Kong Limited"), the premises for Mr. Luk and his family are rented by Hong Kong Limited from Silver for HK$106,000 (US$14,000) per month. Hong Kong Limited then charges back a related company, Williluck International Limited ("Williluck") for a 50% share of the rent. Mr. Luk is a director of Williluck. Hong Kong Limited is using the property as security to obtain a full line of credit from the Kwangtung Provincial Bank. See also "Management - Compensation".

                       PRINCIPAL AND SELLING SHAREHOLDERS

   The following table sets forth certain information regarding beneficial ownership of the Company's Common Stock, as of October 23, 1997, and as adjusted to reflect the sale of the Shares offered hereby (assuming no exercise of the Over-allotment Option) by (i) each stockholder known by the Company to be the beneficial owner of more than five percent of the outstanding Common Stock, (ii) each director of the Company, (iii) each officer of the Company, (iv) all directors and officers as a group. Unless otherwise indicated, the address for each stockholder is 12/F - 15/F Lee Theatre Plaza, 99 Percival St., Causeway Bay, Hong Kong, and (v) Selling Stockholders.

                           Amount and          Percentage Beneficially Owned
Name and                   Nature of
Address of Beneficial      Beneficial            Before          After
Owner                      Ownership             Offering        Offering(2)
--------------------       ---------             --------        -----------

DIRECTORS, OFFICERS AND 5% STOCKHOLDERS

   Ngai Keung Luk (Serleo)  6,000,000             80.00%           76.19%

   Goodchild Investments
    Limited                   742,500              9.90%            ____%

   Jill Bodnar, President           0              0.00%            0.00%

   Franco Ho, Director              0              0.00%            0.00%

   Yat Ming Lam, Director           0              0.00%            0.00%

   Robert Chui, CFO                 0              0.00%            0.00%

   Darrie Lam, Vice President       0              0.00%            0.00%

   Yuk Wah Ho,
     Vice President (3)     6,000,000             80.00%           76.19%

   All officers and
    directors as a
    group (5 persons)       6,000,000             80.00%           76.19%

OTHER SELLING SHAREHOLDERS

Goodchild Investments Limited
Torotola, British Virgin Islands
Jonathan Mork
9551 Wilshire Boulevard
Beverly Hills, CA 90212

Paul Du Bose
9551 Wilshire Boulevard
Beverly Hills, CA 90212

Robert Alvarez
2618 Southwest 23 Ter.
Suite 202
Ft. Lauderdale, FL 33312
__________

(1) Except as otherwise indicated, the Company believes that the beneficial owners of Common Stock listed below, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and generally includes voting or investment power with respect to securities. Shares of Common Stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage of the person holding such options or warrants, but are not deemed outstanding for purposes of computing the percentage of any other person.

(2) Does not assume exercise of the Underwriter's over-allotment option. Based upon 7,875,000 post-split (10,500,000 pre-split) shares of Common Stock outstanding after the Offering.

(3) Ms. Ho is the wife of Ngai Keung Luk (Serleo). Accordingly the number of common stock owned by Mr. Luk and Ms. Luk overlap.

                           DESCRIPTION OF SECURITIES

GENERAL

   The authorized capital stock of the Company consists of 100 million shares of Common Stock, par value $0.001 per share, of which, 7.5 million are issued and outstanding, following the 1.33-for-1 reverse split in October, 1997. The following summary description of the capital stock of the Company does not purport to be complete and is subject to the detailed provisions of, and qualified in its entirety by reference to, the Certificate of Incorporation and By-Laws, copies of which have been filed as exhibits to the Registration Statement of which this Prospectus is a part, and to the applicable provisions of the General Corporation Law of the State of Delaware (the "DGCL").

COMMON STOCK

   Holders of Common Stock have one vote per share on each matter submitted to a vote of the shareholders and a ratable right to the net assets of the Company upon liquidation. Holders of the Common Stock do not have preemptive rights to purchase additional shares of Common Stock or other subscription rights. The Common Stock carries no conversion rights and is not subject to redemption or to any sinking fund provisions. All shares of Common Stock are entitled to share equally in dividends from legally available sources as determined by the Board of Directors, subject to any preferential dividend rights of the Preferred Stock (described below). Upon dissolution or liquidation of the Company, whether voluntary or involuntary, holders of the Common Stock are entitled to receive assets of the Company available for distribution to the shareholders. All outstanding shares of Common Stock are validly authorized and issued, fully paid and non-assessable.

PREFERRED STOCK

   The Company is authorized to issue up to 10,000,000 shares of Preferred Stock, par value $0.001 per share. No shares of Preferred Stock are issued or outstanding as of the date of this Prospectus. The Board of Directors is authorized to establish and designate the classes, series, voting powers, designations, preferences and relative, participating, optional or other rights, and such qualifications, limitations and restrictions of the Preferred Stock as the Board, in its sole discretion, may determine without further vote or action of the shareholders.

   The rights, preferences, privileges, and restrictions or qualifications or different series of Preferred Stock may differ with respect to dividend rates, amounts payable on liquidation, voting rights, conversion rights, redemption provisions, sinking fund provisions, and other matters. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to holders of common stock or could adversely affect the rights and powers, including voting rights, of holders of common stock.

   The existence of the Preferred Stock, and the power of the Board of Directors of the Company to set its terms and issue a series of Preferred Stock at any time without shareholder approval, could have certain anti-takeover effects.

WARRANTS

   The Warrants will be issued pursuant to an agreement, dated as of the date of this Prospectus (the "Warrant Agreement"), between the Company and ____________, as warrant agent (the "Warrant Agent"). None of the Warrants have been issued prior to this Offering. The following discussion of the material terms and provisions of the Warrants is qualified in its entirety by reference to the detailed provisions of the Warrant Agreement, the form of which has been filed as an exhibit to the Registration Statement on Form SB-2 of which this Prospectus forms a part.

   The Warrants are being offered at $0.33 per Warrant in this Offering. Each Warrant will entitle the holder to purchase, commencing at any time after the issuance, one share of Common Stock at an exercise price of $6.00 per share, subject to certain adjustments. Unless exercised, the Warrants will automatically expire on _______, 2002.

   Commencing one year after the date hereof, the Company may redeem the Warrants, in whole but not in part, at the option of the Company upon not less than 30 days' notice, at a price of $0.05 per Warrant (the "Redemption Price"), provided the then current market price of the Company's Common Stock is at least $8.00 for 30 consecutive business days ending within 15 days of the date of the notice of redemption. If Warrants are not exercised by the holder(s) thereof within such 30-day period, then they may be redeemed by the Company at the Redemption Price. In the event the Company exercises its right to redeem the Warrants, such Warrants will be exercisable until the close of business on the date fixed for redemption in such notice. If any Warrant called for redemption is not exercised by such time, it will cease to be exercisable and the holder thereof will be entitled only to the Redemption Price.


CERTAIN PROVISIONS OF THE COMPANY'S CERTIFICATE OF INCORPORATION AND BY-LAWS

   The Company's Certificate of Incorporation provides that no director of the Company shall be liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of laws, (iii) in respect of certain unlawful dividend payments or stock redemptions or repurchases pursuant to Section 174 of the DGCL or (iv) for any transaction from which the director derived an improper personal benefit. The effect of these provisions is to eliminate the rights of the Company and its stockholders (through stockholders' derivative suits on behalf of the Company) to recover monetary damages against a director for breach of fiduciary duty as a director (including breaches resulting from grossly negligent behavior), except in the situations described above. These provisions will not limit the liability of directors under federal securities laws.

SECTION 203 OF DELAWARE GENERAL CORPORATION LAW

   Section 203 of the DGCL prohibits certain transactions between a Delaware corporation and an "interested stockholder," which is defined as a person who, together with any affiliates or associates of such person, beneficially owns, directly or indirectly, 15% or more of the outstanding voting shares of a Delaware corporation. This provision prohibits certain business combinations (defined broadly to include mergers, consolidations, sales or other dispositions of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested stockholder's proportionate share ownership in the corporation) between an interested stockholder and a corporation for a period of three years after the date the interested stockholder becomes an interested stockholder, unless (i) the business combination is approved by the corporation's board of directors prior to the date the interested stockholder becomes an interested stockholder, (ii) the interested stockholder acquired at least 85% of the voting stock of the corporation (other than stock held by directors who are also officers or by certain employee stock plans) in the transaction in which it becomes an interested stockholder or (iii) the business combination is approved by a majority of the board of directors and by the affirmative vote of 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

TRANSFER AGENT AND WARRANT AGENT

   The Company's transfer and warrant agent for the Common Stock and Warrants is Signature Stock Transfer, Inc., Dallas, Texas.


                         SHARES ELIGIBLE FOR FUTURE SALE

   Upon successful completion of this Offering, the Company will have outstanding 7,875,000 shares of Common Stock, without taking into account shares of Common Stock issuable upon exercise of Warrants offered hereby, outstanding options, conversion of outstanding preferred and common stock, the Representative's Warrants and without giving effect to the exercise of the over-allotment option granted to the Representative. All shares acquired in this Offering, other than shares that may be acquired by "affiliates" of the Company as defined by Rule 144 under the Securities Act, will be freely transferable without restriction or further registration under the Securities Act.

   Out of 7,875,000 shares to be outstanding after the Offering, 6,000,000 post-split shares outstanding prior to this Offering were shares issued by the Company and sold by the Company in private transactions in reliance on an exemption from registration. Accordingly, such shares are "restricted shares" within the meaning of Rule 144 and cannot be resold without registration, except in reliance on Rule 144 or another applicable exemption from registration. Representative has obtained lock-up agreements from certain principal shareholders restricting the sale of their respective free trading shares. Pursuant to terms of the lock-up agreements, certain principal shareholders agreed not to sell or transfer any securities of the Company held by them for a period of 365 days after the effective date of this Registration Statement.

   In general, under Rule 144 as currently in effect, a person (or persons whose shares are required to be aggregated), including any affiliate of the Company, who beneficially owns "restricted shares" for a period of at least two years is entitled to sell within any three-month period, shares equal in number to the greater of (i) 1% of the then outstanding shares of Common Stock (approximately 78,750 shares immediately after this Offering) or (ii) the average weekly trading volume of the Common Stock during the four calendar weeks preceding the filing of the required notice of sale with the Securities and Exchange Commission. The seller also must comply with the notice and manner of sale requirements of Rule 144, and there must be current public information available about the Company. In addition, any person (or persons whose shares are aggregated) who is not, at the time of the sale, nor during the preceding three months, an affiliate of the Company, and who has beneficially owned restricted shares for at least three years, can sell such shares under Rule 144 without regard to notice, manner of sale, public information or the volume limitations described above.

                                     TAXATION

   The following discussion under "United States Federal Income Taxation" generally summarizes the principal United States federal income tax consequences of income earned by the company. The discussion under "Hong Kong Taxation" generally summarizes the material Hong Kong tax applicable to the Company's operations in Hong Kong. The discussion under "PRC Taxation" generally summarizes the material PRC taxes applicable to the Company's investment in the PRC. The discussion does not deal with all possible tax consequences applicable to the Company. The following discussion is based upon laws and relevant interpretations thereof in effect as of the date of this Prospectus, all of which are subject to change.


UNITED STATES FEDERAL INCOME TAXATION

   This summary is based on the Internal Revenue Code of 1986, as amended (the "Code"), Treasury regulations, court decisions and current administrative rulings and pronouncements of the United States Internal Revenue Service ("IRS") in effect as of the date of this Prospectus, all of which are subject to change, possibly with retroactive effect. There can be no assurance that future changes in applicable law or administrative and judicial interpretations thereof will not adversely affect the tax consequences discussed herein. Prospective purchasers are advised to consult their own tax advisors regarding the tax consequences of acquiring, holding or disposing of the Shares in light of their particular circumstances.

   TAXATION OF THE COMPANY. The Company will be subject to United States federal income tax only to the extent it has income which has its source in the United States or is effectively connected with a United States trade or business. Income derived by the Company from its business in Hong Kong and the PRC should not constitute United States source income. It is possible that the Company may invest the net proceeds of this Offering, future earnings from the business, or proceeds derived from the sale of Shares in United States securities or cash equivalents. Income derived from United States securities or cash equivalents will generally constitute United States source income and may therefore be subject to United States federal income tax unless a statutory exemption applies.

   The Company is predominantly invested in foreign subsidiaries. Those subsidiaries are subjected to taxes imposed on them in the foreign jurisdictions in which they operate and in which they are organized. Further, their income is subject to US federal and state income taxes when distributed, deemed distributed or otherwise attributed to, the Company, which is a US corporation. Complex US tax rules apply for purposes of determining the calculation of those US taxes, the availability of a credit for any foreign taxes imposed on the foreign subsidiaries or the Company and the timing of the imposition of US tax. Normally, all foreign income earned by a US multinational eventually will be subject to US tax. Income earned by a foreign branch of a US company is taxable currently in the United States, and income earned by a foreign subsidiary will be subject to US tax either in the year distributed to the US as a dividend or in the year earned by means of Subpart F, foreign personal holding company or other federal tax rules requiring current recognition of certain income earned by foreign subsidiaries. All of the Company's direct and indirect foreign subsidiaries constitute "controlled foreign corporations" ("CFCs") for purposes of the Subpart F rules of the federal Internal Revenue Code. Among other consequences of CFC states, "Subpart F income," as defined, of the profitable foreign subsidiaries will be directly taxable to the Company, whether or not distributed to the Company. In general, Subpart F income is defined as the income and gains of the foreign subsidiary from its more passive investment-type activities. Subpart F income extends, in general, however, to include intercompany payments (e.g., payments of dividends, interest, royalties, etc.) between related foreign group members.

   Thus, for example, dividend distributions from the Company's indirect PRC and Hong Kong subsidiaries to the Company's British Virgin Island subsidiary, Regent Town Holdings Limited, would cause that dividend income of the British Virgin Island subsidiary to be directly taxable to the Company, notwithstanding that the British Virgin Islands does not tax such dividend income, and the British Virgin Island subsidiary does not distribute that dividend income to the Company, but retains it. Income earned in foreign countries often is subject to Foreign income taxes. In order to relieve double taxation, the US federal tax law generally allows US corporations a credit against their US tax liability in the year the foreign earnings become subject to US tax in the amount of the foreign taxes paid on those earnings. The credit is limited, however, under complex limitation rules, to, in general, the US (pre-credit) tax imposed on the US corporation's foreign source income. Further, complex rules exist for allocating and apportioning interest, research and development expenses and certain other expense deductions between US and foreign sources. Limiting provisions of the source rules decrease the amount of foreign source income many US multinationals can generate. Reduced foreign source income results in a smaller foreign tax credit limitation, as the limitation is based on the ratio of foreign source net income to total net income. Further, separate income baskets exist for purposes of the foreign tax credit limitation, which makes it nearly impossible to reduce the effective foreign tax rate on higher-taxed foreign operating income by diluting income in the overall basket with relatively low-taxed foreign investment income. These rules can prevent US multinationals from crediting all of the foreign taxes they pay. To the extent that foreign taxes are not creditable, foreign source income bears a tax burden higher than the US tax rate.

HONG KONG TAXATION

   PROFITS TAX. The Company is subject to profits tax on all profits (excluding capital profits) arising in or derived from Hong Kong. The source of income is therefore the relevant factor, and this is generally regarded as a question of fact. There are certain situations in which the Hong Kong tax authorities are prepared to accept apportionment of chargeable profits, for example when a Hong Kong-based company has manufacturing facilities in the PRC. The proportion of income originating from the PRC and Hong Kong respectively in such situations is a question of fact. However, where apportionment is appropriate, the Hong Kong tax authorities usually adopt a 50:50 allocation unless compelling circumstances dictate otherwise. Profits tax is levied at the rate of 16.5% for corporations and 15.0% for unincorporated entities. Generally speaking, business losses may be carried forward indefinitely to be offset against future profits of the Company.

PRC TAXATION

   INCOME TAX. The Company's investment is subject to the Income Tax Law of the PRC for Enterprises with Foreign Investment (the "Foreign Investment Enterprise Tax Law"). Pursuant to the Foreign Investment Enterprise Tax Law, Sino-foreign equity and contractual joint venture enterprises generally are subject to an income tax at an effective rate of 33%, which is comprised of a state tax of 30% and a local tax of 3%.

   The Shanghai and Dalian JV's, which were incorporated under the laws of the PRC, provide for enterprise income tax on their assessable income in accordance with the relevant regulations of the PRC, after considering all available tax benefits and allowances. They are subject to Chinese enterprise income taxes at the applicable rate of 33%.

   VALUE-ADDED TAX ("VAT"). Effective January 1, 1994, all goods produced or processed in the PRC, other than real property and goods produced or processed for export, are subject to a new VAT at each stage or sale in the process of manufacture, processing and distribution through the sale to the ultimate consumer of the goods. The new basic VAT rate for the Company is 17% of the sale price of the item. The seller of the goods adds 17% to the sale price of the item, separately invoiced (except in the case of retail sales), and collects the applicable amount of VAT through the sale of the item. The amount of the seller's VAT liability to the Tax Bureau is calculated as the amount of sales multiplied by the applicable VAT rate. The amount of the seller's VAT liability may be reduced by deducting the invoiced amount of VAT included in the materials, parts and other items purchased by the seller and used in producing the goods.

   The Value-Added Tax Provisional Regulations do not permit the seller to deduct from its VAT liability the amount of VAT included in the purchase price of fixed assets purchased by the seller. Thus, although the book value of fixed assets, including plant and equipment purchased by the Company will be the depreciated cost (ordinarily the purchase price plus VAT) paid at the time of such purchase, the Company is not permitted to deduct from its VAT liability in respect of products sold.

   BUSINESS TAX. The business tax applies to business activities that are not subject to the VAT. The business tax is payable by all individuals and enterprises that engage in taxable business, transfers of intangible property, or sales of immovable property in the PRC. The business tax is imposed on a taxpayer when services are provided, intangible assets or real properties are transferred for consideration. Consideration includes payments in cash, in property, or in other forms of economic benefits. This tax is imposed at rates ranging from 3 percent. to 20 per cent. Taxable businesses include transportation, postal and communications, construction, banking and finance, insurance, entertainment, cultural and sports activities and service industries. The Company's operations in China are subject to 5% business tax rate.

   CONSUMPTION TAX. The consumption tax is an excise tax applicable to certain taxable activities. It is a tax in addition to the VAT. The tax applies to Chinese enterprises and foreign investment enterprises engaged in taxable activities within the PRC. Taxable activities include manufacturing, and importation of taxable goods. Taxable goods manufactured and used by a taxpayer for the production of other taxable goods are not subject to the tax. Exports are exempt from this tax. Taxable goods include tobacco and liquor products, cosmetics, fireworks, gasoline, motorcycles and automobiles. These goods are taxed at rates ranging from 3% to 45%.

   TAXATION OF DIVIDENDS FROM THE PRC. Dividends distributed to the Company can be remitted from the PRC without any PRC taxation. Although the Foreign Investment Enterprise Tax Law provides that certain remittances of foreign exchange earnings from the PRC are subject to PRC withholding tax, dividends received by foreign investors from a foreign investment enterprise are exempt from withholding tax. The Company's PRC subsidiaries are qualified as foreign investment enterprises, so withholding tax is not applicable to dividends received by the Company from these subsidiaries.

   TAXATION OF DISPOSITION OF INTEREST IN PRC SUBSIDIARIES. In the event the Company transfers its interest in its PRC subsidiaries, the amount received in excess of its original capital contribution would be subject to PRC withholding tax at the rate of 20%.

   In the event that the Company's PRC subsidiaries are liquidated, the portion of the balance of their assets or remaining property, after deducting undistributed profits, various funds and liquidation expenses, that exceeds the Company's paid-in capital would be treated as income from liquidation, which would be subject to income tax at the same rate that would apply to the Company's income as described under "Income Tax."

BRITISH VIRGIN ISLANDS TAXATION

   Under the International Business Companies Act (the "Act") of the British Virgin Islands ("BVI") as currently are in effect, a holder of common stock who is not a resident of BVI is exempt from BVI income tax on dividends paid with respect to the common stock and all holders of common stock are not liable to BVI income tax on gains realized during that year on sale or disposal of such shares the BVI does not impose a withholding tax on dividends paid by the company incorporated under the Act.

   There are no capital gains tax, gift or inheritance taxes levied by the BVI on companies incorporated under the Act. In addition, the common stock is not subject to transfer taxes, stamp duties or similar charges.

   There is no income tax treaty or convention in effect between the United States and the BVI, nor, as far as the Company is aware, is any such treaty or convention currently being negotiated.


                               PLAN OF DISTRIBUTION

   Global Financial Group (the "Selling Agent" or "Representative") has agreed, subject to the terms and conditions of the Selling Agent Agreement, to act as the exclusive agent for the Company to sell the Common Stock Shares and the Warrants offered hereby. The Selling Agent has made no commitment to purchase or take down all or part of the Securities offered hereby, but agreed to sell a maximum of 375,000 Shares and 375,000 Warrants ("Maximum Offering") on a "best efforts" and "all or nothing" basis within a period of 30 days following the date of this Prospectus ("Offering Period"). No shares of common stock of Selling Shareholders will be sold to the public in this Offering until Maximum Offering is first achieved. In the event the Maximum Offering is not achieved prior to the expiration of the Offering Period, this Offering will terminate and all funds will be returned promptly to the subscribers without deduction therefrom or interest thereon.

   The Selling Agent has advised the Company that it proposes to offer the shares of Common Stock and Warrants to the public at the public offering prices, respectively, set forth on the cover page of this Prospectus, and that it may allow, to selected dealers who are members of the National Association of Securities Dealers, Inc. (the "NASD") concessions, not in excess of $____ per Share ($_____ per Warrant) of which not in excess of per Share ($____ per Warrant) may be reallowed to other dealers who are members of the NASD. After the public offering, the public offering price, concessions and reallowances may be changed by the Selling Agent.

   The Company has granted options to the Selling Agent exercisable during the 45-day period from the date of this Prospectus, to purchase up to 15% of additional shares and up to 15% of additional warrants, at the public offering price set forth on the cover page of this Prospectus, less the underwriting discounts and commissions. The Selling Agent may exercise these options, respectively, in whole, or, from time to time, in part, solely for the purpose of covering over-allotments, if any, made in connection with the sale of the Shares and Warrants offered hereby.

   The Company has agreed to pay to the Selling Agent a non-accountable expense allowance representing 3% of the aggregate offering price of the securities offered hereby (plus 3% of the aggregate offering price of any Shares or Warrants purchased pursuant to the Representative's Over-Allotment Options), $25,000 of which has been paid to date and to reimburse the Representative for its legal fees incurred in connection with the offering, up to $20,000. The Company has also agreed to additionally compensate the Representative through the sale to the Representative, for nominal consideration of $0.001 per warrant, of warrants (the "Representative Warrants I") entitling the holder thereof to purchase certain number of shares of Common Stock equal to 10% of the Common Stock sold by the Representative in this Offering (including the over-allotment option, if applicable), at a price of $4.80 (120% of the $4.00 per share offering price) for a period of five years commencing one year from the date of this Prospectus and through the sale to the Representative, for nominal consideration of $0.001 of a warrant to purchase certain number of warrants equal to 10% of the Warrants (including the over-allotment option, if applicable) sold by the Representative in this Offering, at a price of $0.40 per warrant (120% of the $0.33 per warrant offering price) entitling the holder thereof to purchase certain number of shares of Common Stock at an exercise price of $6.00 per share for a period of five years commencing one year from the date of this Prospectus (the "Representative Warrants II"). Warrants I and Warrants II, as well as the shares underlying such Warrants are registered hereby in this registration statement. The Selling Stockholders agreed to pay to the Selling Agent a non-accountable expense allowance representing 3% of the aggregate offering price of the securities offered hereby by the Selling Stockholders, in addition to any applicable selling commissions.

   The public offering price of Common Stock has been determined by negotiations between the Company and the Selling Agent and are not necessarily related to the Company's asset value, net worth, limited public market or other established criteria of value. Factors considered in determining the offering price of the securities and the exercise price and other items of the Warrants include the present state of the Company's development, the future prospects of the Company, an assessment of management, the general condition of the securities markets and other factors deemed relevant.

   Prior to this Offering, there was a limited public securities market for the Company's Common Stock. The Company's Common Stock has been trading sporadically on the NASD's over-the-counter market on Bulletin Board. The price of Common Stock and Warrant may be volatile to a degree that might not occur in securities that are more widely held or more actively traded. The initial public offering price was negotiated by the Company and the Representative. In determining the offering price, the Representative considered, among other things, the business potential and earning prospects of the Company and prevailing market conditions.

   In general, the rules of the Commission will prohibit the Selling Agent from making a market in the Common Stock during the "cooling off" period immediately preceding the commencement of sales in the offering. The Commission has, however, adopted exemptions from these rules that permit passive market making under certain conditions. These rules permit an Selling Agent to continue to make a market subject to the conditions, among others, that its bid not exceed the highest bid by a market maker not connected with the offering and that its net purchases on any one trading day not exceed prescribed limits. Pursuant to these exemptions, certain Selling Agent, selling group members (if any) of their respective affiliates intend to engage in passive market making in the Common Stock during the cooling off period.

   The Company has agreed to indemnify the Selling Agent, any controlling person of an Selling Agent, and other persons related to the Selling Agent and identified in the Selling Agent Agreement, against certain liabilities, including liabilities arising (i) under the Securities Act, (ii) out of any untrue statement or material fact contained in the Registration Statement, this Prospectus, any amendments thereto, and certain other documents, or
(iii) out of any omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, unless the statement or omission is made in reliance upon and in conformity with written information furnished to the Company or on behalf of the Selling Agent for use in the document in which it was used.

LEGAL MATTERS

   The validity of the Securities offered hereby has been passed upon for the Company Iwona J. Alami, Esquire, Newport Beach, California. Abdo & Abdo, P.A., Minneapolis, Minnesota, have served as counsel to the Representative in connection with this Offering.

                                     EXPERTS

   The consolidated financial statements of the Company for the year ended September 30, 1994, for the three months from October 1, 1994 to December 31, 1994 and for the years ended December 31, 1995 and 1996 appearing in this Prospectus and Registration Statement have been audited by Arthur Andersen & Co., independent public accountants, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                          PHYSICAL SPA & FITNESS INC.


                           FINANCIAL STATEMENTS INDEX


Independent Auditors' Report of Arthur Andersen & Co.....................F-1

Consolidated Balance Sheets as of as of December 31,
1996 and 1995............................................................F-2

Consolidated Statements of Operations for
and the years ended December 31, 1996 and 1995, and
for the year ended September 30, 1994
and for the three months from October 1, 1994
to December 31, 1994.....................................................F-4

Consolidated Statements of Stockholders' Equity
the years ended December 31, 1996 and 1995, and
for the year ended September 30, 1994
and for the three months from October 1, 1994
to December 31, 1994.....................................................F-6

Consolidated Statements of Cash Flows for the
years ended December 31, 1996 and 1995, and for
the year ended September 30, 1994
and for the three months from October 1, 1994
to December 31, 1994.....................................................F-8

Notes to Consolidated Financial Statements..............................F-11

Consolidated Balance Sheets as of June 30, 1997
and December 31, 1996 (unaudited).......................................F-12

Consolidated Statements of Income for the six
months ended June 30, 1997 and 1996 (unaudited).........................F-13

Consolidated Statements of Stockholders' Equity for
the six months ended June 30, 1997 and 1996 (unaudited).................F-14

Consolidated Statements of Cash Flow for the six
months ended June 30, 1997 and 1996 (unaudited).........................F-15

<PAGE

                                   ARTHUR
                                  ANDERSEN


                                              Arthur Andersen & Co.
                                              Certified Public Accountants
                                              25/F Wang On Centre
                                              111 Connaught Road Central
                                              Hong Kong

REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To Physical Spa & Fitness Inc.



We have audited the accompanying consolidated balance sheets of Physical Spa & Fitness Inc. (a company incorporated in the United States of America) and its subsidiaries as of December 31, 1995 and 1996, and the related consolidated statements of income, cash flows, and changes in shareholders' equity for the year ended September 30, 1994, the three months from October 1, 1994 to December 31, 1994 and the years ended December 31, 1995 and 1996 expressed in Hong Kong Dollars. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in the United States of America. Those standards require that we. plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence. supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Physical Spa & Fitness Inc. and its subsidiaries as of December 31, 1995 and 1996, and the results of their operations and their cash flows, for the year ended September 30, 1994, the three months from October 1, 1994 to December 31, 1994 and the years ended December 31, 1995 and 1996, in conformity with generally accepted accounting principles in the United States of America.



/s/ Arthur Andersen & Co.

Hong Kong,
April 23,1997.




                           PHYSICAL SPA & FITNESS INC. AND SUBSIDIARIES
                           --------------------------------------------

                             AUDITED CONSOLIDATED STATEMENTS OF INCOME
                             -----------------------------------------
                              FOR THE YEAR ENDED SEPTEMBER 30,1994,
                  THE THREE MONTHS FROM OCTOBER 1, 1994 TO DECEMBER 31, 1994 AND
                             THE YEARS ENDED DECEMBER 31,1995 AND 1996

                                                 AND

                             UNAUDITED CONSOLIDATED STATEMENT OF INCOME
                    FOR THE THREE MONTHS FROM OCTOBER 1, 1993 TO DECEMBER 31,1993

                                       (Amounts in thousands)
                        Year ended   Three months from October  Year ended
                       September 30,    1 to December 31      December 31,  Year ended December 31,
                           1994         1993         1994         1995               1996
                        ----------   ----------   ----------   ----------   ----------   ----------
                           HK$           HK$          HK$         HK$          HK$          US$
                                     (unaudited)

Operating Revenues
  Fitness service          24,229        4,297        5,433       28,075       39,054        5,039
  Beauty treatments        42,463        7,651       14,343       53,059       72,260        9,324
  Others                    2,959          263        1,329        4,128        1,901          245
                        ----------   ----------   ----------   ----------   ----------   ----------
  Total operating
    revenues               69,65l       12,211       21,105       85,262      113,215       14,608
                        ----------   ----------   ----------   ----------   ----------   ----------

Operating Expenses
  Salaries and commissions 17,787        4,926        4,727       18,609       23,797        3,071
  Rent and related
    expenses               16,947        4,003        4,367       18,250       21,185        2,734

  Depreciation              6,877        1,963        2,456        8,885       11,393        1,470
  Other selling and
   administrative expenses 14,014        3,044        4,641       15,083       23,178        2,990
                        ----------   ----------   ----------   ----------   ----------   ----------
  Total operating
    expenses                53,625       13,936       16,191       60,827       79,553       10,265

                        ----------   ----------   ----------   ----------   ----------   ----------

  Income (Loss) from

   operations              14,026       (1,725)       4,914       24,435       33,662        4,343
                        ----------   ----------   ----------   ----------   ----------   ----------

  Other (income), net        (879)        (152)        (189)        (790)        (885)        (114)
  Interest expenses         1,157          269          219        1,158          841          108
  Loss on shut down of a
   beauty center              -            -          1,332          -            -            -
                        ----------   ----------   ----------   ----------   ----------   ----------
  Total non-operating
   (income) expenses          278          117        1,362          368          (44)          (6)
                        ----------   ----------   ----------   ----------   ----------   ----------
  Income (Loss) before income
   taxes and minority
   interests               13,748       (1,842)       3,552       24,067       33,706        4,349

  Provision for income
   taxes                    1,779          -          1,169        4,434        8,699        1,122
                        ----------   ----------   ----------   ----------   ----------   ----------
  Income (Loss) before
   minority interests      11,969       (1,842)       2,383       19,633       25,007        3,227

  Minority interests        1,149          (97)         683        2,100        2,211          285
                        ----------   ----------   ----------   ----------   ----------   ----------

  Net income(loss)         10,820       (1,745)       1,700       17,533       22,796        2,942
                        ==========   ==========   ==========   ==========   ==========   ==========





Translation of amounts from Hong Kong Dollars into United States Dollars (US$) for the convenience of the reader has been made at the exchange rate quoted by the South China Morning Post on March 31, 1997 of US$l.00 = HK$7.75. No representation is made that the Hong Kong Dollar amounts could have been, or could be, converted into United Stated Dollars, at that rate on March 31, 1997 or at any other certain rate.

               PHYSICAL SPA & FITNESS INC. AND SUBSIDIARIES
               --------------------------------------------
                  AUDITED CONSOLIDATED BALANCE SHEETS
                  -----------------------------------

                         DECEMBER 31,1995 AND 1996

          (Amounts in thousands. except number of shares and share data)

                                           December 31,
                                                1995      December 31, 1996
                                              --------   --------   --------
                                                HK$         HK$        US$
ASSETS
------

Current assets
   Cash and cash equivalents                      901      2,509        324
   Trade receivables                            7,232      7,276        939
   Rental and utility deposits                  3,033      4,735        611
   Prepayments to vendors and suppliers
     and other current assets                   4,278     1l,808      1,524
   Inventories                                  1,695      6,456        833
   Due from related companies                     -        1,986        256
   Due from a shareholder - current portion    13,264      5,566        718
                                              --------   --------   --------
Total current assets                           30,403     40,336      5,205
                                              --------   --------   --------

Due from a shareholder - non-current portion      -       10,885      1,405
Prepayments for construction-in-progress          -       12,011      1,550
Property, plant and equipment, net             41,131     46,917      6,054
                                              --------   --------   --------
Total assets                                   71,534    110,149     14,214
                                              ========   ========   ========

LIABILITIES AND SHAREHOLDERS'
EQUITY
-----------------------------
Current liabilities
   Short-term bank loans                        2,050      5,627       726
   Long-term bank loans - current portion       4,028      1,827       236
   Accounts payable and accrued expenses        5,036      8,316     1,073
   Obligations under finance leases -
      current portion                              87      2,257       292
   Deferred income                             19,720     20,057     2,588
   Income taxes payable                         9,772     14,752     1,903
   Taxes other than income                        952      1,713       221
                                              --------   --------   --------
Total current liabilities                      41,645     54,549     7,039
                                              --------   --------   --------

Long-term bank loans                            1,066        240        31
Long-term loans from third parties             12,757     13,916     1,796
Loans from minority shareholders of
   subsidiaries                                 6,360      5,160       666
Obligations under finance leases - non current
   portion                                         94      1,698       219
Deferred taxation                                 -        1,753       226
Minority interests                              4,540      4,857       627

Shareholders' equity:

Common stock, par value US$ 0.001 each 100
   million shares authorized; 10 million shares
   outstanding                                     78         78        10
Cumulative translation adjustment                 (37)        71         9
Retained earnings                               5,031     27,827      3,591
                                              --------   --------   --------

Total shareholders' equity                      5,072     27,976      3,610
                                              --------   --------   --------
Total liabilities and shareholders' equity     71,534    110,149     14,214
                                              ========   ========   ========

Translation of amounts from Hong Kong Dollars into United States Dollars (US$) for the convenience of the reader has been made at the exchange rate quoted by the South China Morning Post on March 31, 1997 of US$1.00 =
HK$7.75.   No representation is made that the Hong Kong Dollar amounts could have been, or could be, converted into United States Dollars, at that rate on March 31, 1997 or at any other certain rate.




                          PHYSICAL SPA & FITNESS INC.  AND SUBSIDIARIES
                          ----------------------------------------------

                           AUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                           ---------------------------------------------
                              FOR THE YEAR ENDED SEPTEMBER 30, 1994,
                  THE THREE MONTHS FROM OCTOBER 1, 1994 TO DECEMBER 31,1994 AND
                             THE YEARS ENDED DECEMBER 31,1995 AND 1996


                                      (Amounts in thousands)
                                         Three months
                                         from October
                            Year ended     1, 1994 to    Year ended
                           September 30,   December 31,  December 31,     Year ended December 31,
                               1994           1994           1995                  1996
                           ------------   ------------   ------------   ------------   ------------
                               HK$            HK$            HK$            HK$            US$
Cash flows from operating
   activities

   Net income                   10,820          1,700         17,533         22,796          2,942

   Adjustments to reconcile
   net income to net cash
   provided by operating
   activities:
   Interest income                (114)           -               (1)            (2)            (1)
   Interest expense for
      overdrafts and bank
      loans                        460            214          1,138            631             81
   Interest expense for
      finance leases               697              5             20            210             27
   Minority interests            1,149            683          2,100          2,211            285
   Depreciation                  6,877          2,456          8,885         11,393          1,470
   (Gain) Loss on disposal
      of fixed assets               (1)           -              230             18              2
   Loss on shut down of a
      beauty center                -            1,332            -              -              -

(Increase) Decrease in
   assets:
   Trade receivables,
     deposits,
     prepayments and
     other current assets       (4,039)        (2,828)        (5,975)        (9,276)        (1,197)
   Inventories                    (106)           -           (1,589)        (4,761)          (615)
   Due from related
     companies                   5,652            212          2,429         (1,986)          (256)

Increase (Decrease) in
   liabilities:
   Accounts payable and
     accrued expenses            6,726         (4,126)          (809)         3,280            424
   Due to related
     companies                     311           (311)           -              -              -
   Deferred income               1,752         (1,911)         4,518            337             43
   Income taxes payable          1,338            446          2,510          4,980            643
   Taxes other than income         712            974            662            761             98
   Deferred taxation               -              -              -            1,753            226
                           ------------   ------------   ------------   ------------   ------------

   Net cash provided by (used
     in) operating activities   32,234         (1,154)        31,651         32,345          4,172
                           ============   ============   ============   ============   ============






                           PHYSICAL SPA & FITNESS INC. AND SUBSIDIARIES

                           --------------------------------------------



                     AUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (Cont'd)

                     ---------------------------------------------
                                FOR THE YEAR ENDED SEPTEMBER 30, 1994,
                     THE THREE MONTHS FROM OCTOBER 1, 1994 TO DECEMBER 31, 1994 AND
                            THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                                       (Amounts in thousands)
                                         Three months
                                         from October
                            Year ended     1, 1994 to    Year ended
                           September 30,   December 31,  December 31,     Year ended December 31,
                               1994           1994           1995                  1996
                           ------------   ------------   ------------   ------------   ------------
                               HK$            HK$            HK$            HK$            US$
Cash flows from investing
   activities:
   Prepayments for
     construction-in-progress      -   -          -              -           (7,O84)          (914)
   Acquisition of property,
     plant and equipment       (23,435)          (351)       (20,427)       (18,291)        (2,360)
   Sales proceeds from
     disposal of property,
     plant and equipment             8             68          6,153          1,109            142
                           ------------   ------------   ------------   ------------   ------------
Net cash used in investing
     activities                (23,427)          (283)       (14,274)       (24,266)-       (3,132)
                           ------------   ------------   ------------   ------------   ------------
Cash flows from financing
   activities
   Interest income                 114            -                1              2              1
   Interest expense from
     overdraft and bank
     loans                        (460)          (214)        (1,138)          (631)           (81)
   Interest expense from
     finance leases               (697)            (5)           (20)          (210)           (27)
   Due from a shareholder       (1,525)           967          2,707         (3,187)          (411)
   Payment of dividend to
     shareholder                   -              -          (29,979)           -              -
   Payment of dividend to
     minority shareholders         -              -              -           (2,821)          (364)
   Proceeds of long-term
     bank loans                  2,500          1,000          3,000          1,000            129
   Repayment of long-term
     bank loans                   (474)        (1,226)        (2,193)        (4,027)          (519)
   Proceeds of long-term
     loans from third parties      -              -           12,757          1,159            150
   Capital element of finance
     lease rental payments      (8,633)           (22)           (87)        (1,152)          (149)
   Capital contribution of the
     Chinese joint venture
     partner into a joint
     venture                       -              -              -              911            118
   Proceeds (Repayment) of
     loans from minority
     shareholders of
     subsidiaries                6,359            -              -           (1,200)          (155)
                           ------------   ------------   ------------   ------------   ------------
Net cash (used in) provided
  by financing activities       (2,816)           500        (14,952)       (10,156)        (1,308)
                           ------------   ------------   ------------   ------------   ------------

              PHYSICAL SPA & FITNESS INC. AND SUBSIDIARIES
              --------------------------------------------

              AUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS (Cont'd)
                     FOR THE YEAR ENDED SEPTEMBER 30, 1994,
          THE THREE MONTHS FROM OCTOBER 1, 1994 TO DECEMBER 31,1994, AND
                  THE YEARS ENDED DECEMBER 31, 1995 AND 1996

                           (Amounts in thousands)

                                         Three months
                                         from October
                            Year ended     1, 1994 to    Year ended
                           September 30,   December 31,  December 31,     Year ended December 31,
                               1994           1994           1995                  1996
                           ------------   ------------   ------------   ------------   ------------
                               HK$            HK$            HK$            HK$            US$
Net increase (decrease) in
   cash and cash equivalents     5,991           (937)         2,425         (2,077)          (268)
Cash and cash equivalents,
   at beginning of
   period/year                  (8,591)        (2,640)        (3,609)        (1,149)          (148)
Cumulative translation
   adjustments                     (40)           (32)            35            108             14
                           ------------   ------------   ------------   ------------   ------------
Cash and cash equivalents,
   at end of period/year        (2,640)        (3,609)        (1,149)        (3,118)          (402)
                           ============   ============   ============   ============   ============

Analysis of cash and cash
   equivalents
   Cash and bank balances        1,494            639            901          2,509            324
   Short-term bank loans        (4,134)        (4,248)        (2,050)        (5,627)          (726)
                           ------------   ------------   ------------   ------------   ------------
                                (2,640)        (3,609)        (1,149)        (3,118)          (402)
                           ============   ============   ============   ============   ============



Translation of amounts from Hong Kong Dollars into United States Dollars

(US$) for the convenience of the reader has been made at the exchange rate quoted by the South China Morning Post on March 31, 1997 of US$1.00 = HK$7.75. No representation is made that the Hong Kong Dollar amounts could have been, or could be, converted into United Stated Dollars, at that rate on March 31, 1997 or at any other certain rate.




                PHYSICAL SPA & FITNESS INC. AND SUBSIDIARIES

                --------------------------------------------



                     AUDITED CONSOLIDATED STATEMENTS OF
                       CHANGES IN SHAREHOLDERS' EQUITY
                    FOR THE YEAR ENDED SEPTEMBER 30, 1994,
        THE THREE MONTHS FROM OCTOBER 1, 1994 TO DECEMBER 31, 1994 AND
                 THE YEARS ENDED DECEMBER 31, 1995 and 1996

             (Amounts in thousands, except number of shares)

                                                                       Cumulative
                                   Common      Common       Retained  Translations
                                   Stock        Stock       Earnings   Adjustments     Total
                                 ----------   ----------   ----------   ----------   ----------
                                   Number        HK$           HK$          HK$          HK$
Balance at  September 30, 1993   10,000,000          78        4,957          -          5,035

Net income                              -           -         10,820          -         10,820
Translation adjustment                  -           -            -            (40)         (40)
                                 ----------   ----------   ----------   ----------   ----------
Balance at September 30, 1994    10,000,000          78       15,777          (40)      15,815

Net income                              -           -          1,700          -          1,700
Translation adjustment                  -   -       -            -            (32)         (32)
                                 ----------   ----------   ----------   ----------   ----------
Balance at December 31, 1994     10,000,000          78       17,477          (72)      17,483

Net Income                              -           -         17,533         -          17,533
Dividend paid                           -           -        (29,979)        -         (29,979)
Translation adjustment                  -           -            -             35           35
                                 ----------   ----------   ----------   ----------   ----------
Balance at December 31, 1995     10,000,000          78        5,031          (37)       5,072

Net income                              -           -         22,796          -         22,796
Translation adjustment                  -           -            -            108          108
                                 ----------   ----------   ----------   ----------   ----------

Balance at December 31, 1996     10,000,000          78       27,827           71       27,976
                                 ==========   ==========   ==========   ==========   ==========




                                              -7-

                PHYSICAL SPA & FITNESS INC. AND SUBSIDIARIES

                --------------------------------------------



                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                  ------------------------------------------

             (Amounts in thousands, except number of shares,
                per share data and unless otherwise stated)

1.  ORGANIZATION AND PRINCIPAL ACTIVITIES
-----------------------------------------

Physical Spa & Fitness Inc. ("the Company") was incorporated on September 21, 1988 under the laws of the United States of America under the name of Foreclosed Realty Exchange Inc. The Company was incorporated with a share capital of 100 million common shares with par value of US$O.001 each. 10 million common shares were issued and outstanding as of December 31, 1996. The Company is a U.S. public company listed on the National Association of Securities Dealers Bulletin Board.

Physical Beauty & Fitness Holdings Limited ("Physical Holdings") was incorporated (in March 8, 1996 under the laws of the British Virgin Islands ("BVI") with a capital of one common share being held by a shareholder ("the Shareholder"), Physical Holdings has interests in various companies ("Operating Subsidiaries") operating fitness and beauty centers ("Fitness Centres") and other related businesses Hong Kong and the People's Republic of China ("the PRC").

Pursuant to a Share Exchange Agreement entered into between the Company and Physical Holdings on August 8, 1996, the Shareholder transferred his controlling interest, in the outstanding stock, of Physical Holdings in exchange for 80% of the outstanding stock of the Company. The transaction was completed on October 21, 1996 when the Company became the ultimate holding company of Physical Holdings and the Operating Subsidiaries. As part of the above transaction, certain shareholders of the Company also transferred 990,000 common shares to Goodchild Investments Limited ("Goodchild"). Accordingly, the Shareholder and Goodchild became the major shareholders of the Company.

On November 27, 1996, the Company changed its name to Physical Spa &
Fitness, Inc.

The Shareholder's interests in the fitness and beauty centers in Hong Kong and the PRC and other related businesses were originally conducted through Physical Health Centre Hong Kong Limited ("Physical HK"), a Hong Kong, corporation established on March 2, 1990 by two principal shareholders ("the Principal Shareholders"), one of which is the Shareholder. In 1994, the share capital was increased and additional shares were issued to the Principal Shareholders as well as other shareholders.

Physical HK was established to succeed to and continue the operation of two Fitness Centres and other related businesses previously operated by the Principal Shareholders in Hong Kong in the form of a sole proprietorship.

-----------------------------------------

During the period from 1990 to 1996, Physical HK and Physical Holdings expanded their scope of operations by acquiring and establishing, several subsidiary, companies and by forming Sino-foreign joint ventures in the PRC to operate six additional Fitness Centres in Hong Kong, two in Shanghai and one in Dalian, the PRC and other related businesses. These subsidiary companies were all formerly jointly owned by the Principal Shareholders or solely by the Shareholder. The respective equity interests were transferred by the Principal Shareholders to Physical HK or Physical Holdings throughout 1993 to 1996 at the original cost of the respective investments.

On October 19, 1996, 91.4% of the equity interests of Physical HK was transferred by the Principal Shareholders and other shareholders of Physical HK to Physical Holdings at the par value of the shares transferred. In addition, all the equity interests of Physical HK in various subsidiaries and a Sino-foreign joint venture were also transferred to Physical Holdings at the recorded cost of these investments. The Company, Physical Holdings and the Operating Subsidiaries are collectively known as the Group. They are all distinct legal entities with limited liability.

The transfer of the Shareholder's interests in Physical Holdings and the Operating Subsidiaries was a reorganization of companies under common control and has been accounted for effectively as a pooling of interests and the consolidated financial statements of the Company have been presented as if the Operating Subsidiaries had been owned by the Company since their date of incorporation or acquisition by the Shareholder whichever is later.


1.  ORGANIZATION AND PRINCIPAL ACTIVITIES (Cont'd)
-----------------------------------------
The details of Physical Holdings and Operating Subsidiaries and their principal activities as of the date of this report are summarized below:

                                Date of                      Equity interest
                              acquisition/    Place of        owned by the
Name of Company                formation     incorporation       Company       Principal
activities
--------------------------   -------------   -------------   ---------------   --------------------
                                                            Direct  Indirect
Physical Beauty & Fitness    March 8, 1996   BVI             100%      -        Investment holding
  Holdings Limited ("Physical
  Holdings")

Physical Health Centre       March 2, 1990   Hong Kong      91.4%      -        Operating 5 Fitness
  Hong Kong Limited ("Physical                                                  Centres in Hong
  HK")                                                                          Kong

Regent Town Holdings         September 20,   BVI            88.5%      -        Investment holding
  Limited ("Regent")         1993

Supreme Resources Limited    September 29,   Hong Kong      70%        -        Operating a beauty
  ("Supreme")                1994                                               treatment centre in
                                                                                Hong Kong

Physical health Centre       September 29,   Hong Kong      100%       -        Investment holding
  (Zhong Shan) Limited       1994                                               (formerly operating
  ("Zhongshan Physical")                                                        a beauty treatment
  (formerly known as Famerich                                                   centre in Hong Kong
  Development Limited ("Famerich")

Zhongshan Physical Ladies'   October 29,     the PRC         -        95%       Operating a Fitness
  Club Ltd. (Owned by        1996                                               Centre in Zhongshan
  Zhongshan Physical)                                                           the PRC

Ever Growth limited ("Ever   September 29,   Hong Kong      100%       -        Property holding
  Growth")                   1994

Proline Holdings Limited     September 28,   BVI             -       88.5%      Investment holding
  ("Proline") (wholly owned  1994
  by Regent)

Shanghai Physical Ladies'    September 28,   Hong Kong       -       88.5%      Investment holding
  Club Company Limited       1994
  ("Shanghai Physical")(wholly
  owned by Proline)

Shanghai Physical Ladies'    September 28,   The PRC         -       88.5%      Operating two
  Club Co., Ltd. (owned by   1994                                               Fitness Centres in
  Shanghai Physical)                                                            Shanghai, the PRC

Mighty System Limited        December 15,    BVI            100%       -        Provision of
  ("Mighty")                 1994                                               marketing services
                                                                                for cosmetics sales

Jade Regal Holdings Limited  March 15, 1996  BVI            100%       -        Investment holding
  ("Jade Regal")

Physical Health Centre       March 15, 1996  Hong Kong       -        100%      Investment holding
  (Dalian) Limited ("Dalian
   Physical") (wholly owned by
   Jade Regal)

Dalian Physical Ladies' Club March 15, 1996  The PRC         -        90%       Operating a Fitness
  Co., Ltd. (90% owned by                                                       Centre in Dalian,
  Dalian Physical)                                                              the PRC

Star Perfection Holdings     April 15, 1996  BVI             100%      -        Investment holding
  Limited ("Star Perfection")

Physical Health Centre       April 15, 1996  Hong Kong       -        100%      Investment holding
  (Shenzhen) Limited ("Shenzhen
  Physical") (wholly owned by
  Star Perfection)

Shenzhen Physical           August 16, 1996  The PRC         -         90%      Operating a Fitness
  Ladies' Club Co., Ltd.                                                        Centre in Shenzhen,
  (owned by "Shenzhen Physical")                                                the PRC


                                                 -10-

-----------------------------------------

Regent Town Holdings Limited ("Regent") was originally 67% owned by Physical HK upon its incorporation. In June, 1995, Physical HK increased its equity interest to 83.5% by acquiring additional shares issued by Regent at the par value of the shares. In June, 1996, 5% of the equity interests of Regent owned by a minority shareholder was acquired by the Shareholder (see Note 6(d)). All the shares owned by Physical HK and the Shareholder were then transferred to Physical Holdings at the original cost of investments to the Physical HK and the Shareholder.

Famerich was incorporated to operate a beauty treatment centre in Hong Kong. The business was closed down in late 1994 and the company became dormant thereafter. The loss of HK$1,332 resulting from the shut down has been included in the consolidated statement of income for the three-month period from October 1 to December 31, 1994. In June, 1996, Famerich changed its name to Zhongshan Physical and it then entered into a joint venture contract to establish a Sino-foreign co-operative joint venture for the provision of physical fitness and beauty treatment services through a Fitness Centre in the PRC. (see details below)

-----------------------------------------

The Group operates Fitness Centres in the PRC through some of its Operating, Subsidiaries which are Sino-foreign joint ventures established in the PRC. Detailed information in connection with these joint ventures is as follows:



                                       Interests   Term
                              Type of    owned    of the
Name of the                    joint    by the     joint   Registered
Joint Venture      Location   venture   Group     venture    capital      Profit sharing
arrangement
                                                                          Foreign         Chinese
                                                                          partner         partner
                                                                          -------         -------
Shanghai           Huangpu     Co-       88.5%   10 years    Originally   See arrangement of p.13
Physical Ladies'   and         operating                     US$1,000 in
Club Co., ltd.     Hongqiao,                                 cash and
("Shanghai JV")    Shanghai                                  increased
                                                             to US$2,000
                                                             in cash in
                                                             1995

Dalian Physical    Dalian      Equity  originally 12 years   Originally   Pro-rata to equity
Ladies' Club                           at 55%                Rmb10,000    interests
Co., Ltd.                              and                   in cash and
("Dalian JV")                          changed               changed to
                                       to 90% in             Rmb1,000
                                       1996                  in cash and
                                                             Rmb9,000
                                                             in form of
                                                             fixed assets
                                                             and
                                                             renovation
                                                             materials
                                                             in 1996

Shenzhen          Shenzhen     Co-     90%        10 years   HK$4,600     Pro-rata to equity
Physical                       operative                     in form of   interests
Ladies' Club                                                 cash and
Co. Ltd.                                                     fixed assets
("Shenzhen JV")

Zhongshan         Zhongshan    Equity  95%       10 years    US$500 in    Pro-rata to equity
Physical Ladies                                              form of      interests
Club Co. Ltd.                                                cash and
("Zhongshan                                                  fixed assets
JV")



                                                -12-


-----------------------------------------

Other special provisions of these joint ventures are summarised as follows:

Shanghai JV
-----------

Pursuant to an agreement between Physical HK and Shanghai Physical dated July 20, 1993, Shanghai Physical authorized Physical HK to enter into a joint venture contract ("the Contract") on its behalf with the Chinese joint venture partner. Under this agreement, benefits, rights and obligations arising from the Contract belong to Shanghai Physical. Physical HK contributed the required capital on behalf of Shanghai Physical.

According to the provisions of the Contract, Shanghai Physical contributed 100% of the registered capital of the joint venture while the Chinese joint venture partner provided the premises in which the Fitness Centres are located. Upon dissolution of the joint venture, all fixed assets of the joint venture will be assumed by the Chinese joint venture partner while Shanghai Physical will assume all the working capital, debts and outstanding obligations and commitments. For the first three years of the joint venture, the Chinese joint venture partner will be entitled only to rent of Rmb950 per annum. Thereafter, the rental payment will be increased by 10% per annum unless the inflation rate in the PRC is higher than 16%. The Chinese joint venture partner has no further entitlement to the profits of the joint venture.

Shenzhen JV
-----------

According to the laws in the PRC and the terms of the joint venture contract, both joint venture partners are obliged to fulfill their capital contribution requirements into the joint venture within a specified period of time after the issue of the business license. As of the date of this report, however, both joint venture partners have not contributed the required capital according to the requirements of the contract. Such default in the funding obligations will require renegotiations between the two partners and may also trigger default remedies as specified in the joint venture contract. Further, a failure to meet regulatory time limits set by the State Administration of Industry and Commerce for capital contributions could result in the cancellation of the approval of the joint venture's business license. Both joint venture partners are in the process of applying to the relevant authorities for an extension of such time limits.

 The joint venture has not yet commenced operations as of the date of this report.

-----------------------------------------

Zhongshan JV
------------

Similar to the Shenzhen JV, both joint venture partners have not yet fulfilled their required capital contribution obligations within the specified time limit. The joint venture partners are in the process of applying for extension of such time limits from the relevant authorities.

On August 2, 1996, a supplementary agreement was signed between the joint venture partners to amend the provisions of the contract to the extent that all the benefits and liabilities of the joint venture will be assumed by Zhongshan Physical. In return, the Chinese joint venture partner will be entitled to HK$30 per annum in the form of a technology introduction fee. The Chinese joint venture partner will not be entitled to share in the profits of the joint venture after receipt of the technology introduction fee. The supplementary agreement is subject to the approval of the relevant PRC authorities.

The joint venture has not yet commenced operations as of the date of this report.



Since the Shanghai JV and the Dalian JV operate in the PRC, they are subject to special considerations and significant risks not typically associated with investments in equity securities of United States and Western European companies. These include risks associated with, among others, the political, economic and legal environments and foreign currency exchange. These are described further in the following paragraphs:

POLITICAL ENVIRONMENT

The value of the Company's interests in the Shanghai and Dalian JVs may be adversely affected by significant political, economic and social uncertainties in the PRC. A change in policies by the Chinese government could adversely affect the Company's interests in the Shanghai and Dalian JVs by, among other factors: changes in laws, regulations or the interpretation thereof; confiscatory taxation; restrictions on foreign currency conversion, imports or sources of suppliers; or the expropriation or nationalization of private enterprises.

-----------------------------------------

ECONOMIC ENVIRONMENT

The economy of the PRC differs significantly from the economies of the United States and Western Europe in such respects as structure, level of development, gross national product, growth rate, capital reinvestment, resource allocation, self-sufficiency, rate of inflation and balance of payments position, among others. Only recently has the Chinese government encouraged substantial private economic activities.

The Chinese economy has experienced significant growth in the past five years, but such growth has been uneven among various sectors of the economy and geographic regions. Actions by the Chinese central government to control inflation have significantly restrained economic expansion recently. Similar actions by the central government of the PRC in the future could have a significant adverse effect on economic conditions in the PRC and the economic prospects for the Group.

FOREIGN CURRENCY EXCHANGE

The Chinese central government imposes control over its foreign currency reserves through control over imports and through direct regulation of the conversion of its national currency into foreign currencies. As a result, the Renminbi is not freely convertible into foreign currencies.

The Shanghai and Dalian JVs conduct substantially all of their business in the PRC, and their financial performance and condition are measured in terms of Renminbi. The revenues and profits of the Shanghai and Dalian JVs are predominantly denominated in Renminbi, and will have to be converted to pay dividends to the Company in United States Dollars or Hong Kong Dollars. Should the Renminbi devalue against these currencies, such devaluation would have a material adverse effect on the Company's profits and the foreign currency equivalent of such profits repatriated by the Shanghai and Dalian JVs to the Company. The Company currently is not able to hedge its exchange rate exposure in the PRC because neither the banks in the PRC nor any other financial institution authorized to engage in foreign exchange transactions offer forward exchange contracts.

LEGAL ENVIRONMENT

Since 1979, many laws and regulations dealing with economic matters in general and foreign investment in particular have been enacted in the PRC. However, the PRC still does not have a comprehensive system of laws and enforcement of existing laws may be uncertain and sporadic.

2.  BASIS OF PRESENTATION
-------------------------

The financial year end date of Physical HK and the Operating Subsidiaries incorporated in Hong Kong and the BVI was September 30 up to September 30, 1994 while the PRC joint ventures' financial year end is December 31. Pursuant to members' resolutions passed by Physical HK and the Operating Subsidiaries incorporated in Hong Kong and the BVI, their financial year end dates were all changed to December 31 in 1995. For presentation purposes, the consolidated financial statements of the Group for the fifteen month period from October 1, 1994 to December 31, 1995 have been segregated to report the results of operations and cash flows for the three-month period from October 1, 1994 to December 31, 1994 separately from those for the twelve-month period from January 1, 1995 to December 31, 1995.

Unaudited stub period consolidated income statements of the Group for the three-month period from October 1, 1993 to December 31, 1993 are presented for comparison purposes.

The accompanying consolidated financial statements were prepared in accordance with generally accepted accounting principles in the United States of America ("US GAAP"). This basis of accounting differs from that used in the statutory financial statements of the BVI and Hong Kong Operating Subsidiaries and the PRC joint ventures, which were prepared in accordance with generally accepted accounting principles in Hong Kong ("HK GAAP") and the accounting principles and the relevant financial regulations applicable to enterprises with foreign investments as established by the Ministry of Finance of China ("PRC GAAP") respectively.


3.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
----------------------------------------------

a.     Basis of Consolidation
-----------------------------

The consolidated financial statements include the financial statements of the Company, its majority owned and controlled subsidiaries and joint ventures. All material intercompany balances and transactions have been eliminated.

b.     Revenue & Deferred Income
--------------------------------

Revenue represents membership fees and service income in connection with the provision of physical fitness and beauty treatment services and other related income, net of the related sales tax, if any. Annual membership fees and service income and other related income are recognized when services are rendered. During 1996, the Company changed its membership policy so that the annual membership fee was replaced by a non-refundable membership admission fee and monthly dues. The admission fee is recognized in full as revenue upon membership being granted while the monthly dues are recognized as revenue on a monthly basis.

Deferred income represents membership fees and service fees billed but the related services, or portion of the services, have not yet been rendered.

----------------------------------------------

c.   Cash and Cash Equivalents
------------------------------

Cash and cash equivalents include cash on hand, demand deposits with banks and liquid investments with an original maturity of three months or less.

d.   Property Plant and Equipment
---------------------------------

Property, plant and equipment are stated at cost less accumulated depreciation. Depreciation of property, plant and equipment is computed using the straight line method over the assets' estimated useful lives. The estimated useful lives are as follows:

      Leasehold land held under long-term lease          Over the lease term
      Buildings                                               20 to 50 years
      Leasehold improvements                             Over the lease term
      Machinery and equipment                                  5 to 10 years
      Furniture and fixtures                                         5 years
      Computers                                                 4 to 5 years
      Motor vehicles                                            4 to 5 years

e.   Taxation: Income Taxes
---------------------------

No provision for withholding or U.S. federal income taxes or tax benefits on the undistributed earnings and/or losses of the Operating Subsidiaries has been provided as the earnings of the Operating Subsidiaries, in the opinion of the management, will be reinvested indefinitely.

Physical HK, Supreme, Zhongshan Physical, Ever Growth, Shanghai Physical, Dalian Physical and Shenzhen Physical were incorporated under the laws of Hong Kong. They provide for Hong Kong profits tax at a rate of 16.5% on the basis of their income for financial reporting purposes, adjusted for income and expense items which are not assessable or deductible for income tax purposes.

Physical Holdings, Regent, Mighty, Proline, Jade Regal and Star Perfection were incorporated under the laws of BVI and under these laws, they are not subject to tax on income or on capital gains.

The Shanghai and Dalian JVs, which were incorporated under the laws of the PRC, provide for enterprise income tax on their assessable income in accordance with the relevant regulations of the PRC, after considering all available tax benefits and allowances. They are subject to Chinese enterprise income taxes at the applicable tax rate of 33%.

-----------------------------------------------

e.   Taxation: Income Taxes (Cont'd)
---------------------------

The Group provides for deferred income taxes using the liability method, by which deferred income taxes are recognized for all significant temporary differences between the tax and financial statement bases of assets and liabilities. The tax consequences of those differences are classified as current or non-current based upon the classification of the related assets or liabilities in the financial statements. A valuation allowance is provided for the portion of deferred tax assets that is not currently realizable, since the realization of these benefits depends upon the ability of the relevant entity to generate income in future years.

f.   Taxation: Sales Taxes
--------------------------

According to the tax regulations promulgated by the PRC government which came into effect on January 1, 1994, the Shanghai and Dalian JVs are subject to Business Tax ("BT") calculated at 5% on the gross service income received by the joint venture.

BT is recognized on the accrual basis. Sales revenue is recorded in the financial statements net of BT.

g.   Foreign Currency Translation
---------------------------------

The Company, Physical Holdings and the Hong Kong and BVI Operating Subsidiaries maintain their accounting books and records in Hong Kong dollars ("HK$"). Foreign currency transactions during the year are translated into HK$ at rates of exchange prevailing at the time of the transactions. Monetary assets and liabilities denominated in foreign currencies at year end are translated at the rates of exchange prevailing at the balance sheet date. Non-monetary assets and liabilities are translated at the rates of exchange prevailing at the time the asset or liability was acquired, Exchange gains or losses are recorded in the consolidated statements of income.

The PRC Operating Subsidiaries maintain their books and records in Renminbi. Foreign currency transactions are translated into Renminbi at the applicable exchange rate quoted by the People's Bank of China ("the unified exchange rate"), prevailing at the dates of the transactions. Monetary assets and liabilities denominated in foreign currencies are translated into Renminbi using the applicable unified exchange rates at the balance sheet date. The resulting exchange differences are included in the determination of income.

-----------------------------------------------

g.   Foreign Currency Translation (Cont'd)
------------------------------------------

Renminbi is not freely convertible into foreign currencies. All foreign exchange transactions involving Renminbi must take place either through the Bank of China or other institutions authorized to buy and sell foreign currencies, or at a swap centre. Before January 1, 1994, the exchange rates used for transactions through the Bank of China and other authorized institutions were set by the government (the "official exchange rate") from time to time whereas the exchange rates available at the swap centres (the "swap centre rates") were determined largely by supply and demand. The Chinese government announced the unification of the two-tier exchange rate systems in December 1993 effective January 1, 1994. The unification brought the official exchange rate of the Renminbi in line with the swap centre rate. The unification did not have a major impact on the consolidated financial statements of the Company under US GAAP.

On consolidation, the financial statements of the PRC Operating Subsidiaries are translated into Hong Kong Dollars using the closing rate method, whereby the balance sheet items are translated into Hong Kong Dollars using the unified exchange rates at the respective balance sheet dates. The share capital and retained earnings are translated at historical unified exchange rates prevailing at the time of the transactions while income and expense items are translated at the average unified exchange rates for the years/period. The resultant translation differences are recorded in the consolidated balance sheets as cumulative translation adjustments which are included as a separate account in shareholders' equity in the accompanying balance sheets.

h.   Finance Leases
-------------------

Leases that substantially transfer to the Group all the rewards and risks of ownership of assets, other than legal title, are accounted for as finance leases.

Fixed assets held under finance leases are initially recorded at the present value of the minimum lease payments at the inception of the leases, with equivalent liabilities categorized as appropriate under current or non-current liabilities.

Finance charges, which represent the difference between the minimum lease payments at the inception of the leases and the fair value of the assets acquired, are allocated to accounting periods over the period of the relevant leases so as to produce a constant periodic rate of charge on the outstanding balances.

-----------------------------------------------

i.   Operating Leases
--------------------

Leases where substantially all the rewards and risks of ownership of assets remain with the lessors are accounted for as operating leases. Rental payments under operating leases are expensed as incurred.

j.   Related companies
----------------------

A related company is a company in which one or more of the directors or shareholders of the Company have direct or indirect beneficial interests.



4.   PROPERTY, PLANT AND EQUIPMENT
----------------------------------


                                                           December 31,
                                                     -----------------------
                                                        1995         1996
                                                     ----------   ----------
                                                         HK$          HK$

   Land and buildings                                    2,550        3,137
   Leasehold improvements                               32,282       40,143
   Machinery and equipment                              29,511       37,995
   Furniture and fixtures                                6,421        6,368
   Computers                                             1,456        1,586
   Motor vehicles                                          725          728
   Less: Accumulated depreciation                      (31,814)     (43,040)
                                                     ----------   ----------
   Net book value                                       41,131       46,917
                                                     ==========   ==========

As of December 31, 1996, the cost and accumulated depreciation of fixed assets held under finance leases amounted to approximately HK$4,927 and HK$132 respectively.

5.   TRADE RECEIVABLES
----------------------

Trade receivables comprised the following items:

                                                           December 31,
                                                     -----------------------
                                                        1995         1996
                                                     ----------   ----------
                                                         HK$          HK$

   Balances with a beauty product vendor                 6,295        2,097
   Corporate beauty package receivables                    -          4,854
   Others                                                  937          325
                                                     ----------   ----------
                                                         7,232        7,276
                                                     ==========   ==========

(a)  Balance with a beauty product vendor:

Pursuant to a marketing agreement between an Operating Subsidiary, Mighty, and a beauty product vendor ("the Vendor"), the Vendor agreed to pay marketing fees calculated at HK$500 per month from June 1994 to November 1994 and HK$250 per month thereafter to Mighty for marketing services rendered for cosmetic sales up to May, 1996. In addition, the Group also purchases beauty products from the Vendor. On September 30, 1996, Mighty entered into an agreement with the Vendor for the settlement of the outstanding balances by three installments beginning December 31, 1996 to June 30, 1997. The first installment of HK$2,800 due on December 31, 1996 was settled by offsetting the cost of beauty products purchased by the Group from the Vendor during the 3 months from October 1 to December 31, 1996.
The second installment of HK$1,000 was due on March 3l, 1997 and was settled in cash by the Vendor. The outstanding balances with the Vendor are interest-free and unsecured.

The Vendor has also agreed to bear all custom duty and sales taxes in connection with beauty products sold to the Group and imported into and sold in the PRC by the Group which were estimated to be approximately HK$1,396 and HK$7,544 as of December 31, 1995 and 1996 respectively. As a result, the trade receivables from the Vendor have been offset against the custom duty and sales tax liabilities included under "Taxes other than income" in the accompanying consolidated balance sheets, as of December 31, 1995 and 1996.

---------------------

(b)   Corporate beauty packages receivables:

During 1996, two Operating Subsidiaries, Regent and Jade Regal, entered into several agreements with a third party company ("the Package Subscriber") for sales of corporate beauty packages ("the Packages") at a consideration of approximately HK$6,900. The Packages were given away or resold by the Package Subscriber to its customers ("the ultimate users") for beauty treatments performed at the Fitness Centres of the Shanghai and Dalian JVs. Pursuant to the agreements, non-refundable redemption letters for each beauty treatment with prescribed expiry dates within one year of the date of the letters were issued by Regent and Jade Regal to the Package Subscriber which allowed the ultimate users to redeem the Packages at the Centres. As of December 31, 1996, approximately HK$6,800 of the Packages had either been redeemed by the ultimate customers or had expired without being redeemed. This amount has been included as Beauty Treatment revenue in the consolidated income statement of the Group for the year ended December 3l, 1996. Similar arrangements have been made between Physical HK and the Vendor mentioned in (a) above. Please refer to Note 6(a) for details.

On September 30, 1996, Regent and Jade Regal entered into an agreement with the Package Subscriber for the settlement of the outstanding balances by three installments from December 3l, 1996 to June 3O, l997. The first installment of HK$2,000 due on December 31, 1996 was settled by a deposit paid on behalf of the Group to a contractor for the decoration of the new premises for a Fitness Centre in Hong Kong. The second installment of HK$2,000 due on March 31, 1997 was settled in cash.

6.   RELATED PARTY TRANSACTIONS
-------------------------------

The Group had the following transactions with related companies:


                                                Three months ended               Year ended
                             Year ended     --------------------------   ---------------------------
                            September 30,   December 31,   December 31,   December 31,  December 31,
                                1994            1993          1994            1995          1996
                            -------------   ------------   -----------   ------------   ------------
                                 HK$             HK$           HK$            HK$            HK$
                                            (unaudited)
   Rental of a director's
      quarters                       540            -             135            540            636
   Purchase of cosmetics and
      beauty products              1,955            -             416          2,246            -
   Purchase of beauty and
      fitness equipment            9,580            -             273            898            -
   Sales of beauty and fitness
      equipment                      295            -             -            1,367            793
   Purchase rebate received          542            -             -            1,208            -
   Management fee received           660            692           2               10             12


Certain general and administrative expenses incurred by the Group companies during the relevant periods on behalf of the related companies were reimbursed by the respective related companies at cost.

-------------------------------

The Principal Shareholders of the Group had beneficial interests in all the aforementioned related companies or the shareholders of the related companies were related to the Principal Shareholders.

In 1993, Physical HK extended a loan of HK$6,190 to a related company. The loan was interest-bearing at 8.5% and was unsecured. It was fully repaid by the related company in 1994. For the year ended September 30, 1994, interest income of approximately HK$96 on such loans was included in the consolidated statements of income.

During the year ended December 31, 1996, Physical HK incurred training expenses of approximately HK$700 at no cost to other related companies.

The Group has also undertaken the following transactions with the Principal Shareholders who were also directors of the Group companies:

(a) The Group made certain advances to the Shareholder during the years ended September 30, 1994, December 31, 1995, December 31, 1996 and the three months ended December 31, 1994 which were non interest-bearing, unsecured and repayable on demand. These advances were repaid in cash, by payments made by the Shareholder on behalf of the Group or by off-setting the dividends declared by the Group and payable to the Shareholder against the amounts owed to the Group. Dividends declared during the year ended December 31, 1995 were off-set against amounts owed by the Shareholder. On March 26, 1997, the Group entered into a shareholder loan agreement ("the Agreement") with the Shareholder in respect of the outstanding balance of approximately $16,500 million owed by the Shareholder to the Group ("the Shareholder's Loan") as of December 31, 1996. Pursuant to the Agreement, the Shareholder's Loan is unsecured and interest-bearing at the bank prime borrowing rate prevailing at the date of the Agreement. The Shareholder will repay the Loan and the interest thereon in eight installments from June 30, 1997 to March 31, 1999. Accordingly, the amount from a shareholder was classified into current and non-current portions in line with the repayment schedule for presentation in the consolidated balance sheet as of December 31, 1996.

During 1996, Physical HK entered into several agreements with the beauty product vendor ("the Vendor") mentioned in Note 5(a) for sales of corporate beauty packages at a consideration of approximately HK$7,600. This amount has been included as Beauty Treatment revenue in the consolidated income statement of the Group for the year ended December 31, 1996. All payments made by the Vendor relating to these corporate beauty packages were received by the Shareholder on behalf of Physical HK and included in the amount due from the Shareholder. Up to December 31, 1996, approximately HK$2,500 had been repaid by the Shareholder to Physical HK. The remaining, HK$5,100 due from the Shareholder in relation to this arrangement was included in the Shareholder's Loan balance as of December 31, 1996 mentioned above.

-------------------------------

(b) The Shareholder has also undertaken to indemnify the Group against any contingent liabilities including tax liabilities and claims that may result from the operating activities of the Group in Hong Kong, the PRC and elsewhere occurring before December 31, 1996. Any such liabilities will be recorded as expenses by the Group.

(c) In 1996, Physical HK made an advance to the Shareholder for the acquisition of a 5% equity interest in Regent from a minority shareholder ("the Minority Shareholder") at a consideration of approximately HK$312. In addition, an advance of approximately HK$1,200 was made to the Shareholder to repay a loan from the Minority Shareholder (see (d) below) on behalf of Regent. These advances were included in the balance due from the Shareholder as mentioned in (a) above. On November 13, 1996, the Shareholder transferred his equity interests in Regent acquired from a minority shareholder to Physical Holdings at cost and repaid the advance of approximately HK$1,200 made from Physical HK. As a result, the Group increased its equity interest in Regent from 83.5% to 88.5%.

(d) Pursuant to loan agreements between Regent and Supreme and their minority shareholders, certain loans were made to Regent and Supreme by their minority shareholders. As of December 31, 1996, the outstanding loan balances amounted to approximately HK$5,160. The loan balances are non-interest bearing and unsecured. The minority shareholders have agreed that the loans are repayable when Regent and Supreme are financially capable of doing so.

(e) During the year ended December 31, 1996, minority shareholders of Physical HK agreed to assign the dividends declared and receivable from Physical HK for the year ended December 31, 1995 in the amount of approximately HK$2,821 to the Shareholder without any consideration. The dividends so assigned were offset against the advances made by the Group to the Shareholder as mentioned in (a) above.

7.   SHORT-TERM BANK LOANS
--------------------------

The short-term bank loans are secured and repayable within one year. Please refer to Note 8 for details of security for such facilities.

Supplemental information with respect to the short-term bank loans was as follows:

                                                    Year ended December 31,
                                                 ---------------------------
                                                    1995           1996
                                                 ------------   ------------
Maximum amount outstanding during the year        HK$   5,156   HK$    5,626
Average amount outstanding during the year        HK$   3,911   HK$    4,517
Weighted average interest rate at the end
   of the year                                            11%            11%
Weighted average interest rate during the year            11%             9%


8.   LONG-TERM BANK LOANS
-------------------------

Long-term bank loans bear interest at 11.25% p.a. on the outstanding balances. As of December 31, 1996, the loans are repayable as follows:

                                                            HK$

   1997                                                    1,827
   1998                                                      240
                                                      -----------
   Total                                                   2,067
                                                      ===========

As of December 31, 1996, the Group had various banking facilities available from financial institutions amounting to approximately HK$8,759. These facilities were secured by:

i.    leasehold property in Hong Kong owned by Evergrowth;

ii. leasehold property in Hong Kong owned by relatives of the Principal Shareholders;

iii.  leasehold property in Hong Kong owned by a related company;

iv. personal guarantees from the Principal Shareholders and their relatives;

v.    joint and several guarantees for $5,248 from the Principal
Shareholders; and

vi. foreign currency fixed deposit of AUD47 from relatives of the Principal Shareholders.

9.   PROVISION FOR INCOME TAXES
-------------------------------

Hong Kong profits tax was provided at 16.5% on the assessable profits of Physical HK.

Enterprise income tax was provided at 33% on the assessable income of the Shanghai and Dalian JVs in accordance with the relevant tax regulations of the PRC.

The other BVI and Hong Kong Operating Subsidiaries, except Physical HK, did not provide for any income taxes during the period/years as they did not have any assessable income.

The combined tax provision in each period was currently payable, except for the year ended December 31, 1996, when HK$6,946 of the provision was currently payable and HK$1,753 was deferred.

The reconciliation of the effective income tax rate based on income before income taxes and minority interests stated in the consolidated statements of income to the statutory income tax rate in Hong Kong, the PRC and the BVI is as follows:


                           Year ended  Three months from October 1, to           Year ended
                          September 30,          December 31,                   December 31,
                              1994            1993           1994           1995          1996
                          -------------  -------------  -------------  -------------  -------------
                                          (unaudited)
Weighted average statutory
   tax rate                      15.9%          17.5%          23.5%          17.0%          17 1%

Permanent Differences
   Tax loss incurred              -            (17.5%)         -              -              -
   Loss on shut down of a
   beauty centre                  -             -               6.2%          -              -
   Non-deductible
   expenses                       -             -              -              -              -

Timing differences for which
   no benefit has been
   recognized due to
   establishment of valuation
   allowance
   - Excess of accelerated
     depreciation allowances
     on fixed assets             (3.7%)         -              -              -              -
   - Write-off of pre-
     opening expenses             2.9%          -               2.3%          -              -
     Restatement of deferred
     income                      (3.0%)         -              -               0.9%          -
     Restatement of
     purchase returns             -             -               2.5%          -              -

Timing differences which
   give rise to the provision
   of deferred taxation
   - Accelerated
     depreciation allowances
     on fixed assets              -             -              -              -               7.1%
   - Restatement of deferred
     income                       -             -              -              -               1.6%

Others                             O.8%         -              (1.5%)         0.10%          -
                          -------------  -------------  -------------  -------------  -------------

Effective tax rate                12.9%          0.0%          33.0%          18.0%          25.8%
                          =============  =============  =============  =============  =============





-------------------------------

The tax impact of temporary differences between financial and taxable income that give rise to deferred tax (assets)liabilities are principally related to the following:

                                                           December 31,
                                                      ----------------------
                                                         1995        1996
                                                      ----------  ----------
                                                          HK$         HK$

Accelerated depreciation allowances on fixed assets
   in Hong Kong                                            2,180       1,753

Restatement of deferred fitness and beauty income         (2,393)        -

Valuation allowance for deferred tax assets                  213         -
                                                      ----------  ----------
   Total                                                     -         1,753
                                                      ==========  ==========

10.   OBLIGATIONS AND COMMITMENTS
---------------------------------

As of December 31, 1996, the Group had the following obligations and commitments:

a.   Operating leases
---------------------

Physical HK and the Shanghai and Dalian JVs lease the premises of their Fitness Centres. The total amount of lease commitments as of December 31, 1996 amounted to HK$151,209 payable as follows:

                                                             HK$

Year ending December 31,
   1997                                                       29,701
   1998                                                       24,958
   1999                                                       23,975
   2000                                                       17,747
   2001                                                       16,846
   Later years                                                37,982
                                                           ----------
   Total lease commitment                                    151,209
                                                           ==========

--------------------------------

b.   Obligations under finance leases
-------------------------------------

Physical HK leases fitness equipment and motor vehicles under several finance leases with lease terms extending from 1994 to 1999. The scheduled future minimum lease payments as of December 31, 1996 were as follows:


Year ending December 31,                                     HK$

   1997                                                        2,641
   1998                                                        1,934
   1999                                                           58
                                                           ----------
   Total minimum lease payments                                4,633

Less: amount representing interest                               678
                                                           ----------

Present value of net minimum lease payments                    3,955
                                                           ==========

c.   Long-term loans payable and Share options to lenders
---------------------------------------------------------

Pursuant to five separate loan agreements entered into between Physical HK and five third party lenders ("the Lenders") in 1995 and 1996, Physical HK borrowed a sum of approximately US$1,800 (HK$13,916) ("the Loans") from the Lenders. The Loans will be fully repayable in 1998, twenty-four months after the drawdown dates ("the Loan Periods"). The Loans bear interest at three percent over the prevailing prime rate after the first eighteen months from the respective drawdown dates ("the Interest-free Period").

According to the provisions of the same loan agreements, the Lenders were granted share purchase options ("the Options") to purchase 0.2% to 2.4% of the outstanding capital of Physical HK from the Shareholder at a value of HK$l per share during the Loan Periods. The Lenders also agreed to assign the Loans owed to them by Physical HK to the Shareholder at a value of HK$l per share once the options are exercised. There are also provisions in the agreements that the Lenders can sell the shares to the public or back to the Shareholder if the Group obtains a flotation during the Loan Periods. Up to the date of this report, the Lenders have not exercised any of the Options.

d.   Capital commitments
------------------------

As of December 31, 1996, the Group had outstanding capital commitments in relation to the purchase of fitness equipment and leasehold improvements of new Fitness Centres of approximately HK$33,615.

Subsequent to December 31, 1996, the Group entered into two agreements with a vendor for the purchase of fitness equipment with a total commitment amount of approximately HK$3,290.

11.   RETIREMENT PLANS
----------------------

As stipulated by the regulations of the Chinese government, all of the Chinese staff of the Shanghai and Dalian JVs are entitled to an annual pension on retirement, which is equal to their basic salaries at their retirement dates. The Chinese government is responsible for the pension liability to these retired staff. The Shanghai and Dalian JVs are only required to make specified contributions to the state-sponsored retirement plan calculated at 30% of the basic salary of the staff.


12.   SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION
-------------------------------------------------------

                                    Three months
                                       ended
                                      December  Year ended December 31,
                                      31, 1994     1995         1996
                                     ----------  ----------  ----------
                                         HK$        HK$          HK$

Cash paid for:
   Interest expense                       219        1,158         841
   Income taxes                           232        2,415       3,238


13.   OTHER SUPPLEMENTAL INFORMATION
------------------------------------

The following items are included in the consolidated statements of income.

                                 Three months
                    Year ended       ended
                   September 30,    December     Year ended December 31,
                       1994        31, 1994         1995           1996
                   ------------   ------------   ------------   ------------
                        HK$           HK$            HK$            HK$

Foreign exchange gain       31            139            109              1
Interest expenses on
   finance leases          697              5             20            210
   Interest expenses on
   overdrafts and bank
   loans                   460            214          1,138            631
Interest income            114            -                1              2
Sales taxes                460            332            504          1,216
Rental expenses under
   operating leases     16,947          4,367         18,250         21,185

14.   DEDICATED CAPITAL
-----------------------

In accordance with the relevant laws and regulations for Sino-foreign joint venture enterprises, the Shanghai and Dalian JVs maintain discretionary dedicated capital, which includes a general reserve fund, an enterprise expansion fund and a staff welfare and incentive bonus fund. The Board of Directors of the Shanghai and Dalian JVS will determine on an annual basis the amount of the annual appropriations to dedicated capital. Since their inception, the Shanghai and Dalian JVs have not made any such appropriations as they incurred losses during these periods.


15.   DISTRIBUTION OF PROFIT
----------------------------

Dividends from the Shanghai and Dalian JVs will be declared based on the profits as reported in the statutory financial statements. Such profits will be different from the amounts reported under US GAAP. Up to December 31, 1996, no distribution had been made by the Shanghai and Dalian JVs as they incurred losses during these periods.

Physical HK proposed and paid dividends of HK$32,800 for the year ended December 31, 1995 on the outstanding Common Stock. As mentioned in 6(a) and
(e), dividends payable to the Shareholder in the amount of HK$29,979 were utilized to offset the balances owed by him to the Group. Dividends payable to the minority shareholders of Physical HK in the amount of HKS2,821 were assigned to the Shareholder without any consideration. They were utilized to offset the advances made by the Group to him as noted in Note 6(a).

In the opinion of management, any undistributed earnings and/or losses of Physical Holdings and the Operating Subsidiaries will be reinvested indefinitely.



16.   STOCK OPTION PLAN
-----------------------

The Company has a Stock Option Plan ("the Plan") which was adopted by the Company's stockholders and its Board of Directors on April 23, 1997. Under the Plan, the Company may issue incentive stock options, non-qualified options, restricted stock grants, and stock appreciation rights to selected directors, officers, advisors and employees of the Company. A total of 500,000 shares of Common Stock of the Company are reserved for issuance under the Plan, Stock options ("the Options") may be granted as non-qualified or incentive options. Incentive stock options may not be granted at a price less than the fair market value of the stock as of the date of grant while nonqualified stock options may not be granted at a price less than 85% of the fair market value of the stock as of the date of grant. The Plan will be administered by an Option Committee ("the Committee") which is to be composed of two or more disinterested directors of the Board of Directors. The Option can be exercised during a period of time fixed by the Committee except that no option may be exercised more than ten years after the date of grant or three years after death or disability, whichever is later. As of the date of this report, no stock options have been granted by the Company.

17.   SUBSEQUENT EVENTS
-----------------------

The Group made additional net advances to the Shareholder amounting to approximately HK$6,000 subsequent to December 31, 1996. The amount was repaid by the Shareholder in April, 1997.

                  PHYSICAL SPA & FITNESS INC. AND SUBSIDIARIES
                  --------------------------------------------

                   UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
                   -------------------------------------------

                      FOR THE SIX MONTHS ENDED JUNE 30, 1997
                      --------------------------------------

                  PHYSICAL SPA & FITNESS INC. AND SUBSIDIARIES
                  --------------------------------------------

                      UNAUDITED CONSOLIDATED BALANCE SHEETS
                   -------------------------------------------

                     AS OF JUNE 30, 1997 AND DECEMBER 31, 1996
                     -----------------------------------------

                             (Amounts in thousands)


                                           June 30, 1997     December 31, 1996
                                         --------  --------  --------  --------
                                           HK$       US$        HK$       US$
ASSETS
------
Current assets:
  Cash and equivalents                     2,174       281     2,509       324
  Trade receivables                        6,542       844     7,276       939
  Rental and utility deposits              7,781     1,004     4,735       611
  Prepayments to vendors and suppliers
     and other current assets              7,577       977    11,808     1,523
  Inventories                              6,137       792     6,456       833
  Due from related companies                 341        44     1,986       256
  Due from a shareholder                   9,538     1,231     5,566       718
                                         --------  --------  --------  --------
Total current assets                      40,090     5,173    40,336     5,204
                                         --------  --------  --------  --------

Due from a shareholder - non current
    portion                                6,712       866    10,885     1,405
Property, plant and equipment, net        68,917     8,892    46,917     6,054
Prepayment for construction-in-progress   28,866     3,725    12,011     1,550
                                         --------  --------  --------  --------
Total assets                             144,585    18,656   110,149    14,214
                                         ========  ========  ========  ========

LIABILITIES AND SHAREHOLDERS'
  EQUITY
-----------------------------
Current liabilities
  Short-term bank loans                    6,968       899     5,626       726
  Long-term bank loans - current portion   7,468       964     1,828       236
  Accounts payable and accrued expenses    6,288       811     8,317     1,073
  Obligation under finance lease -
    current portion                        4,909       633     2,257       291
  Deferred income                         21,811     2,814    20,057     2,588
  Income taxes payable                    13,789     1,779    14,752     1,904
  Taxes other than income                  1,758       227     1,713       221
                                         --------  --------  --------  --------
Total current liabilities                 62,990     8,127    54,549     7,039
                                         --------  --------  --------  --------

Long-term bank loans                       3,894       502       240        31
Long-term loans from third parties        13,916     1,796    13,916     1,796
Loans from minority shareholders of
    subsidiaries                           5,160       666     5,160       666
Obligations under finance lease - non
    current portion                       10,333     1,333     1,698       219
Deferred taxation                          2,422       313     1,753       226
Minority interests                         6,074       784     4,857       627

Shareholders' equity:

Common stock                                  78        10        78        10
Cumulative translation adjustment            101        13        71         9
Retained earnings                         39,616     5,112    27,827     3,590
                                         --------  --------  --------  --------
Total shareholders' equity                39,796     5,135    27,976     3,610
                                         --------  --------  --------  --------
Total liabilities and shareholders'
    equity                               144,585    18,656   110,149    14,214
                                         ========  ========  ========  ========

                  PHYSICAL SPA & FITNESS INC. AND SUBSIDIARIES
                  --------------------------------------------

                  UNAUDITED CONSOLIDATED STATEMENT OF INCOME
                  ------------------------------------------

                               FOR THE SIX MONTHS
                               ------------------

                          ENDED JUNE 30, 1997 AND 1996
                          ----------------------------

                             (Amounts in thousands)


                                           June 30, 1997       June 30, 1996
                                         --------  --------  --------  --------
                                           HK$        US$       HK$      US$
Operating Revenues
  Fitness service                         30,849     3,981    16,817     2,170
  Beauty treatments                       35,033     4,520    35,551     4,587
  Others                                      63         8     1,808       233
                                         --------  --------  --------  --------
  Total operating revenues                65,945     8,509    54,176     6,990
                                         --------  --------  --------  --------
Operating Expenses
  Salaries and commissions                16,083     2,075    10,914     1,408
  Rent and related expenses               13,108     1,691    10,313     1,331
  Depreciation                             6,091       786     5,499       710
  Other selling and administrative
    expenses                              14,318     1,847    13,828     1,784
                                         --------  --------  --------  --------
  Total operating expenses                49,600     6,400    40,554     5,233
                                         --------  --------  --------  --------
  Income (Loss) from operations           16,345     2,109    13,622     1,757

Other expenses (income),net               (1,254)     (162)     (389)      (50)
Interest expenses                          1,249       161       377        49
                                         --------  --------  --------  --------
  Total non-operating expenses                (5)       (1)      (12)       (1)
                                         --------  --------  --------  --------
Income (Loss) before Income taxes
    and minority interests                16,350     2,110    13,634     1,758

Provision for Income taxes                (2,677)     (345)   (3,266)     (421)
Provision for deferred taxes                (669)      (86)     (877)     (113)
                                         --------  --------  --------  --------

  Income (Loss) before minority
    interests                             13,004     1,679     9,491     1,224

Minority interests                        (1,214)     (157)     (765)      (99)
                                         --------  --------  --------  --------
  Net income (loss)                       11,790     1,522     8,726     1,125
                                         ========  ========  ========  ========

                  PHYSICAL SPA & FITNESS INC. AND SUBSIDIARIES
                  --------------------------------------------

                UNAUDITED CONSOLIDATED STATEMENTS OF CASH FLOWS
                -----------------------------------------------

                               FOR THE SIX MONTHS
                             -----------------------

                          ENDED JUNE 30, 1997 AND 1996
                          ----------------------------

                             (Amounts in thousands)


                                           June 30, 1997       June 30, 1996
                                         --------  --------  --------  --------
                                           HK$        US$       KH$      US$
Cash flows from operating activities:
  Net Income                              11,790     1,522     8,726     1,125

Adjustments to reconcile net income
  to net cash provided by
  operating activities:
  Interest income                           (867)     (112)       (2)       (1)
  Interest expenses for
    overdrafts and bank loans                645        83       320        41
    finance leases                           604        78        57         8
  Minority interests                       1,214       157       765        99
  Depreciation                             6,091       786     5,499       710
(Gain) Loss on disposal
    of fixed assets                           (3)       (1)        1         1

(Increase) Decrease in assets:
  Trade receivable, deposits,
    prepayments and other
    current assets                         1,919       248     1,425       184
  Inventories                                319        41    (1,137)     (147)
  Due from related companies               1,645       212    (1,288)     (166)

Increase (Decrease) in liabilities:
  Accounts payable and
    accrued expenses                      (2,029)     (262)     (274)      (35)
  Deferred income                          1,754       226     5,040       650
  Income taxes payable                      (963)     (124)    2,871       370
  Taxes other than Income                     45         6       532        69
  Deferred taxation                          669        86       877       113
                                         --------  --------  --------  --------
net cash provided by (used in)
  operating activities                    22,833     2,946    23,412     3,021
                                         --------  --------  --------  --------

                  PHYSICAL SPA & FITNESS INC. AND SUBSIDIARIES
                  --------------------------------------------



                                                          Cumulative
                            Common     Common   Retained  Translations
                             Stock      Stock   Earnings  Adjustments   Total
                             Number       HK$     HK$         HK$         HK$

Balance at September 30,
   1993                     10,000,000     78     4,957            -     5,035

Net income                          -       -    10,820            -    10,820
Translation adjustment              -       -         -          (40)      (40)
                            ----------  ------  --------  -----------  --------
Balance at September 30,
    1994                    10,000,000     78    15,777          (40)   15,815

Net income                          -       -     1,700            -     1,700
Translation adjustment              -       -         -          (32)      (32)
                            ----------  ------  --------  -----------  --------
Balance at December 31,
    1994                    10,000,000     78    17,477          (72)   17,483

Net income                          -       -    17,533            -    17,533
Dividend paid                       -       -   (29,979)           -   (29,979)
Translation adjustment              -       -         -           35        35
                            ----------  ------  --------  -----------  --------
Balance at December 31,
    1995                    10,000,000     78     5,031          (37)    5,072

Net income                          -       -    22,796            -    22,796
Translation adjustment              -       -         -          108       108
                            ----------  ------  --------  -----------  --------
Balance at December 31,
    1996                    10,000,000     78    27,827           71    27,976

Net income                          -       -    11,790            -    11,790
Translation adjustment              -       -         -           30        30
                            ----------  ------  --------  -----------  --------
Balance at June 30, 1997    10,000,000     78    39,617           101   39,796
                            ==========  ======  ========  ============  =======

============================================================================

No dealer, salesman or other person is authorized to give any information or to make any representations not contained in this Prospectus in connection with the offer made hereby, and, if given or made, such information or representations must not be relied upon as having been authorized by the Company, any Selling Shareholder or the Selling Agent. This Prospectus does not constitute an offer to sell or a solicitation to an offer to buy the securities offered hereby to any person in any state or other jurisdiction in which such offer or solicitation would be unlawful. Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that the information contained herein is correct as of any time subsequent to the date hereof.



                          -------------------------

                              TABLE OF CONTENTS
                                                       Page

Prospectus Summary
Risk Factors
The Company
Use of Proceeds
Dilution
Capitalization
Market Price of Common Stock
Selected Financial Data
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations
Business
Management
Certain Relationships and Related
 Transactions
Principal and Selling Stockholders
Description of Securities
Plan of Distribution
Legal Matters
Experts
Index to Financial Statements
Independent Auditors' Report
Consolidated Financial Statements


                          -------------------------
                                    64

============================================================================

                       PHYSICAL SPA & FITNESS  INC.



                                562,500 SHARES


                               375,000 WARRANTS




                              ------------------

                                  PROSPECTUS

                              ------------------






                              ____________, 1997







                          GLOBAL FINANCIAL GROUP

                           PHYSICAL SPA & FITNESS INC.

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 24.   INDEMNIFICATION OF DIRECTORS AND OFFICERS.
-------    -----------------------------------------

   The Delaware Corporation Law and the Company's Certificate of Incorporation and Bylaws authorize indemnification of a director, officer, employee or agent of the Company against expenses incurred by him or her in connection with any action, suit, or proceeding to which such person is named a party by reason of having acted or served in such capacity, except for liabilities arising from such person's own misconduct or negligence in performance of duty. In addition, even a director, officer, employee or agent of the Company who was found liable for misconduct or negligence in the performance of duty may obtain such indemnification if, in view of all the circumstances in the case, a court of competent jurisdiction determines such person is fairly and reasonably entitled to indemnification. Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers, or persons controlling the Company pursuant to the foregoing provisions, the Company has been informed that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

ITEM 25.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION
-------    -------------------------------------------

SEC Registration Fee            $ 1,962
NASD Fee                        $ 5,000
Nasdaq Listing Fee              $10,000
Accounting Fees and Expenses    $10,000
Legal Fees and Expenses         $60,000
Printing Expenses               $20,000
Blue Sky Fees and Expenses      $15,000
Miscellaneous                   $ 9,710
                                -------
   Total                       $131,672

ITEM 26.   RECENT SALES OF UNREGISTERED SECURITIES
-------    ---------------------------------------

   The following sets forth certain information regarding sales of securities of the Company issued within the past three years, which were not registered pursuant to the Securities Act of 1933, as amended (the >Securities Act').

   Issuance of 8,000,000 pre-split shares of common stock to Ngai Keung Luk (Serleo) pursuant to the Share Exchange Agreement in October, 1996.

   The securities issued to the inventors were restricted securities as defined in Rule 144. No general forms of advertising were used in connection with the issuance of the shares to the inventors. The inventors were, prior to the sale of the Company's securities to him, fully informed and advised about such matters concerning the Company, including its business, financial affairs and other matters. No Selling Agents were used in connection with the issuance of these shares and no sales commissions were paid to any person. The issuance of Common Stock to the inventors were exempt from the registration provisions of the Act by virtue of Section 4(2) of the Act, as transactions by an issuer not involving any public offering.

ITEM 27.   EXHIBITS
-------    --------
     Exhibit
     -------

1.1   Selling Agent Agreement (form)*
1.2   Agreement Among Selling Agents (form)*
2.1   Share Exchange Agreement between Foreclosed Realty Exchange, Inc.
      and Ngai Keung Luk together with amendments
3.1 Articles of Incorporation of Physical Spa & Fitness, Inc., a Delaware Corporation
3.2 Certificate of Amendment of Articles of Incorporation changing the number of directors
3.3 Certificate of Amendment of Articles of Incorporation changing the Company's name
3.4 Certificate of Amendment of Articles of Incorporation changing the authorized capital
3.5   By-Laws of Physical Spa & Fitness, Inc.
4.1   Form of Warrant*
4.2   Warrant Agreement*
5     Opinion of Iwona J. Alami, Esq.*
10.1 Lease Agreement by and between Lee Theatre Realty Limited and Physical Health Centre Hong Kong Limited (Causeway Bay Center)
10.2 Tenancy Agreement between Benefit Plus Company Limited and Physical Health Centre Hong Kong Limited (Tsimshatsui Center)
10.3 Lease Agreement between East Asia Property Agency Company Limited and Physical Health Centre Hong Kong Limited (Kowloon City Center)
10.4 Lease Agreement between Broadway-Nassau Investments Limited and Ho Yuk Wah (Mei Foo Center)
10.5  New Town Tower, S.T.T.L. 183, Confirmation of Tenancy (Shatin Center)
10.6 Tenancy Agreement by and between Kamoton Investments Limited and Supreme Resources Limited (Renaissance Beauty Centre)
10.7  Repayment Agreement between the Company and Ngai Keung Luk
10.8  Pledge Agreement between the Company and Ngai Keung Luk
10.9  1997 Stock Option Plan and form of Stock Option Agreement
10.10 Lock Up Agreements of Selling Shareholders*
15    Letter on Unaudited Interim Financial Information*
22    Subsidiaries of the Registrant
24.1  Consent of Iwona J. Alami, Esq.*  (included in her opinion set forth in Exhibit 5 hereto)
24.2  Consent of Arthur Andersen & Co.*
25    Power of Attorney (see signature page)
____________
* To be filed by amendment

ITEM 28.  UNDERTAKINGS
----------------------

          The undersigned registrant hereby undertakes to:

(1) Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the "Act") may be permitted to directors, officers and controlling persons of the Company pursuant to the foregoing provisions, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

(2) File, during any period in which it offers or sells securities, a post effective amendment to this registration statement to: (I) Include any prospectus required by section 10(a)(3) of the Securities Act; (ii) reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement; and (iii) Include any additional or changed material information on the plan of distribution.

                                    SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Hong Kong on October 21, 1997.



                            PHYSICAL SPA & FITNESS INC.


                              By:/s/ Jill Bodnar
                                 ______________________
                                 Jill Bodnar, President


                                 POWER OF ATTORNEY

   Each person whose signature appears appoints Jill Bodnar and Darrie Lam, in the alternative, as his or her agents and attorneys-in-fact, with full power of substitution to execute for him/her and in his/her name, in any and all capacities, all amendments (including post-effective amendments) to this Registration Statement to which this power of attorney is attached.

Signature                                 Title                     Date
---------                                 -----                     ----

/s/ Ngai Keung Luk     Chief Executive Officer and Director    Oct. 21, 1997

/s/ Jill Bodnar        President and Director                  Oct. 21, 1997

/s/ Robert Chui        Chief Financial Officer and Director    Oct. 21, 1997

/s/ Darrie Lam         Vice President and Secretary            Oct. 21, 1997

/s/ Yuk Wah Ho         Vice President and Director             Oct. 21, 1997

/s/ Franco Ho          Director                                Oct. 21, 1997

/s/ Yat Ming Lam       Director                                Oct. 21, 1997